Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
by and among
ENDOCARE, INC.,
ORANGE ACQUISITIONS LTD.,
and
GALIL MEDICAL LTD.
Dated as of November 10, 2008

i

(Continued)

(Continued)

(Continued)
Exhibits
Exhibit A: Form of Escrow Agreement
Exhibit B: Form of Proposed Amendment to Articles of Association of the Company
Exhibit C: Form of Merger Proposal
Exhibit D: Form of Opinion of Parent Counsel
Exhibit E: Form of Opinion of Company Counsel
Schedules
Schedule 1.1(a): Major Shareholders
Schedule 5.16(i): Board of Directors Composition
Schedule 5.16(ii): Board of Directors Committee Composition

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of November 10, 2008, by and among Endocare, Inc., a Delaware corporation (“Parent”), Orange Acquisitions Ltd., an Israeli corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and Galil Medical Ltd., an Israeli corporation.
RECITALS
     A. The parties hereto desire to effect a transaction whereby Merger Sub will merge with and into the Company, with the Company surviving such merger by way and upon the terms and conditions set forth in this Agreement and in accordance with the provisions of Sections 314-327 of the Companies Law, following which, Merger Sub will cease to exist, the Company will become a wholly owned Subsidiary of Parent, and the Company Shares will be exchanged for the right to receive shares of Parent Common Stock, all subject to and in accordance with the provisions set forth herein (the “Merger”).
     B. The Board of Directors of the Company has: (i) determined that this Agreement, the Merger, the Ancillary Agreements and the other transactions contemplated by this Agreement and the Ancillary Agreements (collectively, the “Transactions”) are fair to, and in the best interests of, the Company and its Shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company to its creditors, (ii) approved this Agreement, the Merger, the Ancillary Agreements to which it is a party and the Transactions, upon the terms and subject to the conditions set forth in this Agreement, and (iii) determined to recommend to the Shareholders the approval of this Agreement, the Merger and the other Transactions.
     C. The Board of Directors of Parent has: (i) approved this Agreement, the Merger, the Ancillary Agreements to which it is a party and the other Transactions, upon the terms and subject to the conditions set forth in this Agreement, and (ii) determined to recommend to the Parent Stockholders the approval of the issuance of shares of Parent Common Stock in connection with the Merger, the Financing and the other Transactions.
     D. The Board of Directors of Merger Sub has (i) determined that this Agreement, the Merger, the Ancillary Agreements and the other Transactions are fair to, and in the best interests of Merger Sub and of Parent as its sole shareholder and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of Merger Sub to its creditors, (ii) approved this Agreement, the Merger, the Ancillary Agreements to which it is a party and the other Transactions, and (iii) determined to recommend that Parent, in its capacity as the sole shareholder of Merger Sub, vote to approve this Agreement, the Merger and the other Transactions.
     E. As a condition to and concurrently with the execution of this Agreement, Shareholders representing 75% of the outstanding Ordinary Shares, par value NIS 0.01 per share, of the Company (the “Company Ordinary Shares”), Shareholders representing 75% of the outstanding Preferred A-1 Shares, par value NIS 0.01 per share, of the Company (the “Preferred A-1 Shares”), and Shareholders representing 75% of the outstanding Preferred A-2 Shares, par value NIS 0.01 per share, of the Company (the “Preferred A-2 Shares” together with the Preferred A-1 Shares, the “Company Preferred Shares,” and the Company Preferred Shares collectively with the Company Ordinary Shares, the “Company Shares”) have each entered into a voting agreement with Parent (each, a “Company Shareholders Voting Agreement”) pursuant to which each such Shareholder has agreed to vote its Company Shares (including any Company Ordinary Shares issued upon conversion of such Company Preferred Shares) in favor of the approval and adoption of this Agreement, the Merger and the other Transactions.
     F. As a condition to and concurrently with the execution of this Agreement, the Major Shareholders have entered into an agreement with Parent (the “Company Shareholder Agreement”) pursuant to which each such Major Shareholder has (A) made certain representations and warranties to Parent with respect to its Company Shares (including any Company Ordinary Shares issued upon conversion of such Company Preferred Shares), the Merger and the other Transactions, (B) entered into a mutual general release with Parent relating to pre-Closing matters, such release to become effective at and subject to the Closing, and (C) agreed to indemnify Parent with respect to certain tax liabilities of the Company and its Subsidiaries for tax periods ending on or before the Closing Date to the extent set forth therein.
     G. Parent Stockholders representing no more than 40% of the outstanding common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”), have each entered, or may enter, into voting agreements with the Company (each, a “Parent Stockholders Voting Agreement” and, together with the Company Shareholders Voting Agreements, the “Voting Agreements”) pursuant to which each such Parent Stockholder has agreed, or will agree, to vote its Parent Common Stock in favor of the approval of the issuance of shares of Parent Common Stock in connection with the Merger, the Financing and the other Transactions.
AGREEMENT
     In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Certain Defined Terms. For purposes of this Agreement:
          “Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.
          “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
          “Ancillary Agreements” means the Escrow Agreement, the Voting Agreements, the Company Shareholder Agreement and all certificates required to be delivered by any party pursuant to this Agreement.

     “Beneficially Own” means, with respect to any Person, in the aggregate, the subject securities that (i) such Person or any of such Person’s Affiliates beneficially owns, directly or indirectly (as determined pursuant to Rule 13d-3 of the Exchange Act); (ii) such Person or any of such Person’s Affiliates, directly or indirectly, has the right to acquire, whether or not immediately exercisable; (iii) are Beneficially Owned, directly or indirectly, by any other Person (or any Affiliate thereof) and with respect to which such first Person or any of such first Person’s Affiliates has any Contract, for the purpose of holding, voting or disposing of such securities; or (iv) are represented by any derivative of the subject securities, which gives such Person the economic equivalent of ownership of an amount of such subject securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of such subject securities, without regard to whether such derivative conveys any voting rights in such subject securities to such Person, or the derivative is required to be, or capable of being, settled through delivery of such subject securities.
     “Business Day” means (i) any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York, New York, USA or (ii) for actions solely to be taken in Israel, any day that is not a Friday, a Saturday, or any other day on which banks are required or authorized by Law to be closed in the State of Israel; provided that if it is not clear where an action is to be taken or if any or all of such action is to be taken outside of Israel, the definition of “Business Day” in clause (i) shall apply.
     “Capital Stock” or “Share Capital” means (i) any common stock and preferred stock, ordinary shares and preferred shares, partnership interests, limited liability company interests, profits interests or other equity, equity equivalent, or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof, or to share in its profits, or to share in its distributions upon its liquidation, or the sale or transfer of its assets, and (ii) any securities exercisable, or exchangeable for, or convertible into, such Capital Stock or Share Capital described in clause (i).
     “Company” means Galil Medical Ltd., an Israeli corporation, and after the Effective Time, shall mean the Surviving Company.
     “Companies Law” means the Israeli Companies Law 5759-1999.
     “Company Intellectual Property Rights” means any Intellectual Property, including Company Registered IP, that is owned, used or held for use by the Company or any of its Subsidiaries or necessary for the conduct of the business of the Company or any of its Subsidiaries.
     “Company Share Option” means each outstanding option to purchase Company Ordinary Shares under any Company Plan.
     “Company Transaction Expenses” means all costs and expenses (including fees of attorneys, accountants and brokers or finders) of the Company or its Shareholders incurred or payable in connection with this Agreement and the Ancillary Agreements, the Financing and the Transactions, including the negotiation and preparation thereof and related diligence and all amounts owed to the brokers disclosed in Section 4.27; provided that the Company Transaction Expenses, in the aggregate, shall not exceed $850,000.
     “Contract” means any contract, agreement, or other instrument or understanding of any kind, including any amendment, supplement, modification, extension or renewal in respect of the foregoing, in each case, whether written or oral, express or implied.
     “control,” including the terms “controlled by” and “under common control with,” as to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
     “Encumbrance” means any charge, claim, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, right of preemption, imperfection in title, or restriction by way of security of any kind or nature or other encumbrance of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.
     “ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
     “Escrow Agent” means Deutsche Bank National Trust Company, or its successor under the Escrow Agreement.
     “Escrow Agreement” means the Escrow Agreement to be entered into by Parent, the Shareholder Representative and the Escrow Agent as of the Closing Date, substantially in the form of Exhibit A.
     “Escrow Period” means the period from the Closing Date through the due date (without regard to any extensions) of Parent’s required filing with the SEC of its Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
     “Exchange Ratio” means 0.923077.
     “Financing” means the sale of shares of Parent Capital Stock in a private placement or otherwise, pursuant to the Financing Agreement, which provides that such sale will be consummated concurrent with the Closing.
     “Financing Agreement” means that certain Purchase Agreement, pursuant to which the Financing will be consummated.

     “Financing Commitment” shall mean the binding commitment of each purchaser under the Financing Agreement to purchase the shares it has committed to purchase pursuant thereto, concurrent with the Closing.
     “Financing Disclosure Package” means all written information provided, disclosed or otherwise made available to the participants in the Financing in connection with the negotiation of the Financing and entry into the Financing Agreement, including, among other things, this Agreement, the term sheet describing the terms of the Financing, the financial data with respect to Parent, the Company and the Surviving Company, including pro forma financial information.
     “Fraud” means fraud or intentional misrepresentation or omission.
     “GAAP” means, with respect to any period, United States generally accepted accounting principles and practices as in effect for such period.
     “Governmental Authority” means any United States, Israeli or any other non-United States, federal, national, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency, commission or official, or self-regulatory organization or any court, tribunal, or arbitral or judicial body (including any grand jury) or other substantially similar authority.
     “Health Care Laws” means any and all Laws regarding healthcare or the delivery of medical services, including (i) all rules and regulations of the Medicare and Medicaid programs, and any other health care programs; (ii) all Laws relating to health care fraud and abuse, including (A) the Anti-Kickback Law, 42 U.S.C. § 1320a 7b(b), (B) the Federal Civil Monetary Penalties statute, 42 U.S.C. § 1320a 7a, (C) the federal physician self-referral prohibition, 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., (D) the False Claims Act, 31 U.S.C. § 3729 et seq., (E) any and all parallel state Laws relating to health care fraud and abuse; and (F) any other Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor; (iii) the Federal Food, Drug and Cosmetic Act and all other Laws relating to the manufacture, purchase, sale, packaging, repackaging, labeling, advertising, handling, provision, distribution, prescribing, compounding, dispensing, importation, exportation, or disposal of any medical equipment, supplies, devices or similar products or services bought or sold by the Company or any of its Subsidiaries or by Parent; and (iv) Laws related to the privacy, security, and/or transmission of health information.
     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996.
     “Immediate Family,” with respect to any specified person, means such person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such person that shares such person’s home.

     “Indemnity Escrow Shares” means a number of shares of Parent Common Stock equal to 7.5% of the total number of shares of Parent Common Stock comprising the aggregate Merger Consideration rounded down to the nearest whole share.
     “Indemnity Escrow Fund” means the escrow account into which the Indemnity Escrow Shares are deposited with the Escrow Agent.
     “Intellectual Property” means all right, title and interest in and to all proprietary rights arising from or associated with the following, whether protected, created or arising under the Laws of the United States, Israel, any other jurisdiction or any treaty regime or under any international convention: (i) trade names, trademarks, corporate names, brands, and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing, together with the goodwill associated with any of the foregoing (collectively, “Marks”); (ii) patents and patent applications, including continuations, divisionals, continuations-in-part, extensions, reexaminations, renewals, substitutions and reissues, and patents issuing thereon (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration and works of authorship (collectively, “Copyrights”); (iv) trade secrets, discoveries, innovations, formulae, software, know-how, inventions, methods, processes, technical data, specifications, research and development information, technology, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.
     “Israeli Tax Ordinance” means the Israeli Income Tax Ordinance New Version, 1961, as amended from time to time, and any and all regulations and rules promulgated thereunder, and, where applicable, any interpretation thereof by any Governmental Authority having jurisdiction with respect thereto or charged with the administration thereof.
     “Knowledge” means actual knowledge, provided that, in each case, a Person’s Knowledge of any matter will be deemed to include such Knowledge as such Person could have obtained after making reasonable inquiry and investigation of the matter, including, without limitation, in the case of an entity, reasonable consultation with subordinates of the officers of such entity as to whom such officers reasonably believe would have actual knowledge of the matters represented. Knowledge of an entity includes the knowledge of such entity’s officers and directors (or other persons serving in comparable positions).
     “Law” means any statute, law, ordinance, regulation, rule, code, executive order or Order of any Governmental Authority, and, where applicable, any interpretation thereof by any Governmental Authority having jurisdiction with respect thereto or charged with the administration thereof.
     “Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.
     “Liability” means, with respect to any Person, any losses, liabilities, obligations, debts, duties, claims, damages or expenses of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not the same is required to be accrued on the financial statements of such Person and whether or not the same is disclosed on any schedule to this Agreement.
     “Major Shareholder” means the Persons set forth on Schedule 1.1(a).
     “Material Adverse Change” means with respect to any Person, any change, event, occurrence, condition or circumstance (whether or not covered by insurance) which, individually or in the aggregate, results in a Material Adverse Effect, in each case other than to the extent caused by, arising out of or attributable to any of the following: (i) changes or proposed changes in Law or accounting standards or interpretations thereof applicable to such Person, (ii) changes in global, national or regional economic or political conditions (including acts of war (whether or not declared), armed hostilities, sabotage, military actions or the escalation thereof (whether underway on the date hereof or hereafter commenced), and terrorism) or in general financial, credit, business, or securities market conditions, including changes in interest rates or the availability of credit financing; (iii) changes generally applicable in the industries in which such Person operates, (iv) any failure of such Person to meet internal or analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics (it being understood that the cause of any such failure may be taken into consideration when determining whether a Material Adverse Change has occurred or would be reasonably likely to occur); (v) a decline in the market price, or a change in the trading volume, of the Capital Stock or Share Capital of such Person (it being understood that the cause of any such decline or change may be taken into consideration when determining whether a Material Adverse Change has occurred or would be reasonably likely to occur); provided, in the case of clauses (i) and (ii), that such conditions or changes do not have a materially disproportionate impact on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industries in which such Person operates.
     “Material Adverse Effect” means with respect to any Person, one or more events, occurrences, conditions or circumstances (whether or not covered by insurance) which, individually or in the aggregate, result in a material adverse effect on or change in (i) the business, operations, assets, Liabilities, condition (financial or otherwise), prospects, or results of operations of such Person, taken as a whole with its Subsidiaries, or (ii) the ability of such Person (and, in the case of the Company, including the Shareholders) to timely (A) perform his, her or its material obligations under this Agreement or any Ancillary Agreement, or (B) consummate the transactions contemplated in this Agreement and the Ancillary Agreements.
     “Nasdaq” means the Nasdaq Capital Market.

     “Order” means any award, decision, injunction, judgment, decree, stipulation, order, ruling, subpoena, or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.
     “Owned Real Property” means all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, fixtures, systems, improvements and items of property located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.
     “Parent Intellectual Property Rights” means any Intellectual Property, including Parent Registered IP, that is owned, used or held for use by Parent or any of its Subsidiaries or necessary for the conduct of the business of Parent or any of its Subsidiaries.
     “Parent Stock Option” means each outstanding option to purchase shares of Parent Common Stock under any Parent Stock Plan.
     “Parent Stock Plan” means Parent’s 1995 Director Option Plan (as amended and restated through March 2, 1999), Parent’s 1995 Stock Plan (as amended through December 30, 2003), Parent’s 2004 Stock Incentive Plan, Parent’s 2004 Non-Employee Director Option Program under 2004 Stock Incentive Plan or any other similar plan under which options to purchase Parent Common Stock are issued.
     “Parent Stockholder” means any holder of Parent Common Stock.
     “Parent Transaction Expenses” means all costs and expenses (including fees of attorneys, accountants and brokers or finders) of Parent incurred or payable in connection with this Agreement and the Ancillary Agreements, the Financing and the Transactions, including the negotiation and preparation thereof and related diligence and all amounts owed to the brokers disclosed in Section 3.19, provided that the Parent Transaction Expenses in the aggregate shall not exceed $850,000.
     “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity, including any Governmental Authority.
     “Pre-Closing Shareholders Agreement” means that certain shareholders agreement between the Company and certain of its shareholders, dated November 10, 2008, which provides for certain matters in connection with the consummation of the Transactions hereunder (including, inter alia, for the conversion of all outstanding Company Preferred Shares into Company Ordinary Shares).
     “Purchaser” means any Person who has agreed to purchase shares of Parent Capital Stock pursuant to the Financing Agreement.
     “Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person; (ii) any Person who serves or within the past two years has served as a director, executive officer, partner, managing member or in a similar capacity of such specified Person; (iii) any Immediate Family member of such specified Person or a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such Person, and any Immediate Family member of such Person, more than 5% of the outstanding Capital Stock or Share Capital of such specified Person.
     “Return” means any return, declaration, estimate, report, statement, information statement and other document required to be filed with a taxing authority with respect to Taxes, including information returns or reports with respect to withholding or payments to third parties.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended from time to time.
     “Shareholder” means any holder of Company Shares.
     “Shareholder Fraud” means Fraud by any of the Shareholders, or Fraud by any employee or other representative of the Company.
     “Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.
     “Taxes” means: (i) all federal, state, local, foreign and other net income, gross income, gross receipts, capital stock, value added, estimated, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, unemployment, disability, workers’ compensation, social security, national health insurance, excise, severance, stamp, occupation, premium, property, windfall profits, customs duties or other taxes, duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto and any interest with respect to such penalties or additions; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person in connection with such liabilities.
     Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Accounts Payable	4.22
Accounts Receivable	4.21
Acquisition Proposal	5.11(e)(i)
Agreement	Preamble
Balance Sheet	4.6(b)
Basket Amount	7.4(a)
Benefits	4.12(b)
CERCLA	4.17(c)(ii)
Certificate	2.12(a)

Definition	Location
Closing	2.2(a)
Closing Date	2.2(a)
Closing Date Merger Consideration	2.8(e)
Closing Date Per Share Merger Consideration	2.8(e)
Code	2.4
Company Annual Financial Statements	4.6(a)
Company Charter Documents	4.1(b)
Company Disclosure Schedule	Article IV
Company Financial Statements	4.6(a)
Company Insiders	5.19
Company Interim Financial Statements	4.6(a)
Company Material Contracts	4.18(a)
Company Ordinary Shares	Recitals
Company Parties	8.5(d)
Company Permits	4.8(b)
Company Permitted Encumbrances	4.13(a)
Company Plan	4.10(a)
Company Preferred Shares	Recitals
Company Registered IP	4.15(e)
Company Shareholder Agreement	Recitals
Company Shareholder Approval	4.3(c)
Company Shareholders Voting Agreement	Recitals
Company Shareholders’ Meeting	5.4
Company Shares	Recitals
Company Termination Fee	8.5(b)
Confidentiality Agreement	5.18
D&O Indemnified Parties	5.15(b)
Damages	7.2(a)
Defaulting Party	8.5(j)
DGCL	5.11(a)(i)
Effective Time	2.2(b)
Environmental Laws	4.17(c)(i)
ERISA	4.10(a)(i)
Exchange Agent	2.11
Exchange Fund	2.11
FDA	3.13(c)
Form S-4	3.12
Grants	4.23
Hazardous Substances	4.17(c)(ii)
Indemnity Escrow Fund Per Share Merger Consideration	2.8(e)
Investment Center	4.3(b)
IRS	4.10(b)
Israeli Companies Registrar	2.2(b)
Israeli Consultants	4.12(a)
Israeli Employees	4.12(a)
Israeli Escrow Tax Ruling	5.7(a)(iii)

Definition	Location
Israeli Options Tax Ruling	5.7(a)(ii)
Israeli Securities Exemption	5.8
Israeli Securities Law	5.8
Israeli Tax Rulings	5.7(a)(iii)
Israeli Withholding Tax Ruling	5.7(a)(i)
Law for the Encouragement of Capital Investment	4.16(s)
MAGNET	4.3(b)
Merger	Recitals
Merger Certificate	2.2(b)
Merger Consideration	2.8(e)
Merger Proposal	5.3(a)(i)
Merger Sub	Preamble
Multiemployer Plan	4.10(c)
Multiple Employer Plan	4.10(c)
Non-US Plans	4.10(h)
OCS	4.3(b)
Parent	Preamble
Parent Affiliate	4.3(c)
Parent Annual Financial Statements	3.7(b)
Parent Balance Sheet	3.7(c)
Parent Capital Stock	3.6(a)
Parent Certificate	2.12(a)
Parent Common Stock	Recitals
Parent Disclosure Schedule	Article III
Parent Financial Statements	3.7(b)
Parent Indemnified Parties	7.2(a)
Parent Interim Financial Statements	3.7(b)
Parent Material Contracts	3.15(a)
Parent Parties	8.5(g)
Parent Permits	3.10(b)
Parent Preferred Stock	3.6(a)
Parent Recommendation	5.9(b)
Parent Registered IP	3.11(e)
Parent Rights	2.9
Parent Rights Agreement	2.9
Parent SEC Reports	3.7(a)
Parent Stockholder Approval	3.2(a)
Parent Stockholders Voting Agreement	Recitals
Parent Stockholders’ Meeting	3.12
Parent Subs	3.1(a)
Parent Termination Fee	8.5(e)
Permitted Supplement	5.12
Preferred A-1 Shares	Recitals
Preferred A-2 Shares	Recitals
Proxy Statement	5.9(a)
Recommendation	5.4

Definition	Location
Representatives	5.10
Sanarus	3.4
Section 16 Information	5.19
Severance Pay Law	4.12(a)(viii)
Shareholder Representative	2.15(a)
Subsidiary Shares	4.5(b)
Superior Proposal	5.11(e)(ii)
Surviving Company	2.1
Surviving Company Articles	2.5
Termination Date	8.3(a)(i)
Third Party Claim	7.6(a)
Transactions	Recitals
Transfer Taxes	5.24
UK Pension Plan	4.11(e)
Voting Agreements	Recitals
ARTICLE II
THE MERGER
      Section 2.1 The Merger. Subject to the satisfaction or waiver (to the extent permitted hereunder and by applicable Law) of the conditions set forth in Article VI hereof, at the Effective Time and subject to and upon the terms and conditions set forth in this Agreement and the applicable provisions of Sections 314 through 327 of the Companies Law, (i) Merger Sub (as the target company) shall be merged with and into the Company (as the absorbing company), (ii) the separate corporate existence of Merger Sub shall thereupon cease, (iii) the Company shall continue as the surviving company (the “Surviving Company”), (iv) the Surviving Company shall continue to be governed by Israeli Law and shall become a wholly owned Subsidiary of Parent, and (v) all the properties, rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
      Section 2.2 Closing; Effective Time.
          (a) The closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 3161 Michelson Drive, Irvine, CA 92612, at 10:00 A.M., California time, on the third Business Day following the satisfaction or, to the extent permitted hereunder and by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VI (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, subject to such satisfaction or waiver thereof), or at such other place or at such other time or on such other date as Parent and the Company mutually agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”
          (b) Merger Sub and the Company shall deliver (and Parent shall cause Merger Sub to deliver) to the Registrar of Companies of the State of Israel (the “Israeli Companies Registrar”) a notice of the contemplated Merger and the proposed Closing Date on which the Israeli Companies Registrar is requested to issue a certificate evidencing the Merger in accordance with Section 323(5) of the Companies Law (the “Merger Certificate”) after notice that the Closing has occurred is served to the Israeli Companies Registrar. The Merger shall become effective only upon issuance of the Merger Certificate by the Israeli Companies Registrar (the “Effective Time”).
      Section 2.3 Effects of the Merger. The Merger shall have the effects provided for herein and in the applicable provisions of the Companies Law.
      Section 2.4 Tax-Free Reorganization. The parties intend to adopt this Agreement as a plan of reorganization within the meaning of Sections 354(a) and 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and to consummate the Merger in accordance with Section 368(a)(2)(E) of the Code.
      Section 2.5 Articles of Association. The articles of association of Merger Sub in effect immediately prior to the Effective Time, which shall be in a customary form, reasonably acceptable to Parent and the Company, shall be the articles of association of the Surviving Company (the “Surviving Company Articles”), until duly amended as provided therein or by applicable Law.
      Section 2.6 Directors and Officers. From and after the Effective Time, (a) the board composition of the Surviving Company shall be Parent’s Chief Executive Officer, Chief Financial Officer and General Counsel until the earlier of the directors’ resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Surviving Company Articles (as amended from time to time), and (b) the officers of the Company serving immediately prior to the Effective Time shall remain the officers of the Surviving Company, and Parent’s Chief Financial Officer will become the Surviving Company’s Treasurer and Parent’s General Counsel shall become the Surviving Company’s Secretary; in each case, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Surviving Company Articles (as amended from time to time).
      Section 2.7 Subsequent Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Company as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Merger Sub, as applicable, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.
      Section 2.8 Conversion of Shares of the Company and Merger Sub. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub,

the Company or any holder of any Company Shares or any shares of Capital Stock of Merger Sub:
     (a) Each Company Share issued and outstanding immediately prior to the Effective Time (other than any Company Shares described in Sections 2.8(b) and (c)) shall be converted into the right to receive a number of fully paid, nonassessable shares of Parent Common Stock equal to (i) the Closing Date Per Share Merger Consideration, plus (ii) any Indemnity Escrow Fund Per Share Merger Consideration payable pursuant to the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein.
     (b) Each Company Share that is owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.
     (c) Each Company Share that is held in the treasury of the Company or owned by the Company or any of its wholly owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.
     (d) Each ordinary share, par value NIS 1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid ordinary share, par value NIS 0.01 per share, of the Surviving Company and shall be registered in the name of Parent in the shareholder register of the Surviving Company, and such ordinary shares shall constitute the only outstanding Share Capital of the Surviving Company.
     (e) For purposes of this Agreement:
          (i) “Merger Consideration” means the product of the Exchange Ratio and the number of shares of Parent Common Stock outstanding calculated using the treasury method at the Effective Time, without giving effect to the Merger or the Financing;
          (ii) “Closing Date Merger Consideration” means (A) the Merger Consideration minus (B) the Indemnity Escrow Shares;
          (iii) “Closing Date Per Share Merger Consideration” means the number of whole shares of Parent Common Stock (rounded down) equal to (A) the Closing Date Merger Consideration, divided by (B) the number of Company Shares outstanding immediately prior to the Effective Time calculated using the treasury method; and
          (iv) “Indemnity Escrow Fund Per Share Merger Consideration” means the number of whole shares of Parent Common Stock (rounded down) equal to (A) the number of Indemnity Escrow Shares payable out of the Indemnity Escrow Fund to the Shareholders pursuant to the Escrow Agreement, if any, after payment of all claims pursuant to Article VII, divided by (B) the number of Company Shares outstanding immediately prior to the Effective Time.
          (f) Notwithstanding anything contained herein, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or the Company Shares have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar event, then the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar event, to the extent required to retain the same relative post-Closing allocation between the Parent Stockholders and the Shareholders as existed prior to such event.
      Section 2.9 Associated Parent Common Stock Rights. All references in this Agreement to “Parent Common Stock” shall include, unless the context requires otherwise, the associated preferred share purchase rights (“Parent Rights”) issued pursuant to the Rights Agreement, dated as of March 31, 1999, between Parent and U.S. Stock Transfer Corporation (as amended from time to time prior to the Effective Time, the “Parent Rights Agreement”), to the extent associated with outstanding Parent Common Stock at the Effective Time.
      Section 2.10 Company Share Options.
          (a) At the Effective Time, unless otherwise agreed by Parent and any affected Company Share Option holder, each outstanding Company Share Option (whether vested or unvested) shall be converted into an option to purchase, on the same terms and conditions as such Company Share Option, a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock (rounded up to the nearest whole share) that the holder of such Company Share Option would have been entitled to receive pursuant to the provisions of this Article II had such holder exercised such Company Share Option immediately prior to the Effective Time, at an exercise price per share of Parent Common Stock (rounded down to the nearest whole cent) equal to (x) the aggregate existing exercise price for the Company Shares purchasable pursuant to such Company Share Option divided by (y) the number of shares of Parent Common Stock for which the Company Stock Option will become exerciseable.
          (b) Within 20 Business Days after the Effective Time, Parent shall deliver to the holders of Company Share Options notices setting forth such holders’ rights pursuant to the relevant Company Plan and that the agreements evidencing the grants of such Company Share Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.10 after giving effect to the Merger). Parent shall assume and comply with the terms of the Company Plans and the conversion of each Company Share Option into an option to purchase Parent Common Stock pursuant to this Section 2.10 shall comply with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D), provided that the conversion of each Company Share Option that is intended to be an incentive stock option under Section 422 of the Code into an option to purchase Parent Common Stock shall comply with the requirements of Treasury Regulation Section 1.424-1(a). Company Share Options subject to Section 102 of the Israeli Tax Ordinance, under the “Capital Gains Track” pursuant to Section 102(b)(2) of the Israeli Tax Ordinance or any other special tax treatment, if applicable, prior to the Effective

Time shall continue to qualify as options subject to Section 102(b)(2) of the Israeli Tax Ordinance or any other special tax treatment (as applicable) after the Effective Time.
          (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Share Options assumed in accordance with this Section 2.10. As soon as practicable after the Effective Time, Parent shall, if no registration statement is in effect covering the shares of Parent Common Stock issuable upon exercise of the Company Share Options under this Section 2.10, file a registration statement on Form S-8 (or any successor form) with respect to the shares of Parent Common Stock issuable upon exercise of such Company Share Options to the extent registrable on Form S-8 (or any successor form) and shall maintain the effectiveness of such registration statement for so long as such Company Share Options remain outstanding.
          (d) At or prior to the Effective Time, the Company shall, to the extent necessary, cause to be effected, in a manner reasonably satisfactory to Parent, amendments to the Company Plans and any other documents governing the Company Share Options to give effect to the foregoing provisions of this Section 2.10.
      Section 2.11 Exchange Fund. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company, or a Subsidiary thereof, reasonably acceptable to the Company, to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the “Exchange Agent”). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of Company Shares, the shares of Parent Common Stock representing the Closing Date Merger Consideration. Any Parent Common Stock deposited with the Exchange Agent is referred to herein as the “Exchange Fund.”
      Section 2.12 Exchange of Shares.
          (a) As soon as practicable after the Effective Time, the Exchange Agent will mail to each holder of record of one or more certificates representing Company Shares immediately prior to the Effective Time (each, a “Certificate”) a letter of transmittal in customary form satisfactory to Parent (which will specify, among other things, that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates. Upon proper surrender of a Certificate for exchange and cancellation or an affidavit of the fact that such Certificate has been lost, stolen or destroyed pursuant to Section 2.12(g), to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate will be entitled to receive in exchange therefor, (i) promptly thereafter a stock certificate representing the number of whole shares of Parent Common Stock (a “Parent Certificate”) equal to the product of (A) the number of Company Shares represented by the surrendered Certificate and (B) the Closing Date Per Share Merger Consideration (rounded down to the nearest whole share), (ii) a check representing the amount of any dividends or distributions then payable pursuant to Section 2.12(b)(i), and (iii) at the time set forth in the Escrow Agreement, a Parent Certificate equal to the product of (A) the number of Company Shares represented by the surrendered Certificate and (B) the Indemnity Escrow Fund Per Share Merger Consideration, if any (rounded down to the nearest whole share), and upon such surrender the Certificates so surrendered will forthwith be cancelled. No interest will be paid or accrued on any unpaid dividends and distributions payable to holders of Certificates.
          (b) No dividends or other distributions declared with respect to Parent Common Stock will be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof will be entitled to receive (i) within 10 Business Days thereafter the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid, without any interest thereon, with respect to the whole shares of Parent Common Stock represented by such Certificate, and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, with respect to whole shares of Parent Common Stock represented by such Certificate.
          (c) If any Parent Certificate is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition to the issuance thereof that the Certificate so surrendered is properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange pays to the Exchange Agent, in advance, any transfer or other Taxes required by reason of the issuance of a Parent Certificate in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or establishes to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
          (d) After the Effective Time, there will be no transfers on the stock transfer books of the Company or the Surviving Company of Company Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such Company Shares are presented for transfer to the Exchange Agent, they will be cancelled and exchanged for Parent Certificates as provided in this Article II, promptly after receipt of a properly completed letter of transmittal.
          (e) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Common Stock will be issued upon the surrender of Certificates for exchange. Each Shareholder shall only be entitled to such number of shares of Parent Common Stock rounded down to the nearest whole number as set forth herein, and no Shareholder shall be entitled to any fractional shares, or any consideration in lieu thereof, and no dividend or distribution with respect to Parent Common Stock will be payable on or with respect to any fractional share.
          (f) Any portion of the Exchange Fund that remains unclaimed by the former Shareholders as of the six month anniversary of the Effective Time will be paid by the Exchange Agent to Parent. Any former Shareholders who have not theretofore complied with this Article II will thereafter look only to Parent for payment of the shares of Parent Common Stock and any unpaid dividends and distributions on Parent Common Stock deliverable in respect of each Company Share that such Shareholder holds immediately prior to the Effective Time, in each case, as determined pursuant to this Agreement, and without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, Merger Sub, the Surviving Company, the Exchange Agent or any other Person will be liable to any former holder of

Company Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.
          (g) In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and delivery of a properly completed letter of transmittal and, if reasonably required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock payable pursuant to the terms hereof.
          (h) The Exchange Agent will invest any cash included in the Exchange Fund, as directed by Parent. Any interest and other income resulting from such investments will be for the benefit of and paid to Parent.
      Section 2.13 Escrow Deposits. At the Closing, Parent shall deposit or cause to be deposited with the Escrow Agent for deposit into the Indemnity Escrow Fund, the Indemnity Escrow Shares. The Indemnity Escrow Fund shall be held and distributed as provided in the Escrow Agreement and this Agreement.
      Section 2.14 Withholding Rights. Each of Parent, the Surviving Company, the Exchange Agent and the Escrow Agent shall be entitled, with respect to payments made by each such entity, to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement such amounts as it reasonably determines it is required to deduct and withhold with respect to the making of such payment under the Israeli Withholding Tax Ruling, if obtained, the Code, the Israeli Tax Ordinance or under any other applicable Law, provided that no withholding or a reduced rate of withholding, as applicable, under Israeli Tax Law will be made from any consideration payable hereunder to a holder of Company Shares to the extent that such Shareholder has provided Parent, the Exchange Agent or the Escrow Agent with an appropriate unequivocal exemption by the Israeli Tax Authority confirming that no withholding of Israeli Tax is required with respect to the particular Shareholder in question, prior to the time such payment is made. To the extent that amounts are so withheld by Parent, the Surviving Company, the Exchange Agent or the Escrow Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholders, in respect to which such deduction and withholding was made by Parent, the Surviving Company, the Exchange Agent or the Escrow Agent, as the case may be. Any amounts deducted and withheld pursuant to this Section 2.14 shall be remitted to the appropriate Tax authority in accordance with applicable Law.
      Section 2.15 Shareholder Representative.
          (a) The Shareholders shall at all times maintain a representative (the “Shareholder Representative”) for purposes of taking certain actions and giving certain consents on behalf of the Shareholders, as specified herein. Pursuant to the Company Shareholder Agreement, the Major Shareholders appointed Thomas, McNerney Representative, LLC, as the initial Shareholder Representative, and immediately upon the approval of this Agreement by the requisite vote or written consent of the Shareholders, each other Shareholder shall be deemed to have consented to such appointment (or any applicable successor) and the terms hereof. Another person shall be appointed as the Shareholder Representative if the person so designated (or any successor thereof) is unwilling or unable to so act. Actions taken, consents given and representations made by the Shareholder Representative pursuant hereto shall be final, binding and conclusive upon the Shareholders, including all actions under Article VII and under the Escrow Agreement and the Company Shareholder Agreement. This appointment and grant of power and authority by each Shareholder is coupled with an interest and is irrevocable and shall not be terminated by any act of any Shareholder or by operation of Law, whether by the death or incapacity of any individual Shareholder, or by the occurrence of any other event. The Shareholder Representative is entitled to authorize delivery to the Parent Indemnified Parties of the funds or other property from the Indemnity Escrow Fund in satisfaction of claims by the Parent Indemnified Parties, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions on behalf of all of the Shareholders deemed necessary or appropriate in the judgment of the Shareholder Representative to accomplish the foregoing or to facilitate or administer the transactions contemplated by this Agreement, the Escrow Agreement and the Company Shareholder Agreement, including, without limitation, executing such other documents or instruments as the Shareholder Representative deems necessary or appropriate, provided however, that no such action may incur additional liabilities on the Shareholders, other than as set forth in this Agreement. The Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each and every Shareholder. The Shareholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of Shareholders holding a majority of the aggregate Company Ordinary Shares (on an as-converted basis) outstanding immediately prior to the Effective Time. No bond shall be required of the Shareholder Representative.
          (b) The Shareholder Representative shall not be liable to the Shareholders for actions taken pursuant to this Agreement, the Company Shareholder Agreement or the Escrow Agreement, except to the extent such actions shall have been determined in a final and non-appealable judgment by a court of competent jurisdiction to have constituted willful misconduct or Fraud. Except in cases where a court of competent jurisdiction has made such a finding in a final and non-appealable judgment, the Shareholders shall jointly and severally indemnify and hold harmless, first from the Indemnity Escrow Fund (if any, after payment of all claims to which the Parent Indemnified Parties are entitled to payment pursuant to Article VII) and thereafter directly, the Shareholder Representative from and against any and all Damages (including reasonable legal and expert fees and expenses incurred by the Shareholder Representative in investigating or defending (including any appeal) any claim for indemnification made against the Shareholders or Major Shareholders), arising out of and in connection with his or her activities as Shareholder Representative under this Agreement, the Company Shareholder Agreement, the Escrow Agreement or otherwise.
          (c) The approval of this Agreement by the requisite vote or written consent of the Shareholders shall also be deemed to constitute approval of all arrangements relating to the transactions contemplated hereby and to the provisions hereof binding upon the Shareholders, including, without limitation, those set forth in Article VII. All actions taken, consents given and representations made by the Shareholder Representative pursuant hereto shall be binding upon the Shareholders after the Closing, including all actions under Article VII and under the Escrow Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
     Except as set forth in the Disclosure Schedule of Parent and Merger Sub attached hereto and delivered concurrently herewith that is arranged in Sections corresponding to the numbered and lettered Sections contained in this Agreement (the “Parent Disclosure Schedule”), or the Parent SEC Reports filed prior to the date hereof, Parent and Merger Sub hereby represent and warrant to the Company as follows:
      Section 3.1 Organization and Qualification.
          (a) Parent is (i) a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing is recognized in the applicable jurisdiction), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed and in good standing as that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Merger Sub is a company duly organized and validly existing under the laws of the State of Israel. Parent owns, beneficially and of record, all of the outstanding capital stock of Urohealth B.V., a company duly organized, validly existing and in good standing (to the extent the concept of good standing is recognized in the applicable jurisdiction) under the laws of The Netherlands. Urohealth B.V. is an inactive subsidiary which does not currently conduct any business activities. Except for Merger Sub and Urohealth B.V. (collectively, the “Parent Subs”), Parent does not have any Subsidiaries.
          (b) Parent has heretofore furnished to the Company a complete and correct copy of the certificate of incorporation and bylaws, each as amended to date, of Parent and a complete and correct copy of the articles of association of Merger Sub. Such certificate of incorporation, bylaws and articles of association are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation, bylaws or articles of association, as applicable. Copies of the minutes of all meetings of shareholders, the Board of Directors and each committee of the Board of Directors of each of Parent and Merger Sub, in each case since January 1, 2004 through the date hereof, have been made available for inspection by the Company prior to the date hereof and such copies are true and complete.
      Section 3.2 Authority.
          (a) Each of Parent and Merger Sub have full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party and, subject to obtaining approval of the stockholders representing a majority of the shares of Parent Common Stock present in person or by proxy at a meeting of the Parent Stockholders called to approve the issuance of Parent Common Stock in the Merger and the Financing (the “Parent Stockholder Approval”), to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which it is or will be party and the consummation by it of the Transactions have been duly and validly authorized by the Board of Directors of Parent or Merger Sub, as applicable. Except for obtaining the Parent Stockholder Approval, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or to consummate the Transactions. This Agreement has been, and upon their execution and delivery each of the Ancillary Agreements to which Parent or Merger Sub is or will be a party has or, with respect to the Ancillary Agreements to be entered into after the date hereof as of delivery, will have been, duly executed and delivered by Parent or Merger Sub, as applicable. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Parent or Merger Sub is or, with respect to the Ancillary Agreements to be entered into after the date hereof, will be, a party do or will as of the date of delivery constitute, the legal, valid and binding obligations of Parent or Merger Sub, as applicable, enforceable against Parent or Merger Sub in accordance with their respective terms.
          (b) The Board of Directors of Parent, at a meeting duly called, and held on November 8, 2008, (i) approved this Agreement, the Merger, the Financing, the Ancillary Agreements to which it is a party and the other Transactions, and (ii) determined to recommend to the Parent Stockholders the approval pursuant to this Agreement of the issuance of shares of Parent Common Stock in connection with the Merger, the Financing and the other Transactions.
          (c) The Board of Directors of Merger Sub, by unanimous written consent, dated as of November 10, 2008, (i) determined that this Agreement, the Merger, the Ancillary Agreements and the Transactions would be advisable and fair to, and in the best interests of Merger Sub and of Parent as its sole stockholder and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of Merger Sub to its creditors, (ii) approved this Agreement, the Merger, the Ancillary Agreements and the other Transactions to which it is a party, and (iii) recommended that Parent, in its capacity as the sole shareholder of Merger Sub, vote to approve this Agreement, the Merger and the other Transactions.
      Section 3.3 Application of Anti-takeover Protections. Parent has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill, shareholder rights agreements or other similar anti-takeover provision under Parent’s certificate of incorporation or bylaws or any applicable state laws that is or could become applicable to each Shareholder’s acquisition or ownership of Parent Common Stock issued to such Shareholder pursuant to the terms hereof.
      Section 3.4 Termination of License Agreement with Sanarus. Parent represents and warrants that, except as set forth on Schedule 3.4 of the Parent Disclosure Schedule, all agreements between Parent and Sanarus Medical Incorporated (“Sanarus”) have been terminated as evidenced by the Mutual Termination Agreement dated as of June 19, 2008 between Parent and Sanarus, and Sanarus has no continuing rights in, or licenses to, Parent’s Intellectual Property in the fields of gynecological and breast diseases, disorders and conditions to develop, make, sell or use cryomedical devices within such fields.
      Section 3.5 No Conflict; Required Filings and Consents.
          (a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which Parent or Merger Sub is or will be a party, and the consummation of the Transactions, do not and will not:
               (i) conflict with or violate the certificate of incorporation or, except as set forth on Schedule 3.5(a)(i) of the Parent Disclosure Schedule, bylaws of Parent or the articles of association or equivalent constituent documents of either of the Parent Subs;
               (ii) conflict with or violate any Law applicable to Parent or either of the Parent Subs or by which any property or asset of Parent or either of the Parent Subs is bound; or
               (iii) except as set forth on Schedule 3.5(a)(iii) of the Parent Disclosure Schedule, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of Parent or either of the Parent Subs under, or result in the creation of any Encumbrance on any property, asset or right of Parent or either of the Parent Subs pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Parent or either of the Parent Subs is a party or by which any of their respective properties, assets or rights are bound;
except, in the case of clauses (ii) and (iii), for any such conflicts, breaches, defaults or other occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.
          (b) Neither Parent nor either of the Parent Subs is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Parent or Merger Sub of this Agreement and each of the Ancillary Agreements to which Parent and Merger Sub is or will be a party or the consummation by Parent or Merger Sub of the Transactions, except for such filings, notices, authorizations, approvals, orders permits or consents as may be required by any applicable federal or state securities or “blue sky” Laws.
      Section 3.6 Capitalization.
          (a) As of the date hereof, the authorized Capital Stock of Parent consists of 51,000,000 shares of Capital Stock (the “Parent Capital Stock”), divided into 50,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share

(the “Parent Preferred Stock”). As of the date hereof, (i) 11,811,451 shares of Parent Common Stock, are issued and outstanding, (ii) no shares of Parent Preferred Stock are issued or outstanding, (iii) 2,270,723 shares of Parent Common Stock are issuable upon exercise or payout of currently outstanding stock options and restricted stock units previously granted under Parent Stock Plans; (iv) 78,363 shares of Parent Common Stock are issuable upon payout of deferred stock units under Parent’s Employee Deferred Stock Unit Program; (v) 165,981 shares of Parent Common Stock are issuable upon payout of deferred stock units under Parent’s Non-Employee Director Deferred Stock Unit Program; (vi) 474,437 shares of Parent Common Stock remain available for future awards under Parent’s 2004 Stock Incentive Plan; (vii) 606,292 shares of Parent Common Stock remain available for future awards under Parent’s Employee Deferred Stock Unit Program; (viii) 234,019 shares of Parent Common Stock remain available for future awards under Parent’s Non-Employee Director Deferred Stock Unit Program; (ix) 689,113 shares of Parent Common Stock are issuable upon exercise of currently outstanding Series A Warrants; (x) 694,637 shares of Parent Common Stock are issuable upon exercise of currently outstanding Series B Warrants; and (xi) 250,000 shares of Parent Preferred Stock have been designated as “Series A Junior Participating Preferred Stock,” par value $0.001 per share, and are reserved for issuance upon exercise of Parent Rights issued pursuant to the Parent Rights Agreement. Each issued and outstanding share of Parent Capital Stock is, and each share of Parent Capital Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which it is issuable, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights or similar rights, and has been, or will be, issued in compliance in all respects with applicable Law and Parent’s bylaws and certificate of incorporation.
          (b) Except for the items described above in subsection (a) and under this Agreement and the Financing Agreement, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other Contract and also including any rights plan or other similar agreement, obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Parent Capital Stock or obligating Parent to grant, extend or enter into any such Contract or commitment. As of the date hereof, there are no obligations, contingent or otherwise, of Parent to (i) repurchase, redeem or otherwise acquire any shares of Parent Capital Stock or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. There are no outstanding stock appreciation rights or similar derivative securities or rights of Parent. There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. There are no voting trusts, irrevocable proxies or other Contracts to which Parent is a party or is bound with respect to the voting of any shares of Parent Capital Stock.
          (c) Each of the issued and outstanding shares of Share Capital of Merger Sub has been duly authorized and validly issued, is fully paid and nonassessable, has not been issued in violation of any preemptive or similar rights, and has been issued in compliance in all respects with all applicable Laws and the provisions of its articles of association, and Parent owns, directly or indirectly, one hundred percent of the outstanding shares of Share Capital of Merger

Sub. There are no (i) securities convertible into or exchangeable for shares of Share Capital or other securities of Merger Sub, or (ii) subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other Contracts or rights of any type granted or entered into by Parent or Merger Sub relating to the issuance, sale, repurchase or transfer of any securities of Merger Sub or that give any Person, other than Parent, the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of Merger Sub.
          (d) Each share of Parent Common Stock to be issued as Merger Consideration has been duly authorized, and upon issuance in accordance with the terms hereof, such shares of Parent Common Stock shall be (i) validly issued, fully paid and non-assessable and (ii) free from all taxes, liens and charges with respect to the issue thereof (other than any taxes, liens and charges arising from the acts or omissions of the Shareholders). Prior to the Closing, Parent shall have duly authorized and reserved for issuance sufficient shares of Parent Common Stock for issuance to the Shareholders upon consummation of the Financing and the Merger.
          (e) Except for Merger Sub and Urohealth B.V., and except as set forth on Schedule 3.6(e) of the Parent Disclosure Schedule, Parent does not, directly or indirectly, own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in, any Person, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person, in each case, other than as contemplated by this Agreement or the Transactions.
     Section 3.7 SEC Reports; Financial Statements; No Undisclosed Liabilities.
          (a) Parent has filed all material forms, reports and documents required to be filed by Parent with the SEC since January 1, 2007 (collectively, the “Parent SEC Reports”), each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of the Parent SEC Reports contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a subsequently filed Parent SEC Report prior to the date hereof.
          (b) True and complete copies of (i) the audited consolidated balance sheet of Parent as of December 31, 2005, December 31, 2006 and December 31, 2007, and the related audited consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of Parent for the periods covered therein, together with all related notes and schedules thereto, accompanied by the reports thereon of Parent’s independent auditors (collectively, the “Parent Annual Financial Statements”), (ii) the unaudited consolidated balance sheet of Parent as of June 30, 2008, and the related consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of Parent for the six months and quarter then ended, together with all related notes and schedules thereto, (iii) the unaudited consolidated balance sheet of Parent as of July 31, 2008, August 31, 2008 and September 30, 2008, and the related consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of Parent for the month then ended, and (iv) any subsequent financials delivered pursuant to Section 5.20 (collectively, the financial statements delivered pursuant to clauses (ii) through (iv), the “Parent Interim Financial Statements”, and with the Parent Annual Financial Statements, the “Parent Financial Statements”), with respect to the financial statements described in clauses (i) and (ii) have been delivered or made available to the Company, with respect to the financial statements described in clause (iii), attached hereto as Schedule 3.7(b) of the Parent Disclosure Schedule, or with respect to any financial statements to be delivered pursuant to Section 5.20, will be delivered to the Company pursuant thereto. Each of the Parent Financial Statements are, or in the case of the Parent Interim Financial Statements to be delivered pursuant to Section 5.20, when so delivered will be (i) correct and complete in all material respects and have been prepared in accordance with the books and records of Parent; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Parent Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material. The Parent Financial Statements do not contain any material items of a special or nonrecurring nature, except as expressly stated therein. Except for the Parent Subs, no financial statements of any other Person are required by GAAP to be consolidated in the financial statements of Parent.
          (c) Except for those liabilities that are reflected or reserved against on the audited consolidated balance sheet of Parent as of December 31, 2007 (such balance sheet, together with all related notes and schedules thereto, the “Parent Balance Sheet”), and for liabilities incurred in the ordinary course of business consistent with past practice after such date, Parent has not incurred any liability, whether or not required by GAAP to be reflected in a consolidated balance sheet of Parent or disclosed in the notes thereto, except those liabilities and obligations that are not, individually or in the aggregate, material to Parent and that do not exceed $100,000 in the aggregate.
          Section 3.8 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet: (a) the business of Parent has been conducted, in all material respects, only in the ordinary course of business consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Change on Parent; (c) Parent has not suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) except as set forth on Schedule 3.8 of the Parent Disclosure Schedule, Parent has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.2.
          Section 3.9 Litigation. Except as set forth on Schedule 3.9 of the Parent Disclosure Schedule, there is no material Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, nor to its Knowledge is there any event, circumstance or fact existing or that has occurred that would reasonably be expected to result in any such material Action. There is no

Action pending or, to the Knowledge of Parent, threatened, seeking to prevent, hinder, modify, delay or challenge the Transactions. There is no pending or outstanding Order or, pending, or to the Knowledge of Parent, threatened, investigation by, any Governmental Authority relating to Parent or any of its Subsidiaries, any of its properties or assets or the Transactions. There is no Action by Parent or any of its Subsidiaries pending, or which Parent or any of its Subsidiaries has commenced preparations to initiate, against any other Person.
     Section 3.10 Compliance with Applicable Law.
          (a) Each of Parent and the Parent Subs is and has been in compliance in all material respects with all Laws applicable to it. Parent has not received during the past seven years, nor is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that Parent or either of the Parent Subs is not and has not been in compliance in any material respect with any Law applicable to it.
          (b) Parent is in possession of all licenses, franchises, permits, certificates, approvals, variances, registrations, accreditations, permissions and billing and other authorizations that are required for Parent to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Parent Permits”). Parent is and has been in compliance in all respects with all Parent Permits, except where the failure to so comply has not and would not reasonably be expected to have a material detriment on Parent and its Subsidiaries, taken as a whole, in excess of $250,000. Except as set forth on Schedule 3.10 of the Parent Disclosure Schedule, no suspension, cancellation, modification, revocation or nonrenewal of any Parent Permit is pending or, to the Knowledge of Parent, threatened, and Parent will continue to have the use and benefit of all Parent Permits following consummation of the Transactions. No Parent Permit is held in the name of any employee, officer, director, shareholder, agent or otherwise on behalf of Parent.
     Section 3.11 Intellectual Property.
          (a) Schedule 3.11 of the Parent Disclosure Schedule sets forth a true and complete list of all material Intellectual Property including registered and material unregistered Marks, Patents and registered Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by or exclusively licensed to Parent or either of the Parent Subs, identifying for each whether it is owned by or exclusively licensed to Parent. Schedule 3.11 of the Parent Disclosure Schedule lists the record owner of each such item of Intellectual Property, and the jurisdiction in which each such item of Intellectual Property has been issued or registered or in which each such application for the issuance or registration of such item of Intellectual Property has been filed. The Parent Intellectual Property includes all Intellectual Property necessary and sufficient to enable Parent to conduct its business as it is currently and proposed to be conducted. To the Knowledge of Parent, the Parent Intellectual Property Rights are valid and enforceable.
          (b) No registered Mark identified on Schedule 3.11 of the Parent Disclosure Schedule has been or is now involved in any opposition or cancellation proceeding and, to the Knowledge of Parent, no such proceeding is or has been threatened with respect to any of such Marks. No Patent identified on Schedule 3.11 of the Parent Disclosure Schedule has been or is now involved in any interference, reissue or reexamination proceeding and, to the Knowledge of Parent, no such proceeding is or has been threatened with respect to any of such Patents.
          (c) Parent is the sole and exclusive owner of all right, title and interest in and to, free and clear of any and all liens, licenses (royalty bearing or royalty-free), obligations or other Encumbrances to others requiring payment to any Person or any obligation to grant any right to any Person, of all Intellectual Property identified on Schedule 3.11 of the Parent Disclosure Schedule and all other Intellectual Property used in Parent’s business, other than Intellectual Property that is licensed to Parent by a third party licensor pursuant to a written license agreement that remains in effect. Parent has valid licenses to all material software and technology and other material Intellectual Property that is licensed to Parent by a third party licensor and used by Parent in the ordinary course of business, free and clear of all Encumbrances, except to the extent such a failure is the result of a defect in the license of the third party owner. Parent has not received any notice or claim challenging Parent’s ownership of any of the Intellectual Property owned (in whole or in part) by Parent, nor to the Knowledge of Parent is there a reasonable basis for any claim that Parent does not so own any of such Intellectual Property.
          (d) Parent has taken all reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and at all times has taken adequate security measures to protect the secrecy, confidentiality and value of all information that constitutes or constituted a Trade Secret of Parent and any other confidential information. To the Knowledge of Parent, during the most recent two years, there have been no material unauthorized disclosures of Parent’s trade secrets and non-public proprietary information to a third party. All current and former employees and consultants of Parent have executed and delivered proprietary information, trade secret and confidentiality and assignment agreements substantially in Parent’s standard forms. In addition, all current and former employees and consultants involved in research or development for Parent or who otherwise develop or conceive of any Intellectual Property for or on behalf of Parent have executed and delivered enforceable Contracts that assign to Parent all such employee’s or consultant’s rights, title and interests in any Intellectual Property conceived, developed, authorized or reduced to practice by such employee or consultant relating to the business of Parent. To the Knowledge of Parent, no current employee or consultant of Parent is in default or breach of any material term of any such Contract with Parent.
          (e) All registered Marks, issued Patents and registered Copyrights identified on Schedule 3.11 of the Parent Disclosure Schedule (“Parent Registered IP”) are valid and subsisting and, to the Knowledge of Parent, enforceable, and Parent has not received any notice or claim or cease-and-desist letters or invitations to license patent letters or written threats from any third party challenging the validity or enforceability of any Parent Registered IP or alleging any misuse of such Parent Registered IP. Parent has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Parent Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications). All necessary registration, maintenance, renewal and other relevant filing fees in connection with Parent Registered IP have been paid and all necessary documents, certificates and other relevant filings in connection with Parent Registered IP have been timely filed with the relevant patent, trademark, copyright or other relevant authorities in the United States or other jurisdictions, for the purpose of maintaining Parent Registered IP in the relevant jurisdiction.
          (f) To Parent’s Knowledge, the development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of Parent or either of the Parent Subs, and all of the other activities or operations of Parent or either of the Parent Subs, have not interfered with, infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party. Except as set forth on Schedule 3.11(f) of the Parent Disclosure Schedule, neither Parent nor either of the Parent Subs has received any notice or claim or cease-and-desist letters or invitations to license patent letters or written threats from any third party asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the Knowledge of Parent, is there a reasonable basis therefor. No Intellectual Property owned by or licensed to Parent or either of the Parent Subs is subject to any outstanding Order or Contract restricting the use or licensing thereof by Parent or either of the Parent Subs. To the Knowledge of Parent, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to Parent in a material manner.
          (g) Neither Parent nor either of the Parent Subs has transferred ownership of, or granted any exclusive license with respect to, any material Intellectual Property. No loss or expiration of any of the material Intellectual Property used by Parent in the conduct of its business is threatened, pending or reasonably foreseeable.
          (h) To the Knowledge of Parent, Parent’s business does not constitute unfair competition or trade practices and Parent has not engaged and does not engage in any false or misleading advertising or practices under the Laws of any jurisdiction in which Parent operates or markets any of its products or services.
          (i) Parent and each of the Parent Subs maintains policies and procedures regarding data security and privacy that are in compliance with all applicable Laws. To the Knowledge of Parent, there have been no security breaches relating to violations or any security policy or any unauthorized access of any data or information of Parent’s software or technology systems in the last two years. Except as would not have a Material Adverse Effect on Parent, the use and dissemination by Parent of any and all data or information concerning individuals is in compliance with all such privacy policies and applicable Laws, including HIPAA, and with respect to Parent and Merger Sub, the transactions contemplated to be consummated hereunder as of the Closing will not violate any such privacy policies or Laws.
     Section 3.12 Parent Information. The registration statement on Form S-4 (or any successor form) to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger, and any amendment or supplement thereto (the “Form S-4”) will not at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Proxy Statement will not as of the date mailed to stockholders of Parent and at the time of the meeting of the stockholders of Parent to be held for the purpose of obtaining the Parent Stockholder Approval (the “Parent Stockholders’ Meeting”) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information included in the Financing Disclosure Package did not as of the date provided, disclosed or otherwise made available to the participants in the Financing contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, and no amendment or supplement to the Financing Disclosure Package will, as of the date provided, disclosed or otherwise made available to the participants in the Financing subsequent to the date hereof contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied or required to be supplied by the Company or the Shareholders that is contained in or omitted from any of the foregoing documents.
     Section 3.13 Health Care Regulatory Compliance. Without limiting the provisions of Section 3.10:
          (a) Except as set forth on Schedule 3.13(a) of the Parent Disclosure Schedule, parent has all Parent Permits necessary for the conduct of its businesses and the use of its properties and assets as presently conducted and used, and Parent’s employees and agents have all Parent Permits necessary for the conduct of their professional activities, and all such Parent Permits are in full force and effect. Parent has had at all times during the previous three years all Parent Permits necessary for the conduct of its business and the use of its properties and assets as conducted and used at such respective times. Parent’s employees have and have had at all times during the previous three years all Parent Permits necessary for the conduct of their professional activities at such respective times. Parent has not received written notice from any Governmental Authority, nor does Parent have Knowledge, that any Parent Permit is subject to revocation, suspension, or any other disciplinary or adverse administrative action by any Governmental Authority. No Parent Permit applicable to Parent is subject to a consent order or any other final adverse disciplinary or administrative action, any of which is still in force and effect. The consummation of the Merger will not cause the revocation or cancellation of any Parent Permit.
          (b) Parent is in material compliance with all Health Care Laws and the terms of all Parent Permits to the extent applicable to Parent, or its business or operations.
          (c) Parent in compliance with all requirements of the Food and Drug Administration (the “FDA”), or any other Governmental Authority engaged in the regulation of Parent’s products, including but not limited to FDA’s requirements pertaining to establishment registration, product listing, manufacturing (i.e., cGMPs/QSR,), labeling and advertising and promotion, adverse event reporting and record keeping and reporting requirements.

          (d) Parent is not currently, and has not been at any time: (i) excluded from participation in any federal or state health care program, including those defined in 42 U.S.C. § 1320a–7b(f), (ii) convicted of any civil or criminal offense under any Health Care Law, (iii) debarred or disqualified from participation in any Federal health care program or other regulated activities for any violation or alleged violation of any Health Care Law, (iv) listed on the General Services Administration List of Parties Excluded from Federal Programs, (v) debarred pursuant to the Generic Drug Enforcement Act (21 U.S.C. §§ 301 et seq.) or disqualified as a clinical investigator pursuant to 21 C.F.R. § 812.119 or § 312.70, or (vi) a party to or subject to, or, to the Knowledge of Parent, threatened to be made a party to or subject to, any Action concerning any of the matters described in clauses (i), (ii), (iii), (iv) or (v).
          (e) The products introduced into interstate commerce by Parent were neither adulterated nor misbranded at the time of introduction into commerce, nor based on the actions of Parent, adulterated or misbranded after introduction into commerce.
     Section 3.14 General Tax Matters.
          (a) Each of Parent and its Subsidiaries has accurately prepared and properly and timely filed (including any extensions) all material Returns required to be filed by it under any applicable Law. Such Returns are true, complete, accurate and correct in all material respects and do not contain a disclosure statement under Section 6662 of the Code or any predecessor provision or comparable provision of state, local or foreign Law. Each of Parent and its Subsidiaries is and has been in material compliance with all applicable Laws pertaining to Taxes, including all applicable Laws relating to record retention.
          (b) Each of Parent and its Subsidiaries has timely paid all Taxes (whether or not shown on any Return) it is required to have paid except where contested in good faith by appropriate proceedings. All Taxes of Parent and its Subsidiaries accrued following the end of the most recent period covered by the Parent Interim Financial Statements delivered on or prior to the date hereof have been accrued in the ordinary course of business and do not exceed comparable amounts incurred in similar periods in prior years (taking into account any changes in Parent’s or the applicable Subsidiary’s operating results).
          (c) No claim has been made by any taxing authority in any jurisdiction where Parent or any of its Subsidiaries does not file Returns that it is or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Returns have been given by or requested from Parent or any of its Subsidiaries.
          (d) Schedule 3.14(d) of the Parent Disclosure Schedule sets forth (i) the taxable years of Parent and each of its Subsidiaries as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired, (ii) those years for which examinations by the taxing authorities have been completed and (iii) those taxable years for which examinations by taxing authorities are presently being conducted.
          (e) Except as disclosed on Schedule 3.14(e) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any Action by any taxing authority, nor does Parent or any of its Subsidiaries have Knowledge of any pending or threatened Action by any taxing authority.
          (f) All deficiencies asserted or assessments made against Parent or any of its Subsidiaries as a result of any examinations by any taxing authority have been fully paid and no rationale underlying a claim for Taxes has been asserted previously by any taxing authority that reasonably could be expected to be asserted in any other period.
          (g) There are no Encumbrances for Taxes, other than Encumbrances for current Taxes not yet due and payable, upon the assets of Parent or any of its Subsidiaries.
          (h) Neither Parent nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation Contract.
          (i) Neither Parent nor any of its Subsidiaries is a party to or bound by any closing agreement, Tax ruling or offer in compromise with any taxing authority.
          (j) Neither Parent nor any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than a group of which Parent is the common parent. Neither Parent nor any of its Subsidiaries has any liability for Taxes of any Person other than Parent and its Subsidiaries under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign Tax Law, as transferee or successor, by Contract or otherwise. Neither Parent nor any of its Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code.
          (k) Neither Parent nor any of its Subsidiaries has agreed to make, or is required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Neither Parent nor any of its Subsidiaries has taken any action that is not in accordance with past practice that could defer a liability for Taxes of Parent or any Subsidiary from any taxable period ending on or before the Closing Date to any taxable period ending after such date. Each of Parent and its Subsidiaries has at all times used the accrual method of accounting for income Tax purposes.
          (l) Neither Parent nor any of its Subsidiaries is a party to any Contract or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of Parent or any of its Subsidiaries, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
          (m) Schedule 3.14(m) of the Parent Disclosure Schedule sets forth all foreign jurisdictions in which Parent and its Subsidiaries are subject to Tax, are engaged in business or have a permanent establishment. Neither Parent nor any of its Subsidiaries has entered into a gain recognition agreement pursuant to Treas. Reg. § 1.367(a)-8. Neither Parent nor any of its Subsidiaries has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

          (n) Neither Parent nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or Contract that could be treated as a partnership for federal income tax purposes. Schedule 3.14(n) of the Parent Disclosure Schedule sets forth all elections pursuant to Treas. Reg. § 301.7701-3 that have been made by business entities in which Parent or any of its Subsidiaries owns an equity interest.
          (o) Neither Parent nor any of its Subsidiaries is, or has been, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, during the applicable period specified in Section 897(c)(1)(A) of the Code.
          (p) Neither Parent nor any of its Subsidiaries is an “investment company” within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.
          (q) Except as set forth on Schedule 3.14(q) of the Parent Disclosure Schedule, Parent (i) does not own, directly or indirectly, a single member limited liability company that is treated as a disregarded entity; (ii) is not a direct or indirect stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code; and (iii) is not and has not been a direct or indirect stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.
          (r) Neither Parent nor any of its Subsidiaries has or has ever had a branch or similar establishment, including a permanent establishment (as defined in any applicable Tax treaty between the United States and a foreign jurisdiction) or a disregarded entity, in any foreign jurisdiction.
          (s) Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law), (ii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iii) material prepaid amount received on or prior to the Closing Date.
          (t) Each of Parent and its Subsidiaries is in compliance, in all material respects, with all transfer pricing requirements in all relevant jurisdictions. Each of Parent and its Subsidiaries has contemporaneous documentation of, and Parent has made available to the Company, or, in the case of each of its Subsidiaries, has made available or caused each such Subsidiary to make available, all transfer pricing methodologies, including a transfer pricing analysis or study for each material or ongoing intercompany or related party transaction. Parent has made available to the Company or, in the case of each of its Subsidiaries, has made available or caused each such Subsidiary to make available, all intercompany Contracts relating to transfer pricing.
          (u) Neither Parent nor any of its Subsidiaries has participated in a “reportable transaction,” as currently defined in Treas. Reg. § 1.6011-4(b) or Section 6111 of the Code or any analogous provision of state, local or foreign Law.

     Section 3.15 Material Contracts.
          (a) Except as disclosed in the Parent SEC Reports or as disclosed on Schedule 3.15(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to nor are their assets or properties bound by any Contract of the following nature (such Contracts as are set forth or required to be set forth on Schedule 3.15(a) of the Parent Disclosure Schedule being “Parent Material Contracts”):
               (i) any Contract pursuant to which Parent has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay Contracts or keepwell agreements, or any Contract relating to or evidencing indebtedness of Parent, including mortgages, other grants of security interests, guarantees or notes; all except such agreements entered into by the Parent in the ordinary course of business;
               (ii) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of Parent;
               (iii) any lease, sublease or similar Contract under which (A) Parent is a lessor or sublessor of real property owned by any other Person, or makes available for use by any Person, any portion of any premises otherwise occupied, leased or subleased by it, or (B) Parent is a lessee or sublessee of, or holds or uses any real property owned by any other Person;
               (iv) any lease, sublease or similar Contract under which (A)  Parent is a lessee or sublessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person, or (B) Parent is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by it;
               (v) any Contract with any customer, distributor or supplier;
               (vi) any Contract with any Governmental Authority;
               (vii) any Tax sharing or Tax allocation Contract;
               (viii) any Contract with any Related Party of Parent;
               (ix) any employment or consulting Contract;
               (x) any Contract that limits, or purports to limit, the ability of Parent to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of Parent to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person exclusive rights (including any exclusive license or right to use any Intellectual Property) or “most favored nation” status or any type of special discount rights;

               (xi) any Contract providing for indemnification to or from any Person, except for such indemnification provisions granted to distributors, representatives, consultants or customers of Parent pursuant to Parent’s standard Contracts with such parties;
               (xii) any royalty Contract and any Contract relating in whole or in part to any Intellectual Property;
               (xiii) any joint venture or partnership, merger, asset or stock purchase or divestiture Contract (other than Contracts for the purchase or sale of assets in the ordinary course of business);
               (xiv) any Contract relating to settlement of any administrative, judicial or arbitration proceedings within the past five years;
               (xv) any Contract that results in any Person holding a power of attorney from Parent that relates to Parent or its business;
               (xvi) any Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $100,000 on an annual basis or in excess of $250,000 over the current Contract term, or (B) has a term greater than one year and cannot be cancelled by Parent without penalty or further payment and without more than 60 days’ notice; and
               (xvii) any other Contract not referenced in the foregoing clauses (i) through (xvi) that is material to the business, operations, assets, financial condition, results of operations or prospects of Parent, taken as a whole.
          (b) (i) Each of the Parent Material Contracts is valid, binding and in full force and effect and is enforceable against Parent, and to the Knowledge of Parent, the other parties thereto, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law), (ii)  Parent has performed all material obligations required to be performed by it under the Parent Material Contracts and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, (iii) to the Knowledge of Parent, (A) no other party to any Parent Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, and (B) no event has occurred or circumstance or condition exists (with or without the lapse of time or the giving of notice, or both) that may contravene, conflict with, or result in a violation or breach of any Parent Material Contract, result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment obligations under, or result in the creation of any Encumbrance upon any of the assets or properties of Parent under, or result in being declared void, voidable, or without further binding effect, or result in any other modification of or trigger any right or obligation under, any Parent Material Contract or provisions thereof; (iv) no party to any Parent Material Contract has given any written notice of an alleged breach thereof or otherwise threatened such a breach; and (v)  Parent has not received any written notice that any party to any

Parent Material Contract intends to cancel or terminate such Parent Material Contract, to renegotiate such Parent Material Contract, or to exercise or not exercise any options thereunder, and, to the Knowledge of Parent, no such intent to cancel, terminate, renegotiate or exercise has been otherwise threatened.
          (c) The execution and delivery by Parent of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by Parent of the Transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, will not violate, or conflict with, or result in a material breach of any provision of, or constitute a material default (or an event that, with notice or lapse of time or both, would constitute a material breach or default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment obligations under, or result in the creation of any Encumbrance upon any of the assets or properties of Parent under, or result in being declared void, voidable, or without further binding effect, or result in any other modification of or trigger any right or obligation under, any Parent Material Contract or provision thereof.
          (d) Except as set forth on Schedule 3.15(d) of the Parent Disclosure Schedule, no consent of any party to a Parent Material Contract is required in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions.
          (e) True, complete and accurate copies (or, as to oral Contracts, written summaries of the terms), of the Parent Material Contracts entered into on or prior to the date hereof have been provided or made available to the Company and true, complete and accurate copies (or, as to oral Contracts, written summaries of the terms) of any Parent Material Contracts entered into after the date hereof and prior to or on the Closing Date will be provided or made available to the Company promptly after being so entered into.
     Section 3.16 Customers and Suppliers.
          (a) Except as set forth on Schedule 3.16 of the Parent Disclosure Schedule, during the past two years, neither Parent nor Merger Sub has received from: (i) any current or former customer of Parent any written notice or assertion of breach, misrepresentation, breach of warranty, design errors or malfunctions, or other failures of Parent to deliver upon any promises or legal or contractual obligations, and no such assertion of breach, misrepresentation, breach of warranty, design errors or malfunctions, or other failures have been otherwise threatened; or (ii) any current customer of Parent any written notice that such customer has ceased or intends to cease or terminate its use of the products or services of Parent, or reduced or intends to reduce such use, whether or not as a result of the transactions contemplated hereby, or has sought to change the terms for its purchases of products and services, and no customer has otherwise threatened such a cessation, termination, or change in use or terms, except in each case where such alleged breach, misrepresentation, breach of warranty, design errors or malfunctions, or cessation, termination or reduction has not and would not reasonably be expected to result in Parent incurring, individually or in the aggregate with all other instances thereof, any loss of revenue or other Liability in excess of $100,000.

          (b) Except as set forth on Schedule 3.16 of the Parent Disclosure Schedule, during the past two years, neither Parent nor Merger Sub has received from: (i) any current or former supplier of Parent any notice or assertion of breach, misrepresentation, breach of warranty, or other failures of Parent to deliver upon any promises or legal or contractual obligations; or (ii) any current supplier of Parent any notice that such supplier has ceased or intends to cease or terminate supplying the products or services to Parent, or reduced or intends to reduce such supply, whether or not as a result of the transactions contemplated hereby, or has sought to change the terms for the supply of such products and services, other than general and customary changes in the terms in the ordinary course of business, consistent with past practice, except in each case where such alleged breach, misrepresentation, breach of warranty, failure to deliver, or cessation, termination or reduction has not and would not reasonably be expected to result in Parent incurring, individually or in the aggregate with all other instances thereof, any additional expense or other Liability in excess of $100,000.
     Section 3.17 Affiliate Interests and Transactions.
          (a) Except as set forth on Schedule 3.17 of the Parent Disclosure Schedule and except for ownership (of record or as a beneficial owner) of less than five percent of the outstanding Capital Stock or Share Capital of any Person that is publicly traded on any national or foreign stock exchange, or over-the-counter market, no Related Party of Parent to the Knowledge of Parent, (i) owns or has, since January 1, 2005, owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor of Intellectual Property or distributor of Parent, (ii) owns or has, since January 1, 2005, owned, directly or indirectly, or has or has had any interest in any material property (real or personal, tangible or intangible) that Parent uses or has used in or pertaining to the business of Parent, (iii) has or has had since January 1, 2005, any business dealings or a financial interest in any transaction with Parent or involving any assets or property of Parent, or has derived, received, or was entitled to, any interest, incentive, or other form of benefit in connection with Parent’s business, or any of the Contracts to which Parent is a party.
          (b) There are no outstanding notes payable to, accounts receivable from or advances by Parent to, and Parent is not otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of Parent. Except as set forth on Schedule 3.17 of the Parent Disclosure Schedule, Parent has not incurred any outstanding obligation or liability to, or entered into or agreed to enter into any agreement or transaction with or for the benefit of, any Related Party of Parent, other than the Transactions and the Financing.
     Section 3.18 No Prior Activities. Except for obligations incurred in connection with its organization, entry into this Agreement and anticipation of the Transactions, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.
     Section 3.19 Brokers’ Fees. Other than Oppenheimer & Co. Inc. and Seven Hills Partners LLC, whose fees will be paid by Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub. Parent has furnished to Company a complete and correct copy of all agreements between Parent and

Oppenheimer & Co. Inc. or Seven Hills Partners LLC pursuant to which such firm would be entitled to any payment relating to the Transactions.
     Section 3.20 Parent Disclosure. None of the representations or warranties of Parent contained in this Agreement or any Ancillary Agreement and none of the information contained in any schedule, certificate or other document delivered by Parent or that will at anytime be delivered by Parent pursuant hereto or thereto or in connection with the Transactions contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the Disclosure Schedule of the Company attached hereto and delivered concurrently herewith that is arranged in Sections corresponding to the numbered and lettered Sections contained in this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as follows:
     Section 4.1 Organization and Qualification.
          (a) Each of the Company and its Subsidiaries is (i) a corporation duly organized, validly existing and in good standing (to the extent the concept of good standing is recognized in the applicable jurisdiction) under the laws of the jurisdiction of its incorporation as set forth on Schedule 4.1(a) of the Company Disclosure Schedule, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing is recognized in the applicable jurisdiction), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in each case for any such failure to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Galil Medical (USA), Inc. is an inactive subsidiary, which does not currently conduct any business activities.
          (b) The Company has heretofore furnished to Parent a complete and correct copy of the Memorandum of Association and Articles of Association of the Company, as amended to date (the “Company Charter Documents”), and the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such Company Charter Documents, the certificates of incorporation, bylaws and equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents, certificate of incorporation, bylaws or equivalent organizational documents. Copies of the transfer books and the minutes of all meetings of shareholders, the Board of Directors and each committee of the Board of Directors of each of the Company and its Subsidiaries have been made available for inspection by Parent prior to the date hereof and such copies are true and complete.

     Section 4.2 Authority.
          (a) The Company has full corporate power and authority to execute and deliver this Agreement, and each of the Ancillary Agreements to which it will be a party, and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company is or will be party and the consummation by the Company of the Transactions have been duly and validly authorized by the Board of Directors of the Company. Except for obtaining Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or to consummate the Transactions. This Agreement has been, and upon their execution and delivery each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company. This Agreement constitutes, and upon their execution and delivery each of the Ancillary Agreements to be entered into after the date hereof to which the Company will be a party, will as of the date of delivery constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.
          (b) The Board of Directors of the Company, at a meeting thereof duly called, and held on November 9, 2008, (i) determined that this Agreement, the Merger, the Ancillary Agreements and the other Transactions are fair to, and in the best interests of, the Company and its Shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company to its creditors, (ii) approved this Agreement, the Merger, the Ancillary Agreements to which it is a party and the other Transactions, and (iii) determined to recommend to the Shareholders the approval of this Agreement, the Merger and the other Transactions.
     Section 4.3 No Conflict; Required Filings and Consents.
          (a) The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, and the consummation of the Transactions, do not and will not:
               (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries;
               (ii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound; or
               (iii) except as set forth on Schedule 4.3(a)(iii) of the Company Disclosure Schedule, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company or any of its Subsidiaries under, or result in the creation of any Encumbrance on any property, asset or right of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties, assets or rights are bound, except, in the case of the foregoing clauses (ii) and (iii), for any such conflicts, breaches, defaults or other occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
          (b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Authority by the Company or any of its Subsidiaries other than (i) filing of the Merger Certificate, (ii) notice to the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade & Labor (“OCS”) and, to the extent applicable, the MAGNET Program in the OCS (“MAGNET”) to the change in ownership of the Company to be effected by the Merger and the filing by Parent of an undertaking in customary form in favor of the OCS and the MAGNET to comply with the applicable Law, (iii) filings with, and approval by, the Investment Center of the Israeli Ministry of Industry, Trade & Labor (the “Investment Center”) of the change in ownership of the Company to be effected by the Merger, (iv) obtaining the Israeli Withholding Tax Ruling, the Israeli Options Tax Ruling and the Israeli Escrow Tax Ruling, if applicable, and (v) obtaining the Israeli Securities Exemption.
          (c) Subject to the provisions of Section 320 of the Companies Law, the affirmative vote (in person or by proxy) of (i) the holders of 75% of the Company Shares present and voting at the general meeting of the shareholders of the Company (voting together as a single class on an as-converted basis), (ii) the holders of 75% of the Company Ordinary Shares at a class meeting of such shareholders, (iii) the holders of 75% of the Preferred A-1 Shares of the Company at a class meeting of such shareholders, and (iv) the holders of 75% of the Preferred A-2 Shares of the Company at a class meeting of such shareholders, or (in each case) any adjournment or postponement thereof, in favor of the approval of this Agreement, the Merger and the other Transactions (collectively, the “Company Shareholder Approval”) are the only votes or approvals of the holders of any class or series of shares of the Company or any of its Subsidiaries that may be necessary to approve this Agreement, the Merger and the other Transactions. If Parent, Merger Sub or any Person holding twenty-five percent (25%) or more of either the voting rights or the right to appoint directors of Parent (any such Person is described in this paragraph as a “Parent Affiliate”) holds Company Shares, then the Company Shareholder Approval shall also include the additional requirement that a majority of the voting power present and voting at the Company Shareholders’ Meeting in person or by proxy (excluding abstentions, Parent, Parent Affiliates, or anyone acting on their behalf, including their family members or entities under their control) shall not have voted against the Merger.

          (d) Other than as set forth in the Companies Law, neither the Company or any Subsidiary thereof is subject to any business combination, control share acquisition, fair price or similar statute that applies to the Merger or any other Transaction.
     Section 4.4 Capitalization.
          (a) As of the date hereof, the authorized Share Capital of the Company consists of NIS 2,664,906, divided into 184,781,744 Ordinary Shares, 74,962,170 Preferred A-1 Shares and 6,746,596 Preferred A-2 Shares.
          (b) As of the date hereof, (i)  85,308,120 Company Ordinary Shares are issued and outstanding, (ii) 74,962,166 Preferred A-1 Shares are issued or outstanding, (iii) 6,746,596 Preferred A-2 Shares are issued and outstanding, (iv)  586,258 Company Ordinary Shares are held in the treasury of Company (included in the outstanding), (v) 25,209,334 Company Ordinary Shares are reserved for issuance upon exercise of Company Share Options issued and outstanding, (vi) 74,962,166 Company Ordinary Shares reserved for issuance upon conversion of the Preferred A-1 Shares, (vii) 6,746,596 Company Ordinary Shares reserved for issuance upon conversion of the Preferred A-2 Shares, and (viii) 4,230,416 Company Ordinary Shares are authorized and reserved for future issuance pursuant to the Company Option Plans (other than Company Ordinary Shares authorized and reserved for future issuance upon exercise of Company Share Options issued and outstanding). Each issued and outstanding Company Share is, and each Company Share reserved for issuance as specified above is, or will be, upon issuance on the terms and conditions specified in the instruments pursuant to which it is issuable, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights or similar rights, and has been, or will be, issued in compliance in all respects with applicable Law and the Company Charter Documents.
          (c) The authorized Share Capital of the Company immediately prior to the Closing shall consist of NIS 3,950,089.28 divided into 395,008,924 Ordinary Shares and 4 Preferred A-1 Shares.
          (d) As of immediately prior to the Closing (and following consummation of the transactions contemplated by the Pre-Closing Shareholders Agreement), and assuming no exercise of any outstanding Company Share Options following the date hereof, (i) 365,569,174 Company Ordinary Shares shall be issued and outstanding, (ii) 25,209,334 Company Ordinary Shares shall be reserved for issuance upon exercise of Company Share Options issued and outstanding, and (iii) 4,230,416 Company Ordinary Shares shall be authorized and reserved for future issuance pursuant to the Company Option Plans (other than Company Ordinary Shares authorized and reserved for future issuance upon exercise of Company Share Options issued and outstanding). Each issued and outstanding Company Share will be, and each Company Share reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which it is issuable, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights or similar rights, and will be issued in compliance in all respects with applicable Law and the Company Charter Documents.
          (e) Except as set forth on Schedule 4.4(e) of the Company Disclosure Schedule, since January 1, 2008, (i) no Company Shares have been issued, except in connection with the exercise of Company Share Options issued and outstanding on such date and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of, Company Ordinary Shares have been issued, granted or made.
          (f) Schedule 4.4(f) of the Company Disclosure Schedule accurately sets forth, as of the date hereof: (i) the name of each Person that is the record owner of any Company Shares or any other securities or instrument relating to the Share Capital of the Company; (ii) each such Person’s country and, if applicable, state of residence opposite that Person’s name, as set forth in the Company’s register of members or otherwise in the Company’s records; and (iii) the number of such Company Shares or other securities or instruments so owned by such Person and the number of Company Ordinary Shares that would be owned by such Person assuming conversion of all the Company Preferred Shares or any other security or instrument of the Company (including any option, restricted stock or warrant granted to such Person) convertible or exchangeable into or exercisable for Company Ordinary Shares so owned by such Person giving effect to all anti-dilution and similar adjustments, and to the transactions contemplated by the Pre-Closing Shareholders Agreement.
          (g) Except for Company Share Options, Preferred A-1 Shares and Preferred A-2 Shares issued and outstanding on the date hereof and listed on Schedules 4.4(f) or 4.4(h) of the Company Disclosure Schedule, as applicable, there are no outstanding subscriptions, options, calls, restrictions, arrangements, rights, warrants or other Contracts, including any right of conversion or exchange under any outstanding security, instrument or other Contract and also including any rights plan or other similar agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Company Shares or obligating the Company to grant, extend or enter into any such Contract. There are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any Company Shares or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Shareholders may vote. Except as set forth on Schedule 4.4(g) of the Company Disclosure Schedule, there are no voting trusts, irrevocable proxies or other Contracts to which the Company is a party or is bound with respect to the voting of any shares of Company Share Capital.
          (h) Schedule 4.4(h)(1) of the Company Disclosure Schedule lists each outstanding Company Share Option, the Company Plan under which such Company Share Option was granted, the holder thereof, the number of Company Shares issuable thereunder and the exercise price thereof and each such holder’s country and, if applicable, state of residence opposite such holder’s name, as set forth in the Company’s records. Except as set forth on Schedule 4.4(h)(2) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has agreed to register any securities under the Securities Act, any state securities Law or any other applicable securities Law or granted registration rights to any Person.
          (i) As of the date hereof the Company has, and as of the Closing Date the Company will have, less than 35 Shareholders (whether individuals, corporations or other

Persons) who are residents in Israel and which are entitled to receive shares of Parent Common Stock in accordance with the provisions of Article II (assuming no additional exercise of options occur). Without limiting the foregoing, from the date hereof until and including the Closing Date, the Company will promptly notify Parent of each exercise of any Company Share Option.
     Section 4.5 Equity Interests.
          (a) Except for the Subsidiaries listed on Schedule 4.1(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest or any Person, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.
          (b) Each of the issued and outstanding shares of Capital Stock of each of the Subsidiaries of the Company listed on Schedule 4.1(a) of the Company Disclosure Schedule (the “Subsidiary Shares”) has been duly authorized and validly issued and are fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights and were issued in compliance in all respects with the applicable Laws and the provisions of their respective memorandum of association, articles of association, certificate of incorporation, bylaws or equivalent organizational documents, and the Company owns, directly or indirectly, one hundred percent of all outstanding Subsidiary Shares. There are no (i) securities convertible into or exchangeable for shares of Capital Stock or other securities of any Subsidiary of the Company, or (ii) subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other Contracts or rights of any type granted or entered into by the Company or any of its Subsidiaries relating to the issuance, sale, repurchase or transfer of any securities of any Subsidiary of the Company or that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of any Subsidiary of the Company.
     Section 4.6 Financial Statements; No Undisclosed Liabilities.
          (a) True and complete copies of (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2005, December 31, 2006 and December 31, 2007, and the related audited consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of the Company and its Subsidiaries for the periods covered therein, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively, the “Company Annual Financial Statements”), (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2008, and the related consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of the Company and its Subsidiaries for the six months and quarter then ended, together with all related notes and schedules thereto, (iii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of July 31, 2008, August 31, 2008 and September 30, 2008, and the related consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of the Company and its Subsidiaries for the month then ended, and (iv) any subsequent financials delivered pursuant to Section 5.20 (collectively, the financial statements delivered pursuant to clauses (ii) through (iv), the “Company Interim Financial Statements”, and with the Company Annual Financial Statements, the “Company Financial Statements”), are attached hereto as Schedule 4.6(a) of the Company Disclosure Schedule, or with respect to any financial statements to be delivered pursuant to Section 5.20, will be delivered to Parent pursuant thereto. Each of the Company Financial Statements are, or in the case of the Company Interim Financial Statements to be delivered pursuant to Section 5.20, when so delivered will be (i) correct and complete in all material respects and have been prepared in accordance with the books and records of the Company and its Subsidiaries; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Company Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material. The Company Financial Statements do not contain any material items of a special or nonrecurring nature, except as expressly stated therein. Except for the Subsidiaries of the Company listed on Schedule 4.1(a) of the Company Disclosure Schedule, no financial statements of any other Person are required by GAAP to be consolidated in the financial statements of the Company.
          (b) Except for those liabilities that are reflected or reserved against on the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2007 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”), and for liabilities incurred in the ordinary course of business consistent with past practice after such date, neither the Company nor any of its Subsidiaries has incurred any liability (including, without limitation, any liability derived or assumed from any predecessor to the Company’s business or assets), whether or not required by GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto, except those liabilities and obligations that are not, individually or in the aggregate, material to the Company or any of its Subsidiaries and that do not exceed $100,000 in the aggregate.
          (c) The books of account and financial records of the Company and its Subsidiaries are true and correct and have been prepared and are maintained in accordance with sound accounting practice.
          (d) The Company’s internal controls and procedures are sufficient to ensure that the Company’s financial statements are accurate in all material respects. Without limiting the foregoing, the Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements that are in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to the differences. The Company has not been advised by any independent certified public accountant of the Company that there is a significant deficiency or material weakness in the design or operation of the internal controls of the Company or any of its Subsidiaries. Notwithstanding the foregoing, Parent acknowledges that the Company’s independent certified public accountants are not required to review the design or operation of the internal controls of the Company or any of its Subsidiaries.
     Section 4.7 Absence of Certain Changes or Events. Since the date of the Balance Sheet: (a) the businesses of the Company and its Subsidiaries have been conducted, in all material respects, only in the ordinary course of business consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Change on the Company; (c) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.
     Section 4.8 Compliance with Applicable Law; Permits.
          (a) Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all Laws applicable to it. None of the Company or any of its Subsidiaries has received during the past seven years, nor is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company or any of its Subsidiaries is not and has not been in compliance in any material respect with any Law applicable to it.
          (b) Each of the Company and its Subsidiaries is in possession of all licenses, franchises, permits, certificates, approvals, variances, registrations, accreditations, permissions and billing and other authorizations that are required for the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Company Permits”). Each of the Company and its Subsidiaries is and has been in compliance in all respects with all such Company Permits, except where the failure to so comply has not and would not reasonably be expected to have a material detriment on the Company and its Subsidiaries, taken as a whole, in excess of $250,000. No suspension, cancellation, modification, revocation or nonrenewal of any Company Permit is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries will continue to have the use and benefit of all Company Permits following consummation of the Transactions. No Company Permit is held in the name of any employee, officer, director, shareholder, agent or otherwise on behalf of the Company or any of its Subsidiaries.
     Section 4.9 Litigation. Except as set forth on Schedule 4.9 of the Company Disclosure Schedule, there is no material Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any material property or asset of the Company or any of its Subsidiaries, nor to its Knowledge is there any event, circumstance or fact existing or that has occurred that would reasonably be expected to result in any such material Action. There is no Action pending or, to the Knowledge of the Company, threatened, seeking to prevent, hinder, modify, delay or challenge the Transactions. There is no outstanding or pending Order or, pending or, to the Knowledge of the Company, threatened, investigation by, any

Governmental Authority relating to the Company, any of its Subsidiaries, any of their respective properties or assets or the Transactions. There is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.
     Section 4.10 Benefit Plans.
          (a) Schedule 4.10(a) of the Company Disclosure Schedule sets forth a true and complete list of all material Company Plans. “Company Plans” means:
               (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, share or share-related promises, plans and awards (including, share option, share purchase, or restricted stock), incentive, commission, variable compensation, deferred compensation, retiree medical or life insurance, welfare benefits, vacation, leave of absence, enhanced maternity, educational assistance, disability, permanent health insurance, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other Contracts to which the Company or any of its Subsidiaries is a party or by which their assets are bound, with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any liability or obligation or which are provided, maintained, contributed to or sponsored by the Company or any of its Subsidiaries (or which the Company or any of its Subsidiaries is contractually required to provide) for the benefit of any current or former employee, consultant, officer or director of the Company or any of its Subsidiaries in Israel, the United States or elsewhere; and
               (ii) any Contracts between the Company or any of its Subsidiaries and any current or prospective employee, consultant, officer or director of the Company or any of its Subsidiaries in Israel, the United States or elsewhere, including any Contracts relating in any way to a sale of the Company or any of its Subsidiaries.
          (b) Except as set forth on Schedule 4.10(b) of the Company Disclosure Schedule, each Company Plan is in writing. The Company has made available to Parent a true and complete copy of each material Company Plan, including all amendments thereto; provided, however, that in the case of Company Plans that are Contracts between the Company or any of its Subsidiaries and any current or prospective employee, consultant, officer or director of the Company, the Company has made available to Parent the standard form contract, and has made available to Parent a true and complete copy of each material document, if any, prepared in connection with each material Company Plan, including, if applicable, (i) a copy of each trust or other funding arrangement, (ii) the two most recently filed Internal Revenue Service (“IRS”) Form 5500, (iii) the most recently received IRS determination letter (or opinion letter) for each such Company Plan, (iv) the most recently prepared actuarial report and financial statement in connection with each such Company Plan, (v) the form of each representative share option agreement evidencing any outstanding Company Share Options, (vi) all correspondence since January 1, 2005 to or from any Governmental Authority relating to any Company Plan that alleges a violation of any Laws in any material respect or relates to a material amendment to any such Company Plan, and (vii) any approvals held by the Company or its Subsidiaries that enable them to employ foreign employees or employees from “territories” currently administered by Israel. Neither the Company nor any of its Subsidiaries has any express or implied commitment (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any Contract to provide compensation or benefits to any individual, or (C) to modify, change or terminate any Company Plan, other than with respect to a modification, change or termination required by the Israeli Tax Ordinance, ERISA, the Code, or other applicable law to the extent applicable in each such case. Except for Contracts set forth on Schedule 4.18(a)(viii) of the Company Disclosure Schedule, there are no Company Plans that are Contracts between the Company or any of its Subsidiaries and any current or prospective employee, consultant, officer or director of the Company that differ in any material respect from the standard form contract made available to Parent.
          (c) Neither the Company nor any ERISA Affiliate has sponsored, maintained, contributed to, been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”), or (ii) a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). No liability under Title IV of ERISA has been incurred by the Company, any Subsidiary or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, any Subsidiary or any ERISA Affiliate of incurring a liability under Title IV of ERISA. No Company Plan is a pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA. None of the Company Plans provides for or promises on behalf of the Company retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries, except for (i) coverage mandated by applicable Law or (ii) death benefits or retirement benefits under any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA).
          (d) Each Company Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including the Israeli Tax Ordinance, ERISA and the Code. No Action is pending or, to the Knowledge of the Company, threatened with respect to any Company Plan, other than claims for benefits in the ordinary course, that would reasonably be expected to result in any material liability to the Company.
          (e) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter) from the IRS covering all of the provisions applicable to the Company Plan for which determination letters are currently available that the Company Plan is so qualified. No fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Company Plan.
          (f) There has not been any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code (for which an exemption is not available), with respect to any Company Plan.

          (g) All material contributions, premiums or payments required to be made with respect to any Company Plan have been timely made.
          (h) With respect to Company Plans that are subject to or governed by the Laws of any jurisdiction other than the United States (the “Non-US Plans”), except as have not and would not, individually or in the aggregate, reasonably be expected to result in any materially liability to the Company or any of its Subsidiaries, (i) all amounts required to be reserved under each book reserved Non-US Plan have been so reserved in accordance with GAAP and (ii) each Non-US Plan required to be registered with a Governmental Authority as set forth on Schedule 4.10(h) of the Company Disclosure Schedule, has been so registered, has been maintained in good standing with the appropriate Governmental Authorities, has been maintained and operated in all respects in accordance with its terms and is in compliance with all applicable Law.
          (i) Except as set forth on Schedule 4.10(i) of the Company Disclosure Schedule, no Company Plan exists that, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any concurrent or subsequent event(s)), would reasonably be expected to (i) entitle any current or former employee, officer or director or consultant of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment or engagement after the execution of this Agreement or otherwise alter the termination provisions of any employment contract, (ii) accelerate or alter the time of payment, vesting or exercise or result in any grant, payment or funding (through a grantor trust or otherwise) of compensation or benefits or awards under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, (iii) limit or restrict the right of Parent or the Surviving Company to merge, amend or terminate any of the Company Plans or (iv) result in payments or benefits under any of the Company Plans or otherwise that would not be deductible under Section 280G of the Code.
          (j) To the Knowledge of the Company, each Company Plan that is a nonqualified deferred compensation plan (as defined under Section 409A of the Code) has, since January 1, 2005, been operated in good faith compliance with Sections 409A(a)(2), (3), and (4) of the Code.
          (k) The Company and its ERISA Affiliates do not maintain any Company Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code and the applicable provisions of the Health Insurance Portability and Accountability Act of 1986.
     Section 4.11 U.S. and European Labor and Employment Matters.
          (a) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any labor or collective bargaining Contract that pertains to employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no organizing activities or collective bargaining arrangements that could materially affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of the Company or any of its Subsidiaries. There is, and during the past three (3) years there has been, no labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries. There are no pending or, to the Knowledge of the Company, threatened union grievances or union representation questions involving employees of the Company or any of its Subsidiaries.
          (b) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice that has not had or would reasonably be expected to result in any material liability to the Company or any of its Subsidiaries. Except as set forth on Schedule 4.11(b) of the Company Disclosure Schedule, no unfair labor practice or labor charge or complaint, health and safety claim, or wage and hour claim is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the U.S. Department of Labor or any other Governmental Authority.
          (c) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. To the Knowledge of the Company, no current officer of the Company or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.
          (d) Except as set forth on Schedule 4.11(d)(1) of the Company Disclosure Schedule, each non-Israeli employee of the Company or any of its Subsidiaries is hired “at will,” meaning that the Company or its Subsidiary or such employee can terminate such employment, with or without cause, at any time, without liability, except for any statutory severance obligations under applicable Law. Schedule 4.11(d)(1) of the Company Disclosure Schedule sets forth the notice period (if any) applicable to any such person. All Persons who have performed services for the Company or its Subsidiaries in the United States or Europe have been classified as independent contractors, and all Persons who have performed services for the Company or its Subsidiaries in the United States and have been classified as exempt employees not entitled to overtime pay, have been at all times properly classified as such in accordance with all applicable Laws, except as has not and would not, individually or in the aggregate, reasonably be expected to have a material detriment on the Company and its Subsidiaries, taken as a whole, in excess of $250,000. Except as set forth on Schedule 4.11(d)(2) of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened claim by a current or former non-Israeli employee or non-Israeli independent contractor for compensation or any other entitlement in connection with his/her employment or engagement and/or the termination of such employment or engagement.
          (e) The pension plan operated by a third party pension provider in respect of employees based in the United Kingdom (the “UK Pension Plan”) is a personal pension arrangement administered by a third party provider which provides only money purchase benefits whereby the Company’s only liability is to administer employee’s contributions and pay employer contributions at an agreed level which has been disclosed to Parent. No assurance, promise or guarantee has been made or given to any person of a particular level or amount of benefit to be provided for or in respect of him or her under the UK Pension Plan on death, retirement or leaving service.
          (f) Except as set forth on Schedule 4.11(f) of the Company Disclosure Schedule, none of the Company’s or of its Subsidiaries’ employees who are based in European Member States have become an employee by virtue of the operation of the Acquired Rights Directive (or any similar or implementing legislation in any European Member State).
     Section 4.12 Israeli Employee Matters and Benefit Plans.
          (a) Solely with respect to employees and consultants of the Company or any Subsidiary thereof who reside or work in Israel or whose employment is otherwise subject to Israeli Law (“Israeli Employees” and “Israeli Consultants,” respectively):
               (i) except as set forth on Schedule 4.12(a)(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a member of any employers’ organization and no claim or request has been made towards the Company or any Subsidiary thereof by any employers’ organization, and neither the Company nor any of its Subsidiaries is a party or otherwise subject to any collective bargaining Contract or arrangement, whether general or special, with a labor union, trade union or other organization or body involving any of its Israeli Employees, and no such collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries;
               (ii) no labor union or other representative organization has been certified or recognized as the collective bargaining representative of any Israeli Employee and there are no union organizing campaigns or representation proceedings or campaigns in process or threatened with respect to any Israeli Employee;
               (iii) to Knowledge of the Company, there are no existing or threatened labor strikes, work stoppages, organized slowdowns, unfair labor practice charges or complaints or labor arbitration proceedings affecting any Israeli Employee;
               (iv) neither the Company nor any of its Subsidiaries has experienced any such labor controversy within the past five years;
               (v) neither the Company nor any of its Subsidiaries has recognized or received a demand for recognition from any collective bargaining representative with respect to any of its Israeli Employees;
               (vi) neither the Company nor any of its Subsidiaries is subject to, and no Israeli Employee of the Company or any of its Subsidiaries benefits from, any extension order (tzavei harchava) except for extension orders applicable to all employees in Israel and/or companies of the same industry as the Company or any of its Subsidiaries;
               (vii) Except as set forth on Schedule 4.12(a)(vii) of the Company Disclosure Schedule, all of the Israeli Employees and Israeli Consultants are “at will” employees or consultants subject to the termination notice provisions included in their respective agreements, if any, or applicable Law, and all Contracts between the Company or any Subsidiary thereof and any of their respective Israeli Employees, directors or Israeli Consultants can be terminated with a written notice provided by the Company or its Subsidiaries (as the case may be), of no more than sixty (60) days, without giving rise to a claim for damages or compensation (except for statutory payments);
               (viii) all amounts that the Company or any Subsidiary thereof is legally or contractually required to pay to Israeli Employees and Israeli Consultants and/or to Governmental Authorities are fully accrued on the Company Financial Statements (including any Company Financial Statements to be delivered pursuant to Section 5.20) as of the date of such Company Financial Statements, and the Company and its Subsidiaries are in compliance with the requirements of Section 14 of the Severance Pay Law 5723-1963 (“Severance Pay Law”);
               (ix) there is no pending or, to the Knowledge of the Company, threatened claim by a current or former Israeli Employee or Israeli Consultant for compensation or any other entitlement in connection with his/her employment or engagement and/or the termination of such employment or engagement;
               (x) all amounts that the Company and its Subsidiaries are legally or contractually required to either (A) deduct from their respective Israeli Employees’ or Israeli Consultants’ salaries or compensation or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds, or (B) withhold from their respective Israeli Employees’ or Israeli Consultants’ salaries and benefits and to pay to any Governmental Authority as required by the Israeli Tax Ordinance and/or Israeli National Insurance Law or otherwise, in either case, have been duly deducted, transferred, withheld and paid, and neither the Company nor any of its Subsidiaries has any outstanding obligation to make any such deduction, transfer, withholding or payment (other than routine payments, deductions or withholdings to be timely made in the ordinary course of business and consistent with past practice);
               (xi) the Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws, Contracts and customs relating to employment, employment practices, engagements with Israeli Consultants, wages and other consideration, bonuses and other compensation matters and terms and conditions of employment related to its Israeli Employees, including (but not limited to) the Israeli Prior Notice Law 2001, the Israeli Notice to Employee (Terms of Employment) Law 2002, the Israeli Prevention of Sexual Harassment Law 1998, and the Israeli Employment by Human Resource Contractors Law 1996;
               (xii) neither the Company nor any Subsidiary thereof has engaged any Israeli Employees and/or Israeli Consultants whose engagement would require special licenses or permits, and, except as set forth on Schedule 4.12(a)(xii) of the Company Disclosure Schedule, there are no unwritten policies or customs of the Company or any of its Subsidiaries which, by extension, could entitle Israeli Employees and Israeli Consultants to benefits in addition to what they are entitled by Law or Contract. Israeli Consultants providing services to the Company or any of its Subsidiaries are subject to agreements that state that there is no employer-employee relationship between the Company or any of its Subsidiaries, on the one hand, and an Israeli Consultant, on the other hand; and

               (xiii) except as set forth on Schedule 4.12(a)(xiii) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other Transactions, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Israeli Employees and/or Israeli Consultants (whether or not under any benefit plan), increase any Benefits payable to any such Israeli Employee or Israeli Consultant, including, without limitation, salaries and other compensation, directors’ fees, social benefits, bonuses, commissions, profit shares, automobile, reimbursement of expenses and benefits in kind, or result in any acceleration of the time of payment or vesting of any such benefit.
          (b) Schedule 4.12(b) of the Company Disclosure Schedule identifies each Israeli Employee and/or Israeli Consultant who is not fully available to perform work/services because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service. The Company provided Parent with either a copy of the agreements between the Company or any of its Subsidiaries and each Israeli Employee and/or Israeli Consultant, or a full and accurate description of the terms of employment or engagement of each such Israeli Employee or Israeli Consultant, and all benefits, including, without limitation, salaries and other compensation, directors’ fees, social benefits, bonuses, commissions, profit shares, automobile, reimbursement of expenses and benefits in kind (“Benefits”) payable or which the Company or any of its Subsidiaries is bound to provide (whether now or in the future) to each such Israeli Employee or Israeli Consultant. Neither the Company nor any of its Subsidiaries has adopted any policy or custom with respect to any Benefit that would materially change the terms of such Benefit.
     Section 4.13 Title, Sufficiency and Condition of Assets.
          (a) The Company and its Subsidiaries have good and valid title to or a valid leasehold interest in all of their assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice. The assets owned or leased by the Company or any of its Subsidiaries constitute all of the assets necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted. None of the assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than (i) liens for Taxes and assessments not yet due and payable, (ii) liens for Taxes that the Company or any of its Subsidiaries is contesting in good faith through appropriate proceedings, (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and not incurred in connection with the borrowing of money, and (iv) any such matters of record and other Encumbrances that do not, individually or in the aggregate, materially impair the ownership, or use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted, or the transfer of such assets (collectively, “Company Permitted Encumbrances”). Without limiting the foregoing, no liens on any of the assets of the Company or any Subsidiary thereof are registered in any registry in Israel.
          (b) All tangible assets owned or leased by the Company or its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.
     Section 4.14 Real Property.
          (a) Neither the Company or any of its Subsidiaries owns any Owned Real Property.
          (b) Schedule 4.14(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Company or its Subsidiaries have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Company Permitted Encumbrances. All leases in respect of the Leased Real Property are in full force and effect, neither the Company nor any of its Subsidiaries has received any written notice of a breach of default thereunder, and to the Knowledge of the Company, no event has occurred or circumstance or condition exists (with or without the lapse of time or the giving of notice, or both) that would constitute a breach or default thereunder.
          (c) There are no material latent defects or material adverse physical conditions affecting the Leased Real Property. All plants, warehouses, distribution centers, structures and other buildings on the Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted.
     Section 4.15 Intellectual Property.
          (a) Schedule 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list of all material Intellectual Property including registered and material unregistered Marks, Patents and registered Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries, identifying for each whether it is owned by or exclusively licensed to the Company or the relevant Subsidiary. Schedule 4.15(a) of the Company Disclosure Schedule lists the record owner of each such item of Intellectual Property, and the jurisdiction in which each such item of Intellectual Property has been issued or registered or in which each such application for the issuance or registration of such item of Intellectual Property has been filed. The Company Intellectual Property includes all Intellectual Property necessary and sufficient to enable the Company and each of its Subsidiaries to conduct its business as it is currently and proposed to be conducted. To the Knowledge of the Company, the Company Intellectual Property Rights are valid and enforceable.
          (b) No registered Mark identified on Schedule 4.15(a) of the Company Disclosure Schedule has been or is now involved in any opposition or cancellation proceeding and, to the Knowledge of the Company, no such proceeding is or has been threatened with respect to any of such Marks. No Patent identified on Schedule 4.15(a) of the Company Disclosure Schedule has been or is now involved in any interference, reissue or reexamination proceeding and, to the Knowledge of the Company, no such proceeding is or has been threatened with respect to any of such Patents.

          (c) The Company or its Subsidiaries are the sole and exclusive owner of all right, title and interest in and to, free and clear of any and all liens, licenses (royalty bearing or royalty-free), obligations or other Encumbrances to others requiring payment to any Person or any obligation to grant any right to any Person, of all Intellectual Property identified on Schedule 4.15(a) of the Company Disclosure Schedule and all other Intellectual Property used in the Company’s and its Subsidiaries’ businesses other than Intellectual Property that is licensed to the Company or a Subsidiary by a third party licensor pursuant to a written license agreement that remains in effect. The Company and its Subsidiaries have valid licenses to all material software and technology and all other material Intellectual Property that is licensed to the Company or a Subsidiary by a third party licensor and used by the Company or its Subsidiaries in the ordinary course of business, free and clear of all Encumbrances, except to the extent such a failure is the result of a defect in the license of the third party owner. Except as set forth on Schedule 4.15(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice or claim challenging the ownership by the Company or any of its Subsidiaries of any of the Intellectual Property owned (in whole or in part) by the Company or any of its Subsidiaries, nor to the Knowledge of the Company is there a reasonable basis for any claim that the Company or such Subsidiary does not so own any of such Intellectual Property.
          (d) Each of the Company and its Subsidiaries has taken all reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and at all times has taken adequate security measures to protect the secrecy, confidentiality and value of all information that constitutes or constituted a Trade Secret of the Company or any of its Subsidiaries and any other confidential information. To the Knowledge of the Company, during the most recent two (2) years, there have been no material unauthorized disclosures of the trade secrets and non-public proprietary information of the Company or any of its Subsidiaries to a third party. Since December 2006, all employees and consultants involved in research or development for the Company or any of its Subsidiaries or who otherwise have developed or conceived of any Intellectual Property for or on behalf of the Company or any of its Subsidiaries have (i) executed and delivered proprietary information, trade secret and confidentiality and assignment agreements substantially in the Company’s standard forms and (ii) executed and delivered enforceable Contracts that assign to the Company all such employee’s or consultant’s rights, title and interests in any Intellectual Property conceived, developed, authorized or reduced to practice by such employee or consultant relating to the business. To the Knowledge of the Company, no current employee or consultant of the Company or any of its Subsidiaries is in default or breach of any material term of any such Contract with the Company or any of its Subsidiaries.
          (e) All registered Marks, issued Patents and registered Copyrights identified on Schedule 4.15(a) of the Company Disclosure Schedule (“Company Registered IP”) are valid and subsisting and, to the Knowledge of the Company, enforceable, and neither the Company nor any of its Subsidiaries has received any notice or claim or cease-and-desist letters or invitations to license patent letters or written threats from any third party challenging the validity or enforceability of any Company Registered IP or alleging any misuse of Company Registered IP. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications). All necessary registration, maintenance, renewal and other relevant filing fees in connection with the Company Registered IP have been paid and all necessary documents, certificates and other relevant filings in connection with the Company Registered IP have been timely filed with the relevant patent, trademark, copyright or other relevant authorities in the United States, Israel or other jurisdictions, for the purpose of maintaining the Company Registered IP in the relevant jurisdiction.
          (f) To the Company’s Knowledge, the development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company or any of its Subsidiaries, and all of the other activities or operations of the Company or any of its Subsidiaries, have not interfered with, infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party. Except as set forth on Schedule 4.15(f)(1) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice or claim or cease-and-desist letters or invitations to license patent letters or written threats from any third party asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the Knowledge of the Company, is there a reasonable basis therefor. Except as set forth on Schedule 4.15(f)(2) of the Company Disclosure Schedule, no Intellectual Property owned by or licensed to the Company or any of its Subsidiaries is subject to any outstanding Order or Contract restricting the use or licensing thereof by the Company or its Subsidiaries. To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries in a material manner.
          (g) Except as set forth on Schedule 4.15(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any material Intellectual Property. Upon the consummation of the Closing, the Surviving Company shall succeed to all of the material Intellectual Property rights necessary for the conduct of the Company’s and its Subsidiaries’ businesses as they are currently and proposed to be conducted, and all of such rights shall be exercisable by the Surviving Company to the same extent as by the Company and its Subsidiaries prior to the Closing. No loss or expiration of any of the material Intellectual Property used by the Company or any of its Subsidiaries in the conduct of its business is threatened, pending or reasonably foreseeable.
          (h) To the Knowledge of the Company, the business of the Company and its Subsidiaries does not constitute unfair competition or trade practices and none of the Company or any of its Subsidiaries has engaged and does not engage in any false or misleading advertising or practices under the Laws of any jurisdiction in which the Company or any of its Subsidiaries operates or markets any of its products or services.
          (i) The Company and each of its Subsidiaries maintains policies and procedures regarding data security and privacy that are in compliance with all applicable Laws. To the Knowledge of the Company, there have been no security breaches relating to violations or any security policy or any unauthorized access of any data or information of the software or technology systems of the Company or any of its Subsidiaries in the last two years. Except as would not have a Material Adverse Effect on the Company, the use and dissemination by the Company of any and all data or information concerning individuals is in compliance with all such privacy policies and applicable Laws, including HIPAA, and the transactions contemplated to be consummated hereunder as of the Closing will not violate any such privacy policies or Laws.
     Section 4.16 General Tax Matters.
          (a) Except as set forth on Schedule 4.16(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has accurately prepared and properly and timely filed (including any extensions) all material Returns required to be filed by it under any applicable Law. Such Returns are true, complete, accurate and correct in all material respects and do not contain a disclosure statement under Section 6662 of the Code or any predecessor provision or comparable provision of state, local or foreign Law. Each of the Company and its Subsidiaries is and has been in material compliance with all applicable Laws pertaining to Taxes, including all applicable Laws relating to record retention.
          (b) Each of the Company and its Subsidiaries has timely paid all Taxes (whether or not shown on any Return) it is required to have paid except where contested in good faith by appropriate proceedings. All Taxes of the Company and its Subsidiaries accrued following the end of the most recent period covered by the Company Interim Financial Statements delivered on or prior to the date hereof have been accrued in the ordinary course of business and do not exceed comparable amounts incurred in similar periods in prior years (taking into account any changes in the Company’s or the applicable Subsidiary’s operating results).
          (c) No claim has been made by any taxing authority in any jurisdiction where the Company or any of its Subsidiaries does not file Returns that it is or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Returns have been given by or requested from the Company or any of its Subsidiaries.
          (d) Schedule 4.16(d) of the Company Disclosure Schedule sets forth (i) the taxable years of the Company and its Subsidiaries as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired, (ii) those years for which examinations by the taxing authorities have been completed and (iii) those taxable years for which examinations by taxing authorities are presently being conducted.
          (e) Neither the Company nor any of its Subsidiaries is a party to any Action by any taxing authority (including for this purpose the Investment Center with respect to the Company’s status as an “Approved Enterprise” under the Israeli Law for the Encouragement of Capital Investment, 5719-1959), nor does the Company have Knowledge of any pending or threatened Action by any taxing authority.
          (f) All deficiencies asserted or assessments made against the Company or any of its Subsidiaries as a result of any examinations by any taxing authority have been fully paid and no rationale underlying a claim for Taxes has been asserted previously by any taxing authority that reasonably could be expected to be asserted in any other period.
          (g) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation Contract.
          (h) Neither the Company nor any of its Subsidiaries is a party to or bound by any closing agreement, Tax ruling or offer in compromise with any taxing authority.
          (i) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than a group of which the Company is the common parent. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law, as transferee or successor, by Contract or otherwise. Neither the Company nor any of its Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code.
          (j) Neither the Company nor any of its Subsidiaries has agreed to make, or is required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Neither the Company nor any of its Subsidiaries has taken any action that is not in accordance with past practice that could defer a liability for Taxes of the Company or any Subsidiary from any taxable period ending on or before the Closing Date to any taxable period ending after such date. Each of the Company and its Subsidiaries has at all times used the accrual method of accounting for income Tax purposes.
          (k) Neither the Company nor any of its Subsidiaries is a party to any Contract or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company or any of its Subsidiaries, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
          (l) Schedule 4.16(l) of the Company Disclosure Schedule sets forth all foreign jurisdictions in which the Company and or any of its Subsidiaries are subject to Tax, are engaged in business or have a permanent establishment. Neither the Company nor any of its Subsidiaries has entered into a gain recognition agreement pursuant to Treas. Reg. § 1.367(a)-8. Neither the Company nor any of its Subsidiaries has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.
          (m) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or Contract that could be treated as a partnership for federal income tax purposes. Schedule 4.16(m) of the Company Disclosure Schedule sets forth all elections pursuant to Treas. Reg. § 301.7701-3 that have been made by business entities in which the Company or any of its Subsidiaries owns an equity interest.

          (n) Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, during the applicable period specified in Section 897(c)(1)(A) of the Code.
          (o) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law), (ii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iii) material prepaid amount received on or prior to the Closing Date.
          (p) Each of the Company and its Subsidiaries is in compliance, in all material respects, with all applicable transfer pricing requirements, except where the failure to so comply has not and would not reasonably be expected to have a material detriment on the Company and its Subsidiaries, taken as a whole, in excess of $250,000. Each of the Company and its Subsidiaries has contemporaneous documentation of, and the Company has made available to Parent, or, in the case of each of its Subsidiaries, has made available or caused each such Subsidiary to make available, all transfer pricing methodologies, including a transfer pricing analysis or study for each material or ongoing intercompany or related party transaction in the United States and Israel. The Company has made available to Parent or, in the case of each of its Subsidiaries, has made available or caused each such Subsidiary to make available, all intercompany Contracts relating to transfer pricing.
          (q) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction,” as currently defined in Treas. Reg. § 1.6011-4(b) or Section 6111 of the Code or any analogous provision of state, local or foreign Law.
          (r) The Company qualifies as an “industrial company” according to the meaning of that term in the Law for the Encouragement of Industry (Taxes), 5729-1969, and the consummation of the Merger and the other Transactions will not have any adverse effect on such qualification as an “industrial company”.
          (s) Schedule 4.16(s) of the Company Disclosure Schedule lists each Tax incentive, subsidy or benefit granted to and currently enjoyed by the Company or any of its Subsidiaries under the Laws of the State of Israel, the period for which such Tax incentive, subsidy or benefit applies, and the nature of such Tax incentive. The Company and its Subsidiaries have complied in all respects with all Israeli Laws to be entitled to claim such incentives, subsidies or benefits. Subject to receipt of the approval of the Investment Center and other Governmental Authority consents required as explicitly set forth herein, the consummation of the Merger and the other Transactions will not in any respect adversely affect the continued qualification for the incentives, subsidies or benefits or the terms or duration thereof or require any recapture of any previously claimed Tax incentive, subsidy or benefit, and no consent or approval of any Governmental Authority is required prior to the consummation of the Merger and the other Transactions in order to preserve the rights of the Surviving Company or its Subsidiaries to any such incentive, subsidy or benefit currently enjoyed by the Company or any of its Subsidiaries under the Laws of the State of Israel. The facilities specified on Schedule

4.16(s) of the Company Disclosure Schedule have been granted “approved enterprises” status under the Israeli Law for the Encouragement of Capital Investment, (5719-1959) (the “Law for the Encouragement of Capital Investment”) in the alternative tax benefits route, and the facilities specified on Schedule 4.16(s) of the Company Disclosure Schedule enjoy “privileged enterprise” status under the Law for the Encouragement of Capital Investment. The Company and its Subsidiaries are in compliance in all respects with all terms and conditions stipulated by the Law for the Encouragement of Capital Investment, the regulations published thereunder and the instruments of approval for the specific investments in the “approved enterprise” or any Tax ruling regarding specific investments in “privileged enterprises”.
          (t) The Company and its shareholders are not subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2 (other than any restrictions or limitations contained in, or as a result of, the Israeli Withholding Tax Ruling).
          (u) The Company has complied in all respects with all requirements of Section 102 of the Israeli Tax Ordinance and the regulations promulgated thereunder, with respect to the Company Share Options or the Company Ordinary Shares issued pursuant to the provisions of such section, and the Company has complied with the requirements of Section 3(i) of the Israeli Tax Ordinance with respect to the grant of options issued pursuant to the provisions of such section.
          (v) There has been no indication from any Israeli Tax authority that the consummation of the Merger and the other Transactions would affect the Company’s or any Subsidiary’s ability to offset for Israeli Tax purposes in the future any and all losses accumulated by the Company or any Subsidiary thereof as of the Closing Date.
          (w) The Company and each of its Subsidiaries has not undertaken since January 1, 2007 any transaction that will require special reporting in accordance with the Israeli Income Tax Regulations (Tax Planning Requiring Reporting) (Temporary Provisions), 2006, regarding reportable Tax planning.
     Section 4.17 Environmental Matters.
          (a) Each of the Company and its Subsidiaries is and, to the Knowledge of the Company, each of the Company, its Subsidiaries and all Predecessor Companies have been, in material compliance with all applicable Environmental Laws. None of the Company, any of its Subsidiaries or any of its or their executive officers has received during the past seven years, any communication or complaint from a Governmental Authority or other Person alleging that the Company or any of its Subsidiaries has or may have any material liability under any Environmental Law or is not in compliance with any Environmental Law nor, to the Knowledge of the Company, is there any basis for any such communication or complaint. Neither the Company nor any of its Subsidiaries is subject to any Order of any Governmental Authority relating to material liability under any Environmental Law.
          (b) The Company and each of its Subsidiaries has generated, manufactured, received, handled, used, processed, stored, treated, released, refined, discharged, emitted,

transported, imported and disposed of all Hazardous Materials in material compliance with all applicable Environmental Laws. There is no pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of the Company, threatened Action with respect to the Company or any of its Subsidiaries relating to Hazardous Substances or otherwise under any Environmental Law. To the Knowledge of the Company, no property (including soils, groundwater, surface water, buildings or other structures) operated or leased by the Company or any of its Subsidiaries is contaminated with any Hazardous Substance as a result of or in connection with the operations or activities of the Company or any of its Subsidiaries.
          (c) For purposes of this Agreement:
               (i) “Environmental Laws” means any Laws of any Governmental Authority relating to: (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources, including the Local Authorities (Sewerage) Law, 1962, the Water Law, 1959, the Abatement of Nuisances Law, 1961, the Planning and Building Law, 1965, the Hazardous Substances Law, 1993, the Prevention of Sea Pollution from Land-Based Sources Law, 1988 and the Public Health Ordinance, 1940.
               (ii) “Hazardous Substances” means: (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) those substances defined in or regulated under the Hazardous Substances Law, 1993 as may be amended from time to time, and all regulations thereunder; (C) petroleum and petroleum products, including crude oil and any fractions thereof; (D) natural gas, synthetic gas, and any mixtures thereof; (E) polychlorinated biphenyls, asbestos and radon; (F) any other pollutant or contaminant; and (G) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.
     Section 4.18 Material Contracts.
          (a) Except as set forth on Schedule 4.18(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to nor are their assets or properties bound by any Contract of the following nature (such Contracts as are set forth or required to be set forth on Schedule 4.18(a) of the Company Disclosure Schedule being “Company Material Contracts”):
               (i) any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay Contracts or keepwell agreements, or any Contract relating to or evidencing indebtedness of the Company or any of its Subsidiaries, including mortgages, other grants of security interests, guarantees or notes;
               (ii) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any of its Subsidiaries;
               (iii) any lease, sublease or similar Contract under which (A) the Company or any of its Subsidiaries is a lessor or sublessor of real property owned by any other Person, or makes available for use by any Person, any portion of any premises otherwise occupied, leased or subleased by it, or (B) the Company or any of its Subsidiaries is a lessee or sublessee of, or holds or uses any real property owned by any other Person;
               (iv) any lease, sublease or similar Contract under which (A) the Company or any of its Subsidiaries is a lessee or sublessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person, or (B) the Company or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by it;
               (v) any Contract with any customer, distributor or supplier;
               (vi) any Contract with any Governmental Authority;
               (vii) any Tax sharing or Tax allocation Contract;
               (viii) any Contract with any Related Party of the Company or any of its Subsidiaries;
               (ix) any employment or consulting Contract;
               (x) any Contract that limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person exclusive rights (including any exclusive license or right to use any Intellectual Property) or “most favored nation” status or any type of special discount rights;
               (xi) any Contract providing for indemnification to or from any Person, except for such indemnification provisions granted to distributors, representatives, consultants or customers of the Company and its Subsidiaries pursuant to the Company’s or its Subsidiaries’ standard Contracts with such parties;
               (xii) any royalty Contract and any Contract relating in whole or in part to any Intellectual Property;

               (xiii) any joint venture or partnership, merger, asset or stock purchase or divestiture Contract (other than Contracts for the purchase or sale of assets in the ordinary course of business);
               (xiv) any Contract relating to settlement of any administrative, judicial or arbitration proceedings within the past five years;
               (xv) any Contract that results in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or any of their respective businesses;
               (xvi) any Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $100,000 on an annual basis or in excess of $250,000 over the current Contract term, or (B) has a term greater than one year and cannot be cancelled by the Company or a Subsidiary of the Company without penalty or further payment and without more than 60 days’ notice; and
               (xvii) any other Contract not referenced in the foregoing clauses (i) through (xvi) that is material to the business, operations, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.
          (b) (i) Each of the Company Material Contracts is valid, binding and in full force and effect and is enforceable against the Company or one of its Subsidiaries, and to the Knowledge of the Company, the other parties thereto, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law), (ii) the Company or one of its Subsidiaries, if applicable, has performed all material obligations required to be performed by it under the Company Material Contracts and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, (iii) to the Knowledge of the Company, (A) no other party to any Company Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, and (B) no event has occurred or circumstance or condition exists (with or without the lapse of time or the giving of notice, or both) that may contravene, conflict with, or result in a violation or breach of any Company Material Contract, result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment obligations under, or result in the creation of any Encumbrance upon any of the assets or properties of the Company or any of its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or result in any other modification of or trigger any right or obligation under, any Company Material Contract or provisions thereof; (iv) no party to any Company Material Contract has given any written notice of an alleged breach thereof or otherwise threatened such a breach; and (v) neither the Company nor any of its Subsidiaries has received any written notice that any party to any Company Material Contract intends to cancel or terminate such Company Material Contract, to renegotiate such Company Material Contract, or to exercise or not exercise any options thereunder, and, to the Knowledge of the Company, no such intent to cancel, terminate, renegotiate or exercise has been otherwise threatened.

          (c) Except as set forth on Schedule 4.18(c) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by the Company of the Transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, will not violate, or conflict with, or result in a material breach of any provision of, or constitute a material default (or an event that, with notice or lapse of time or both, would constitute a material breach or default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment obligations under, or result in the creation of any Encumbrance upon any of the assets or properties of the Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or result in any other modification of or trigger any right or obligation under, any Company Material Contract or provision thereof.
          (d) Except as set forth on Schedule 4.18(d) of the Company Disclosure Schedule, no consent of any party to a Company Material Contract is required in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions.
          (e) True, complete and accurate copies (or, as to oral Contracts, written summaries of the terms), of the Company Material Contracts entered into on or prior to the date hereof have been provided or made available to Parent and true, complete and accurate copies (or, as to oral Contracts, written summaries of the terms) of any Company Material Contracts entered into after the date hereof and prior to or on the Closing Date will be provided or made available to Parent promptly after being so entered into.
     Section 4.19 Customers and Suppliers.
          (a) During the past two years, neither the Company nor any of its Subsidiaries has received from: (i) any current or former customer of the Company or any of its Subsidiaries any written notice or assertion of breach, misrepresentation, breach of warranty, design errors or malfunctions, or other failures of the Company or one of its Subsidiaries to deliver upon any promises or legal or contractual obligations, and no such assertion of breach, misrepresentation, breach of warranty, design errors or malfunctions, or other failures have been otherwise threatened; or (ii) any current customer of the Company or its Subsidiaries any written notice that such customer has ceased or intends to cease or terminate its use of the products or services of the Company or its Subsidiaries, or reduced or intends to reduce such use, whether or not as a result of the transactions contemplated hereby, or has sought to change the terms for its purchases of such products and services, and no customer has otherwise threatened such a cessation, termination, or change in use or terms, except in each case where such alleged breach, misrepresentation, breach of warranty, design errors or malfunctions, or cessation, termination or reduction has not and would not reasonably be expected to result in the Company or its Subsidiaries incurring, individually or in the aggregate with all other instances thereof, any loss of revenue or other Liability by the Company or any of its Subsidiaries in excess of $100,000.
          (b) Except as set forth on Schedule 4.19(b) of the Company Disclosure Schedule, during the past two years, neither the Company nor any of its Subsidiaries has received from: (i) any current or former supplier of the Company or any of its Subsidiaries any notice or assertion of breach, misrepresentation, breach of warranty, or other failures of the Company or any of its Subsidiaries to deliver upon any promises or legal or contractual obligations, nor to the Knowledge of the Company, has any event occurred, or does any circumstance or condition exist that, with or without the giving of notice or lapse of time, or both, might form the basis of any such notice or assertion; or (ii) any current supplier of the Company or any of its Subsidiaries any notice that such supplier has ceased or intends to cease or terminate supplying the products or services to the Company or any of its Subsidiaries, or reduced or intends to reduce such supply, whether or not as a result of the transactions contemplated hereby, or has sought to change the terms for the supply of such products and services, other than general and customary changes in terms in the ordinary course of business, consistent with past practice, except in each case where such alleged breach, misrepresentation, breach of warranty, failure to deliver, or cessation, termination or reduction has not and would not reasonably be expected to result in the Company or any of its Subsidiaries incurring, individually or in the aggregate with all other instances thereof, any additional expense or other Liability in excess of $100,000.
     Section 4.20 Warranties. The Company has delivered to Parent complete and accurate copies of all written warranties that are in effect with respect to the Company’s products and services and the products and services of any of its Subsidiaries. There have not been any material deviations from such warranties and none of the employees or agents of the Company or any of its Subsidiaries (i) is authorized to undertake obligations to any customer or to other third parties which expands such warranties, or (ii) to the Company’s Knowledge has made any oral warranty with respect to such products or services of the Company or any of its Subsidiaries. Schedule 4.20 of the Company Disclosure Schedule sets forth a list of all warranty claims currently made in writing against the Company or any of its Subsidiaries or otherwise threatened.
     Section 4.21 Accounts Receivable. Schedule 4.21 of the Company Disclosure Schedule sets forth the accounts receivable of the Company and its Subsidiaries (the “Accounts Receivable”) as of the date of the most recent Company Interim Financial Statements prior to the date hereof, which schedule also sets forth the aging of each such Accounts Receivable. Such Accounts Receivable represent valid obligations of the obligor thereunder and arose in the ordinary course of business of the Company or its Subsidiaries. The Accounts Receivable of the Company and its Subsidiaries arising after the date of the Company Interim Financial Statements represent valid obligations of the obligor thereunder and arose in the ordinary course of business.
     Section 4.22 Accounts Payable. Schedule 4.22 of the Company Disclosure Schedule sets forth all accounts payable of the Company and its Subsidiaries (the “Accounts Payable,”) as of the date of the most recent Company Interim Financial Statements prior to the date hereof which schedule also sets forth the date incurred, creditor and amount of each Accounts Payable. All Accounts Payable arose, and as of the Closing will have arisen, in arm’s length transactions in the ordinary course of business of the Company or its Subsidiaries.
     Section 4.23 Grants, Incentives and Subsidies. The Company has made available to Parent, prior to the date hereof, correct copies of all documents evidencing all pending, outstanding and granted grants, incentives, exemptions and subsidies from the Government of the State of Israel or any agency thereof, or from any other Governmental Authority, granted to the Company or any of its Subsidiaries, including the grant of Approved Enterprise Status from the Investment Center and grants from the OCS and the MAGNET (collectively, “Grants”) and of all letters of approval, certificates of completion, and supplements and amendments thereto, granted to the Company or any Subsidiary thereof, and all correspondence relating thereto. The Company and the applicable Subsidiaries are in compliance in all respects with the terms and conditions of all Grants which have been approved and the Laws applicable thereto, and have duly fulfilled in all respects all the undertakings required thereby. Without limiting the generality of the above, Schedule 4.23 of the Company Disclosure Schedule includes the aggregate amounts of the Grants, and the aggregate outstanding obligations thereunder of the Company or any of its Subsidiaries with respect to royalties, or the outstanding amounts to be paid by the OCS or any other relevant Governmental Entity to the Company or any of its Subsidiaries. Assuming compliance by Parent with any undertakings it may give with respect to the Grants that have been approved, the Company is not aware of any event or other set of circumstances which would reasonably be expected to lead to the revocation or material modification of any of the Grants that have been approved.
     Section 4.24 Affiliate Interests and Transactions.
          (a) Except for ownership (of record or as a beneficial owner) of less than one percent of the outstanding Capital Stock or Share Capital of any Person that is publicly traded on any national or foreign stock exchange, or over-the-counter market, no Related Party of the Company or any of its Subsidiaries (i) as far as the Company is aware (without making any inquiries), owns or has, since January 1, 2005, owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor of Intellectual Property or distributor of the Company or any of its Subsidiaries, (ii) owns or has, since January 1, 2005, owned, directly or indirectly, or has or has had any interest in any material property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used in or pertaining to the business of the Company or any of its Subsidiaries, (iii) has or has had since January 1, 2005, any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries, or has derived, received, or was entitled to, any interest, incentive, or other form of benefit in connection with the Company’s or its Subsidiaries’ business, or any of the Contracts to which the Company or any of its Subsidiaries is a party.
          (b) There are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Company or any of its Subsidiaries. Except as set forth on Schedule 4.24(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred any outstanding obligation or liability to, or entered into or agreed to enter into any agreement or transaction with or for the benefit of, any Related Party of the Company or any of its Subsidiaries, other than the Transactions.
     Section 4.25 Health Care Regulatory Compliance. Without limiting the provisions of Section 4.8:
          (a) each of the Company and its Subsidiaries has all Company Permits necessary for the conduct of their respective businesses and the use of their properties and assets as presently conducted and used, and the Company’s and its Subsidiaries’ respective employees and agents have all Company Permits necessary for the conduct of their professional activities, and all such Company Permits are in full force and effect. The Company and each of its Subsidiaries have had at all times during the previous three years all Company Permits necessary for the conduct of their respective businesses and the use of their properties and assets as conducted and used at such respective times. The Company’s and its Subsidiaries’ respective employees have had at all times during the previous three years all Company Permits necessary for the conduct of their professional activities at such respective times. Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority, nor does the Company have Knowledge, that any Company Permit is subject to revocation, suspension, or any other disciplinary or adverse administrative action by any Governmental Authority. No Company Permit applicable to the Company or any of its Subsidiaries is subject to a consent order or any other final adverse disciplinary or administrative action, any of which is still in force and effect. The consummation of the Merger will not cause the revocation or cancellation of any Company Permit.
          (b) Each of the Company and its Subsidiaries is in material compliance with all Health Care Laws and the terms of all Company Permits to the extent applicable to the Company or any of its Subsidiaries, or any of its or their respective businesses or operations.
          (c) The Company and its Subsidiaries are in compliance with all requirements of the FDA, or any other Governmental Authority engaged in the regulation of the Company’s or its Subsidiaries’ products, including not limited to FDA’s requirements pertaining to establishment registration, product listing, manufacturing (i.e., cGMPs/QSR,), labeling and advertising and promotion, adverse event reporting and record keeping and reporting requirements.
          (d) Neither the Company nor any of its Subsidiaries, is currently, or has been at any time: (i) excluded from participation in any federal or state health care program, including those defined in 42 U.S.C. § 1320a–7b(f), (ii) convicted of any civil or criminal offense under any Health Care Law, (iii) debarred or disqualified from participation in Federal health care program or other regulated activities for any violation or alleged violation of any Health Care Law, (iv) listed on the General Services Administration List of Parties Excluded from Federal Programs, (v) debarred pursuant to the Generic Drug Enforcement Act (21 U.S.C. §§ 301 et seq. or disqualified as a clinical investigator pursuant to 21 CFR § 812.119 or § 312.70, or (vi) a party to or subject to, or, to the Knowledge of the Company, threatened to be made a party to or subject to, any Action concerning any of the matters described in clauses (i), (ii), (iii), (iv) or (v).
          (e) The products introduced into interstate commerce by the Company and its Subsidiaries were neither adulterated nor misbranded at the time of introduction into commerce, nor based on the actions of the Company or any of its Subsidiaries, adulterated or misbranded after introduction into commerce.
     Section 4.26 Insurance. Schedule 4.26 of the Company Disclosure Schedule sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance maintained with respect to the Company or any of its Subsidiaries, together with the carriers, the liability limits for each such policy and identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. No notice of cancellation, termination or reduction of coverage has been received with respect to any such policy. Except as set forth on Schedule 4.26 of the Company Disclosure Schedule, no material claim currently is pending under any such policy. All material insurable risks in respect of the business and assets of the Company and its Subsidiaries are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Company and its Subsidiaries are engaged. To the Knowledge of the Company, the activities and operations of the Company and its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.
     Section 4.27 Brokers. Except for Piper Jaffray & Co., the fees of which will be paid by the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to Parent a complete and correct copy of all agreements between the Company and Piper Jaffray & Co. pursuant to which such firm would be entitled to any payment relating to the Transactions.
     Section 4.28 Company Shareholders. To the Knowledge of the Company, no Shareholder Beneficially Owns individually, or is a member of a “group” (as defined in Section 13(d) of the Exchange Act) that Beneficially Owns 50% or more of the Company Share Capital and, to the Knowledge of the Company, immediately after the Effective Time, no Shareholder will Beneficially Own individually, or will be a member of a “group” (as defined in Section 13(d) of the Exchange Act) that Beneficially Owns 20% or more of the Parent Common Stock.
     Section 4.29 Company Information.
          (a) Any information statement or proxy statement relating to any of the Company Shareholders’ Meetings, or action by written consent in lieu thereof will, as of the date delivered to such Shareholders and at the date of such meeting or consent, comply with all applicable requirements of Israeli Law and the Company Charter Documents as to the form and content thereof.
          (b) None of the information supplied by the Company for inclusion or incorporation by reference into the Form S-4, and which in fact is included or incorporated by reference in the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto becomes effective or at the time of sale thereunder, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.
          (c) None of the information supplied by the Company expressly for inclusion in the Financing Disclosure Package, and which in fact was included in the Financing Disclosure Package, at the time the Financing Disclosure Package was provided, disclosed or otherwise made available to the participants in the Financing, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made and none of the information supplied by the Company expressly for inclusion in any amendment or supplement to the Financing Disclosure Package, whether before or after the date hereof, and which in fact is included in any such amendment or supplement to the Financing Disclosure Package will, as of the date provided, disclosed or otherwise made available to the participants in the Financing, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein in light of the circumstances under which they are made not misleading.
          (d) None of the representations or warranties of the Company contained in this Agreement or any Ancillary Agreement and none of the information contained in any schedule, certificate, or other document delivered by the Company or that will at anytime be delivered by the Company pursuant hereto or thereto or in connection with the Transactions contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.
ARTICLE V
COVENANTS
     Section 5.1 Company Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, unless Parent shall otherwise agree in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the business of the Company and its Subsidiaries shall be conducted materially in the ordinary course of business consistent with past practice; and the Company shall, and shall cause each of its Subsidiaries to, preserve substantially intact the business organization, use commercially reasonable efforts to preserve substantially intact the assets of the Company and its Subsidiaries, and to keep available the services of the current officers and key employees and consultants of the Company and its Subsidiaries and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, between the date of this Agreement and the Closing Date, neither the Company nor any of its Subsidiaries shall do, or propose to do, directly or indirectly, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):
          (a) Except for an amendment to the articles of association of the Company in the form attached hereto as Exhibit B, amend or otherwise change its memorandum of association, articles of association, certificate of incorporation or bylaws or equivalent organizational documents;
          (b) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (i) any shares of Company Share Capital or the Share Capital or Capital Stock, as applicable, of any of its Subsidiaries, or any options (including Company Share Options), warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company or any of its Subsidiaries, other than the issuance of Company Ordinary Shares upon (A) exercise of Company Share Options outstanding on the date hereof, pursuant to the terms thereof, and (B) conversion of Company Preferred Shares outstanding on the date hereof, pursuant to the articles of association of the Company, or (ii) any properties or assets of the

Company or any of its Subsidiaries, other than sales or transfers of inventory in the ordinary course of business consistent with past practice;
          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of its Share Capital, except for dividends by any direct or indirect wholly owned Subsidiary of the Company to the Company;
          (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Share Capital or make any other change with respect to its capital structure;
          (e) acquire any Person or division thereof or any material assets not in the ordinary course of business consistent with past practice, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar Contract;
          (f) adopt or recommend a plan of complete or partial liquidation, dissolution, merger (except for the Merger), consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise alter the Company’s or a Subsidiary’s corporate structure;
          (g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except (i) borrowings, guarantees, endorsements or advances in the ordinary course of business consistent with past practice, provided that any increase in an existing credit line or other existing indebtedness greater than $2,500,000 will be deemed not in the ordinary course of business, and (ii) any additional financing in an amount up to $3,000,000 (less any increase in any existing credit line or other existing indebtedness on or after the date hereof pursuant to clause (ii)), provided that (x) the Company will consult with Parent on the terms of any such financing, and such financing will be subject to customary terms for such financings, (y) except to the extent such terms are contingent upon termination of this Agreement, such borrowed funds shall not be convertible into or exchangeable for any equity securities of the Company or its Subsidiaries and will have no prepayment penalties, and (z) any such additional financing under this clause (ii) that is provided by the Shareholders or their Affiliates will be repaid out of the proceeds of the Financing;
          (h) amend, waive, modify or consent to the termination of any Company Material Contract, or any of its rights thereunder, or enter into any Contract that would be a Company Material Contract, except in the ordinary course of business consistent with past practice;
          (i) authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $100,000 or capital expenditures that are, in the aggregate, in excess of $250,000 for the Company and its Subsidiaries taken as a whole;
          (j) enter into (i) any lease of real property or any renewals thereof, or (ii) any lease of personal property involving a term of more than one year or rental obligation exceeding $100,000 per year in any single case or in excess of $250,000 in the aggregate;

          (k) increase the compensation payable or to become payable or the benefits provided to its directors, officers, employees or consultants, except (i) for normal merit and cost-of-living increases consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not directors or officers of the Company or any of its Subsidiaries, (ii) in accordance with the terms of the agreements with such directors, officers, employees or consultants existing on the date hereof and listed on Schedule 4.18(a) of the Company Disclosure Schedule, or (iii) for any benefit package to be provided as set forth on Schedule 4.12(a)(xiii) of the Company Disclosure Schedule, or grant any severance or termination payment (except for payments in accordance with agreements existing on the date hereof and listed on Schedule 4.18(a) of the Company Disclosure Schedule, and statutory payments required by Israeli Law) to, or pay, loan or advance any amount to, any director, officer, employee or consultant of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any Company Plan (except where required by the terms of the Company Plan or by applicable law) or enter into any other plan for the benefit of the employees, directors or service providers of the Company or its Subsidiaries;
          (l) make any change in any method of accounting or accounting practice or policy, except as required by GAAP;
          (m) make, revoke or modify any Tax election, settle or compromise any Tax liability or file any Return other than on a basis consistent with past practice;
          (n) pay, discharge or satisfy any claim or other Liability, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;
          (o) commence or settle any Action, or cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;
          (p) permit the lapse of any existing policy of insurance relating to the business, assets, or directors and officers of the Company or any of its Subsidiaries;
          (q) permit the lapse of any material right relating to Intellectual Property used in the business of the Company or any of its Subsidiaries;
          (r) knowingly take any action, or knowingly fail to take any reasonable action, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(2)(E) of the Code;
          (s) take any action, or intentionally fail to take any action, that is reasonably likely to result in any representation or warranty made by the Company in this Agreement or any Ancillary Agreement to be untrue or result in a breach of any covenant made by the Company in this Agreement or any Ancillary Agreement, or that has or would reasonably be expected to have a Material Adverse Effect on the Company, except, in every case, as may be required by applicable Law;

          (t) except for the Company Shareholder Approval, the approval of the amendment to the Company’s articles of association as contemplated in Section 5.1(a) above (for which the Company has received irrevocable proxies sufficient for such approval), take any action requiring the approval of the Company Shareholders representing at least a majority of the holders of Company Ordinary Shares, Preferred A-1 Shares or Preferred A-2 Shares; or
          (u) announce an intention, enter into any formal or informal agreement, or otherwise make a Contract to do any of the foregoing.
     Section 5.2 Parent and Merger Sub Conduct of Business Prior to Closing. Between the date of this Agreement and the Closing Date, except as contemplated by this Agreement, including the Financing, unless the Company shall otherwise agree in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the business of Parent shall be conducted materially in the ordinary course of business consistent with past practice; and Parent shall preserve substantially intact its business organization and shall use commercially reasonable efforts to preserve substantially intact its assets, and to keep available the services of the current officers and key employees and consultants of Parent and to preserve the current relationships of Parent with customers, suppliers and other Persons with which Parent has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, including the Financing, or as set forth on Schedule 5.2, between the date of this Agreement and the Closing Date, Parent shall not do, or propose to do, directly or indirectly, any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):
          (a) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Capital Stock or make any other change with respect to its capital structure;
          (b) amend Parent’s certificate of incorporation or bylaws, except that Parent may amend its certificate of incorporation to provide for a reverse stock split of the Parent Common Stock, provided that Parent consult with the Company on the terms of any such amendment, which terms shall be reasonably satisfactory to the Company;
          (c) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (i) any shares of Parent Capital Stock, or any options (including Parent Stock Options), warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in Parent, other than the issuance of Parent Common Stock upon exercise of Parent Stock Options outstanding on the date hereof, pursuant to the terms thereof, or (ii) any properties or assets of Parent, other than sales or transfers of inventory in the ordinary course of business consistent with past practice;
          (d) acquire any Person or division thereof or any assets not in the ordinary course of business consistent with past practice, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar Contract;

          (e) knowingly take any action, or knowingly fail to take any reasonable action, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(2)(E) of the Code;
          (f) adopt or recommend a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent, or otherwise alter Parent’s corporate structure;
          (g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except borrowings, guarantees, endorsements or advances in the ordinary course of business consistent with past practice, provided that any increase in an existing credit line or other existing indebtedness greater than $2,500,000 will be deemed not in the ordinary course of business;
          (h) amend, waive, modify or consent to the termination of any Parent Material Contract, or any of its rights thereunder, or enter into any Contract that would be a Parent Material Contract, except in the ordinary course of business consistent with past practice;
          (i) authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $100,000 or capital expenditures that are, in the aggregate, in excess of $250,000 for Parent;
          (j) enter into (i) any lease of real property or any renewals thereof, or (ii) any lease of personal property involving a term of more than one year or rental obligation exceeding $100,000 per year in any single case or in excess of $250,000 in the aggregate;
          (k) increase the compensation payable or to become payable or the benefits provided to its directors, officers, employees or consultants, except for normal merit and cost-of-living increases consistent with past practice in salaries or wages of employees of Parent who are not directors or officers of Parent, or grant any severance or termination payment (except in accordance with existing agreements of Parent listed on Schedule 3.15(a) of the Parent Disclosure Schedule) to, or pay, loan or advance any amount to, any director, officer, employee or consultant of Parent, or establish, adopt, enter into or amend any existing benefit plan or enter into any other plan for the benefit of the employees, directors or service providers of Parent;
          (l) make any change in any method of accounting or accounting practice or policy, except as required by GAAP;
          (m) permit the lapse of any material right relating to Intellectual Property used in the business of Parent;
          (n) make, revoke or modify any Tax election, settle or compromise any Tax liability or file any Return other than on a basis consistent with past practice;
          (o) pay, discharge or satisfy any claim or other Liability, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Parent Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;
          (p) commence or settle any Action, or cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;
          (q) permit the lapse of any existing policy of insurance relating to the business, assets, or directors and officers of Parent;
          (r) take any action, or intentionally fail to take any action, that is reasonably likely to result in any representation or warranty made by Parent or Merger Sub in this Agreement or any Ancillary Agreement to be untrue or result in a breach of any covenant made by Parent or Merger Sub in this Agreement or any Ancillary Agreement, or that has or would reasonably be expected to have a Material Adverse Effect on Parent, except, in every case, as may be required by applicable Law;
          (s) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of its Capital Stock;
          (t) take any action requiring the approval of Parent Stockholders representing at least a majority of the shares of Parent Common Stock; or
          (u) announce an intention, enter into any formal or informal agreement, or otherwise make a Contract to do any of the foregoing.
     Section 5.3 Merger Proposal. Each of the Company and Merger Sub, shall take the following actions within the timeframes set forth herein; provided, however, that any such actions or the timeframe for taking such action shall be subject to any amendment in the applicable provisions of the Companies Law and the regulations promulgated thereunder (and in case of an amendment thereto, such amendment shall automatically apply so as to amend this Section 5.3 accordingly):
          (a) As promptly as practicable after the execution and delivery of this Agreement:
               (i) Each of the Company and Merger Sub shall cause a merger proposal (in the Hebrew language) in substantially the form attached hereto as Exhibit C (a “Merger Proposal”) to be executed in accordance with Section 316 of the Companies Law;
               (ii) The Company and Merger Sub shall each call a general meeting and class meetings of the shareholders of the Company and a general meeting of Merger Sub’s sole shareholder, respectively for the purpose of approving the Merger and the other Transactions; and
               (iii) Within three days from the date the general meetings have been called as aforesaid, the Company and Merger Sub shall jointly deliver the Merger Proposals to the Israeli Companies Registrar. Each of the Company and Merger Sub shall cause a copy of its

Merger Proposal to be delivered to its secured creditors, if any, no later than three days after the date on which such Merger Proposal is delivered to the Israeli Companies Registrar and shall promptly inform its respective non-secured creditors, if any, of such Merger Proposal and its contents in accordance with Section 318 of the Companies Law and the regulations promulgated thereunder.
          (b) Promptly after the Company and Merger Sub shall have complied with the provisions of Section 5.3(a) and with subsections (i), (ii) and (iii) of this Section 5.3(b), but in any event not later than three days following the date on which such notice was sent to the creditors, each of the Company and Merger Sub shall inform the Israeli Companies Registrar, in accordance with Section 317(b) of the Companies Law, that notice was submitted to their respective secured and non-secured creditors in accordance with Section 318 of the Companies Law and the regulations promulgated thereunder. The procedure of making notices in accordance with the provisions of Section 5.3(a) shall be as follows. Each of the Company and, if applicable, Merger Sub, shall:
               (i) Publish a notice to its creditors, stating that a Merger Proposal has been submitted to the Israeli Companies Registrar and that the creditors may review the Merger Proposal at the offices of the Israeli Companies Registrar, the Company’s registered offices or Merger Sub’s registered offices, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (A) two daily Hebrew newspapers circulated in Israel, on the day that the Merger Proposal is submitted to the Israeli Companies Registrar, (B) a newspaper circulated in the United States, not later than three Business Days (as defined in the applicable regulations promulgated under the Companies Law) following the day on which the Merger Proposal was submitted to the Israeli Companies Registrar, and (C) if required, in such other manner as may be required by any applicable Law;
               (ii) Within four Business Days (as defined in the applicable regulations promulgated under the Companies Law) from the date of submitting the Merger Proposals to the Israeli Companies Registrar send a notice, by registered mail, to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the Companies Law), in which it shall state that a Merger Proposal was submitted to the Israeli Companies Registrar and that such Substantial Creditors may review the Merger Proposal at such additional locations, as specified in the notice referred to in Section 5.3(b)(i); and
               (iii) Send to the Company “employees committee” or display in a prominent place at the Company premises, a copy of the notice published in a daily Hebrew newspaper (as referred to in Section 5.3(b)(i)(A)), no later than three Business Days (as defined in the applicable regulations promulgated under the Companies Law) following the day on which the Merger Proposal has been submitted to the Israeli Companies Registrar.
     Section 5.4 Company Shareholders Approval. The Company will take, in accordance with applicable Law and the Company Charter Documents, all action necessary to convene a general meeting of the Shareholders and separate meetings of the holders of each class or series of Company Shares (each, a “Company Shareholders’ Meeting”) as promptly as practicable, but in no event later than 40 days after the date the Form S-4 is declared effective by the SEC, to consider and vote for the approval of this Agreement, the Merger and the other Transactions.

The Board of Directors of the Company shall recommend such approval (the “Recommendation”) subject to the notice requirements of the Companies Law and the rules and regulations promulgated thereunder and the Company Charter Documents. The Company shall call, notice, convene, hold and conduct the Company Shareholders’ Meetings in compliance with applicable Laws including the Companies Law and the Company Charter Documents. Subject to the provisions of Section 320(c) of the Companies Law, the approval of the Merger requires the Company Shareholder Approval. The quorum required for the general meeting of the Shareholders is (i) one Shareholder, and (ii) one or more Shareholders holding together at least 50% of the then issued and outstanding share capital of the Company (determined on as converted basis), and (ii) shareholder(s) holding at least a majority of the Preferred A-1 Shares and Preferred A-2 Shares, in each case present in person or by proxy; the quorum required for the class meeting of the holders of the Company Ordinary Shares is one or more Shareholders, present in person or by proxy, holding at least 50% of the issued and outstanding Company Ordinary Shares; the quorum required for the class meeting of the holders of the Preferred A-1 Shares of the Company is one or more Shareholders, present in person or by proxy, holding at least 50% of the issued and outstanding Preferred A-1 Shares of the Company; and the quorum required for the class meeting of the holders of the Preferred A-2 Shares of the Company is one or more Shareholders, present in person or by proxy, holding at least 50% of the issued and outstanding Preferred A-2 Shares of the Company. If, as of the time for which such Company Shareholders’ Meeting is originally scheduled (as set forth in the notice for the Company Shareholders’ Meeting), the number of Company Shares present at the Company Shareholders’ Meeting (either in person or by proxy) is insufficient to constitute the required quorum necessary to conduct the business of such Company Shareholders’ Meeting, the Company may adjourn or postpone such Company Shareholders’ Meeting; provided, that in each case, the adjourned or postponed meeting is held no more than seven days after the originally scheduled meeting. The Company shall include the Recommendation in any materials sent to the Shareholders in connection with the Company Shareholders’ Meetings. Not later than three days after the date of such approval, the Company, in coordination with Parent, shall (in accordance with Section 317(b) of the Companies Law and the regulations thereunder) inform the Israeli Companies Registrar of such approval.
     Section 5.5 Counsel Access to Information. Subject to the terms of the Confidentiality Agreement and applicable Law, from the date hereof until the Closing Date, each of the Company and Parent shall, and each shall cause its Subsidiaries, if any, to, afford to outside counsel of the other party complete access (including for inspection, interview, and copying, as applicable) to documents, data, employees, officers, or other information as the other party may reasonably request and that are relevant to any potential or actual filings, investigations or other inquiries relating to the Merger or the other Transactions.
     Section 5.6 Filings; Other Actions; Notification.
          (a) Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use, and shall cause their respective Subsidiaries and Affiliates to use, their respective commercially reasonable efforts to (A) take or cause to be taken all actions, and (B) do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Law to consummate and make effective the Merger and the other Transactions as soon as practicable, including (i)

obtaining all necessary actions, consents and approvals from Governmental Authorities (including the Investment Center), or other Persons necessary in connection with the consummation of the Transactions and the making of all necessary registrations, filings and taking all reasonable steps as may be necessary to obtain an approval from, or to avoid an Action by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other Transactions (including notifying the OCS and the MAGNET of the Merger and the other Transactions), (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other Transactions in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated or reversed, (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and the other Transactions in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement, and (iv) the execution by Parent or its Affiliates of an undertaking in customary form in favor of the OCS and the MAGNET to comply with the applicable Law, if required.
          (b) In furtherance and not in limitation of the foregoing, each party hereto agrees to make all appropriate filings with any applicable Governmental Authority or other third party from which the consents set forth on Schedule 6.1(c) are required to be obtained by it (which for such purpose, with respect to Contracts, Parent shall obtain all consents for Contracts to which it is a party or to which it is subject and the Company shall obtain consents for all Contracts to which it or any Subsidiary of the Company is a party or to which the Company or any such Subsidiary is subject) as promptly as practicable, and to supply as promptly as practicable any additional information and documentary material that may be reasonably required with respect to such filings and use its commercially reasonable efforts to take, or cause to be taken, all other actions consistent with this Section 5.6 necessary to cause the expiration or termination of the applicable waiting periods with respect to such filings (including any extensions thereof), if any, as soon as practicable.
          (c) Subject to applicable Law and the instructions of any Governmental Authority, each of the Company and Parent shall keep the other reasonably apprised of the status of matters relating to completion of the Merger and the other Transactions, including promptly furnishing the other with copies of all notices or other communications received by Parent or the Company, as the case may be, or any of their Subsidiaries from any third party including any Governmental Authority with respect to the Merger or the other Transactions. Neither the Company nor Parent shall permit any of its officers or any other representatives to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the Merger or the other Transactions unless it consults with the other party in advance and shall, to the extent permitted by such Governmental Authority, give the other party the opportunity to attend and participate thereat.
          (d) Without limiting the foregoing, Parent and the Company shall, and shall cause their respective Subsidiaries and each of their respective officers, employees and independent auditors to, cooperate in connection with the arrangement of the Financing, including without limitation, reasonable participation in meetings and the provision of information relating to or in connection with the Financing reasonably requested by the Company or Parent, as the case may be.

          (e) In the event that Parent shall request the consent of the Company pursuant to Section 9(b) of the Financing Agreement to bring any Action against any purchaser listed on Schedule I to such agreement, the Company may, notwithstanding anything contained in Section 5.6(a) give or withhold such consent, in its sole discretion.
          (f) Notwithstanding anything in this Agreement, in no event shall Parent or the Company be required to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would require the divestiture, license or other transfer of any assets of Parent, the Company or the Surviving Company or any of their respective Affiliates. In addition, in no event shall Parent be required to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would limit Parent’s freedom of action with respect to, or its ability to consolidate and control, the Surviving Company and its Subsidiaries or any of their assets or businesses or any of Parent’s or its Affiliates’ other assets or businesses.
     Section 5.7 Israeli Tax Rulings.
          (a) As soon as reasonably practicable after the execution of this Agreement, the Company shall cause its Israeli counsel or Israeli consultants to prepare and file with the Israeli Tax Authority one or more applications, or, in the case of applications that have previously been filed, to continue to use its best efforts to diligently pursue in good faith the receipt from the Israeli Tax Authority of one or more rulings that:
               (i) (A) Provides for a full exemption to Parent, the Exchange Agent, the Surviving Company and its or their agents from withholding requirements as a result of a deferral of Israeli income tax pursuant to Section 104H of the Israeli Tax Ordinance, or (B) to the extent that such payers are not fully exempt from withholding as a result of (A) above, that either: (x) exempts Parent, the Exchange Agent, the Surviving Company and its or their agents from any obligation to withhold Israeli Tax at source from any consideration payable or otherwise deliverable pursuant to this Agreement, or clarifies that no such obligation exists; or (y) clearly instructs Parent, the Exchange Agent, the Surviving Company and their agents how and when such withholding at source is to be performed, and in particular, with respect to the classes or categories of former holders of Company Shares from which Tax is to be withheld (if any), and the rate or rates of withholding to be applied (collectively, the “Israeli Withholding Tax Ruling”), provided that no withholding or a reduced rate of withholding, as applicable, under Israeli Tax Law will be made from any consideration payable hereunder to a Shareholder to the extent that such Shareholder has provided Parent, prior to the time such payment is made, with an appropriate unequivocal exemption from withholding of Israeli Tax issued by the Israeli Tax Authority confirming that no withholding of Israeli Tax is required with respect to the particular Shareholder in question.
               (ii) Are in form and substance reasonably satisfactory to Parent and the Company, confirming that that the assumption of Company Share Options (whether vested or unvested) under Section 2.10 will not result in a requirement for an immediate Israeli tax payment and that the statutory trust period under Section 102 of the Israeli Tax Ordinance for any Company Share Options that are assumed by Parent will continue uninterrupted from the original date of grant of such Company Share Option and will not recommence as a result of the the Merger and the other Transactions; which ruling may be subject to customary conditions regularly associated with such a ruling (the “Israeli Options Tax Ruling”).
               (iii) If applicable, provides that payments out of the Indemnity Escrow Fund shall not be subject to Israeli Tax until actually received by the Persons entitled thereto, subject to the terms and periods set forth in such ruling (the “Israeli Escrow Tax Ruling”, and together with Israeli Options Tax Ruling and the Israeli Withholding Tax Ruling, the “Israeli Tax Rulings”).
          (b) Parent shall, and shall instruct its representatives and advisors to, reasonably cooperate with the Company and its Israeli counsel, consultants, representatives and other advisors with respect to the preparation and filing of such applications and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Rulings. Subject to the terms and conditions hereof, the Company shall use its commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Tax Rulings, as promptly as practicable; provided that the Company shall not be required to make any material payment (excluding to the ITA) or to post any material security or bond in connection with obtaining such rulings. The Company, its representatives and advisors shall not make any application to, or conduct any negotiation with, the Israeli Tax Authorities with respect to any matter relating to the subject matter of the Israeli Tax Rulings without prior consultation with Parent, and will enable Parent’s representatives and advisors to participate in all discussions and meetings relating thereto. Parent shall reasonably cooperate with the Company and its Israeli counsel, consultants, representatives and other advisors in the course of such participation and to the extent reasonably necessary to enable the Company to obtain the Israeli Tax Rulings. To the extent that Parent’s representative and advisors elect not to participate in any meeting or discussion, the Company’s representatives and advisors shall provide a prompt and full report of the discussions held. In any event, the final text of the Israeli Tax Rulings shall in all circumstances reasonably satisfactory to the Company and Parent.
     Section 5.8 Israeli Securities Exemption. As promptly as practicable after the date hereof, Parent shall cause its Israeli counsel to prepare and file with the Israeli Security Authority an application for an exemption from the requirements of the Israeli Securities Law 5728-1968 (the “Israeli Securities Law”) concerning the publication of a prospectus in respect of the conversion of the Company Share Options into options to purchase Parent Common Stock in accordance with the provisions of Section 2.10 hereof, pursuant to Section 15D of the Israeli Securities Law (the “Israeli Securities Exemption”). The Company shall cooperate and cause its Representatives to cooperate with all reasonable requests of Parent in connection with the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Securities Exemption. Subject to the terms and conditions hereof, Parent shall use commercially reasonable efforts to (A) promptly take, or cause to be taken, all action and (B) do, or cause to be done, all things necessary, proper or advisable, under applicable Law to obtain the Israeli Securities Exemption, as promptly as practicable. Parent, its representatives and advisors shall not make any application to, or conduct any negotiation with, the Israeli Security Authority with respect to any matter relating to the subject matter of the Israeli Securities Exemption without prior consultation with the Company, and to the extent possible will enable Company’s representatives and advisors to participate in all discussions and meetings relating thereto. To the extent that the Company’s representatives and advisors elect not to participate in any meeting or discussion, Parent’s representatives and advisors shall provide to the Company a prompt update of the discussions held. In any event, the Israeli Securities Exemption shall in all circumstances be reasonably satisfactory to the Company and Parent.
     Section 5.9 Public Filings; Regulatory Matters; Parent Stockholder Approval; Financing Disclosure Package.
          (a) As promptly as reasonably practicable following the date hereof, Parent shall prepare and file with the SEC a proxy statement relating to the Parent Stockholder Approval (the “Proxy Statement”), and the Form S-4. The Proxy Statement will be included in and will constitute a part of the Form S-4. Each of Parent and the Company shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC and the Form S-4 declared effective by the SEC as soon after such filing as practicable and Parent shall use its commercially reasonable efforts to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other Transactions. Parent shall, as promptly as practicable after receipt thereof, provide the Company with copies of any written comments, and advise the Company of any oral comments, with respect to the Proxy Statement or Form S-4 received from the SEC. The Company shall cooperate and Parent shall provide the Company with a reasonable opportunity to review and comment on the Proxy Statement and the Form S-4, and any amendment or supplement to the Proxy Statement and the Form S-4, prior to filing such with the SEC and will provide the Company with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement to the Proxy Statement or the Form S-4 shall be made without notice by Parent to the Company or without giving the Company a reasonable opportunity to review and comment on such amendment or supplement. Parent will use its commercially reasonable efforts to cause the prospectus contained in the Form S-4 and the Proxy Statement to be mailed to the holders of Parent Common Stock and the Company will use commercially reasonable efforts to cause the prospectus contained in the Form S-4 to be mailed to the Shareholders, in each case, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. If, at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, or their respective officers or directors, is discovered by Parent or the Company, as applicable, and such information should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering such information shall promptly notify the other party and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the Parent Stockholders and to the Shareholders.
          (b) Parent shall duly take all lawful action to call, give notice of, convene and hold the Parent Stockholders’ Meeting as promptly as practicable, but in no event later than 40 days after the date the Form S-4 is declared effective by the SEC, to consider and vote for the approval pursuant to this Agreement of the issuance of shares of Parent Common Stock in connection with the Merger and the other Transactions. Subject to Section 5.11, the Board of Directors of Parent shall recommend such approval (the “Parent Recommendation”) and shall take all lawful action, consistent with its fiduciary duties, to solicit the Parent Stockholder Approval.
          (c) Each party will fully comply with all securities and other Laws applicable to such party, including such Laws as are applicable in order to legally and validly consummate the Transactions.
          (d) If, at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, or their respective officers or directors, is discovered by Parent or the Company, as applicable, and such information should be set forth in an amendment or supplement to the Financing Disclosure Package so that the Financing Disclosure Package would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering such information shall promptly notify the other party and, to the extent reasonably deemed necessary or advisable by the Company or Parent, an appropriate amendment or supplement describing such information shall be promptly disseminated to the participants in the Financing.
     Section 5.10 Access to Information. Subject to the terms of the Confidentiality Agreement and applicable Law, from the date hereof until the Closing Date, each of the Company and Parent shall, and each shall cause its Subsidiaries, if any, to, afford to the officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives (collectively, “Representatives”) of the other party complete access (including for inspection and copying) at all reasonable times to its Representatives, properties, offices, plants and other facilities, books and records, and shall furnish to the other party such financial, operating and other data and information as the other party may reasonably request.
     Section 5.11 Exclusivity; No Change in Recommendation.
          (a) Except as set forth in this Section 5.11, until the earlier of (i) the termination of this Agreement, and (ii) the Effective Time, Parent and the Company shall not, nor shall either of them authorize or permit any of their Subsidiaries or any of their or their Subsidiaries’ Affiliates or Representatives to directly or indirectly:
               (i) solicit, initiate, encourage or take any other action designed to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including without limitation (A) approving any transaction under Section 203 of the Delaware General Corporation Law (“DGCL”) or any similar Israeli Laws, (B) approving any Person becoming an “interested stockholder” under Section 203 of the DGCL or any similar Israeli Laws, and (C) amending or granting any waiver or release under any standstill or similar agreement with respect to any of Parent’s Capital Stock or the Company’s Share Capital, respectively; or
               (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.
Notwithstanding the foregoing, if at any time prior to the Parent Stockholder Approval Parent receives a written Acquisition Proposal from any Person or “group” (as defined in Section 13(d) of the Exchange Act) that did not result from the breach by Parent of this Section 5.11(a), (i) Parent may contact such Person or group to clarify the terms and conditions thereof and (ii) if the Board of Directors of Parent, or any committee thereof, determines in good faith, after consultation with outside legal counsel and a nationally recognized financial advisor, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then Parent and its Representatives may, subject to compliance with Section 5.11(c), (A) furnish information with respect to Parent to the Person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement, and (B) participate in discussions or negotiations with such Person and its Representatives regarding any Superior Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.11(a) or the taking of any actions inconsistent with the restrictions set forth in this Section 5.11(a) by any Representative of Parent shall be deemed a breach of this Section 5.11(a) by Parent.
          (b) Neither the Board of Directors of Parent, nor the Board of Directors of the Company, nor any committee thereof shall:
               (i) except as set forth in this Section 5.11, withdraw or modify, or publicly (or in a manner designed to become public) propose to withdraw or modify, in a manner adverse to the other party, its approval or recommendation with respect to the Merger and the other Transactions;
               (ii) cause or permit Parent or the Company, as applicable, to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal (other than, with respect to Parent, a confidentiality agreement referred to in Section 5.11(a) entered into in the circumstances referred to in Section 5.11(a)); or
               (iii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.
Notwithstanding the foregoing, the Board of Directors of Parent may withdraw or modify its recommendation with respect to the Merger and the other Transactions if the Board determines in good faith after consultation with outside counsel that its fiduciary obligations require it to do so, but only at a time that is prior to the Parent Stockholder Approval and after two Business Days following receipt by the Company of written notice advising it that the Board of Directors of Parent desires to withdraw or modify the recommendation and, if such withdrawal is due to the existence of an Acquisition Proposal, specifying the material terms and conditions of such Acquisition Proposal and identifying the Person making such Acquisition Proposal. Notwithstanding the foregoing, nothing in this Section 5.11 shall be deemed to (A) permit Parent to take any action described in clauses (ii) or (iii) of the first sentence of this Section 5.11(b), (B) affect any obligation of Parent under this Agreement, other than as set forth in Section 5.11, or (C) limit Parent’s obligation to call, give notice of, convene and hold the Parent Stockholders’ Meeting, regardless of whether the Board of Directors of Parent has withdrawn or modified its recommendation. Provided further that nothing in this Section 5.11 shall be deemed to prevent Parent or its Board of Directors from taking or disclosing to the Parent Stockholders a position contemplated by Rule 14d-9 and 14e-2(a) under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender officer or exchange offer) or from making any other disclosure to stockholders required by Law with regard to an Acquisition Proposal, including by virtue of the Board of Directors’ fiduciary duties.
          (c) Notwithstanding Section 5.11(a), each party shall immediately advise the other party orally, with written confirmation to follow promptly (and in any event within 24 hours), of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the Person making any such Acquisition Proposal or inquiry. Parent shall not provide any information to or participate in discussions or negotiations with the Person making any Superior Proposal until after it has first notified the Company of such Acquisition Proposal as required by the preceding sentence. The Company shall not provide any information to or participate in discussions or negotiations with any such Person under any circumstances. Each party shall (i) keep the other party fully informed, on a current basis, of the status and details (including any change to the terms) of any such Acquisition Proposal or inquiry, (ii) provide to the other party as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to such party from any third party in connection with any Acquisition Proposal or sent or provided by Parent to any third party in connection with any Superior Proposal, and (iii) if the Company shall make a counterproposal to amend the terms of this Agreement, which the Board of Directors of Parent, or any committee thereof, in good faith determines would cause the Superior Proposal to cease to be such, Parent shall consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Superior Proposal or inquiry, Parent shall furnish a copy of such information to the Company.
          (d) Each of Parent and the Company shall, and shall cause its Subsidiaries and its and their Representatives and Affiliates to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.
          (e) For purposes of this Agreement, the following terms shall have the following meanings:
               (i) “Acquisition Proposal” means any offer or proposal or related offers or proposals for, or any indication of interest in, any of the following (other than the Merger) by any Person or “group” (as defined in Section 13(d) of the Exchange Act): (i) any direct or indirect acquisition or purchase of (A) 5% or more of the Company’s Capital Stock or the Capital Stock of any of its Subsidiaries or (B) 15% or more of Parent’s Capital Stock, (ii) any acquisition, license or purchase of assets (other than inventory to be sold in the ordinary course of business consistent with past practice) of Parent, or the Company or any of its Subsidiaries,

               (iii) any merger, consolidation or other business combination relating to Parent, or the Company or any of its Subsidiaries or (iv) any other transaction that would inhibit, or materially interfere with or delay the consummation of the Transactions contemplated in this Agreement and the Ancillary Agreements.
               (ii) “Superior Proposal” means, with respect to Parent, any unsolicited, bona fide written Acquisition Proposal on terms that the Board of Directors of Parent determines in its good faith judgment to be (A) materially more favorable to the Parent Stockholders than the Merger and the other Transactions, taking into account all the terms and conditions of such proposal (including any written counterproposal by the Company to amend the terms of this Agreement in response to such Acquisition Proposal or otherwise) and after consultation with outside legal counsel and a nationally recognized financial advisor, and (B) reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not fully and irrevocably committed.
     Section 5.12 Notification of Certain Matters; Supplements to Disclosure Schedule.
          (a) Parent and Merger Sub, on the one hand, and the Company, on the other, shall give prompt written notice to the other party of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of Parent or Merger Sub or the Company, as applicable, contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such change, condition or event, materially untrue or inaccurate, (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect on Parent, the Company or the Surviving Company, as applicable, (iii) any failure of Parent, Merger Sub, the Company, any of the Company’s Subsidiaries, or any other Affiliate of Parent or the Company, as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any change, condition or event that would otherwise result in the nonfulfillment of any of the conditions to Parent’s and Merger Sub’s or the Company’s obligations hereunder, (iv) any notice or other communication from any Governmental Authority in connection with the Merger or the other Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the Transactions, (v) any Action pending or, as applicable, to the Knowledge of any party, threatened against a party or the parties relating to the Transactions, or (vi) any failure of Parent and its Subsidiaries, taken together, or the Company and its Subsidiaries, taken together, to have an unrestricted cash balance of at least $1,000,000; provided, however, that the delivery of any notice pursuant to this Section 5.12(a) shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement or (B) limit the remedies available to the non-breaching party.
          (b) Parent, Merger Sub and the Company, as applicable, shall supplement the information set forth on the Parent Disclosure Schedule and the Company Disclosure Schedule, respectively, with respect to any matter hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Parent Disclosure Schedule or the Company Disclosure Schedule, as applicable, or that is necessary to correct any information in the Parent Disclosure Schedule or the Company Disclosure Schedule, as applicable, or in any representation or warranty of Parent, Merger Sub or the Company that has been rendered inaccurate thereby, promptly following discovery thereof. No such supplement shall be deemed to cure any breach of any representation or warranty made in this Agreement or any Ancillary Agreement or have any effect for purposes of determining the satisfaction of the conditions set forth in Sections 6.2 and 6.3, the compliance by Parent or the Company with any covenant set forth herein or the indemnification provided for in Article VII, except to the extent that such supplement discloses an event, circumstance or fact existing or that has occurred that, individually or together with any other supplemental disclosures added to the Parent Disclosure Schedule or Company Disclosure Schedule, as applicable, after the delivery thereof concurrently with the execution of this Agreement, has not and would not reasonably be expected to result in, Parent or the Company, as applicable, incurring any Liability (including any loss or other economic detriment) in excess of $250,000, or any other material obligation (a “Permitted Supplement”).
     Section 5.13 Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the Transactions, Parent, Merger Sub or the Company, as applicable, and each such party’s respective Board of Directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of such statute or similar Law on the Transactions.
     Section 5.14 Share Option Plans. At or before the Effective Time, the Company shall, to the extent necessary, cause to be effected, in a manner reasonably satisfactory to Parent, amendments to the Company Plans and any other documents governing the Company Share Options to give effect to the provisions of Section 2.10.
     Section 5.15 Director and Officer Indemnification.
          (a) Prior to the Effective Time the Company may purchase a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of seven years from the Effective Time, (ii) covers those Persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are no less favorable, in the aggregate, to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof. For a period of seven years from the Closing Date, Parent shall use its commercially reasonable efforts to cause the Surviving Company to maintain such tail policy, provided that no additional amounts shall be payable by the Surviving Company thereunder.
          (b) During the period commencing as of the Effective Time and ending on the seventh anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Company shall, and shall cause its Subsidiaries to, and Parent shall cause the Surviving Company and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company and its Subsidiaries to the current officers and directors of the Company or any of its Subsidiaries and each other Person who is or was a director or officer of the Company or any of its Subsidiaries at or at any time prior to the Effective Time (the “D&O Indemnified Parties”), pursuant to all rights to any indemnification and exculpation from liabilities for acts or omissions contained in the Company Charter Documents (as in effect on the date of this Agreement) or available under applicable Law. If the Surviving Company shall be liquidated and dissolved by Parent or any of its successors or assigns, or consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, proper provisions shall be made so that the continuing or surviving entity and its successors and assigns shall assume the obligations set forth in this Section 5.15(b).
          (c) The provisions of this Section 5.15 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party and his or her heirs and representatives.
     Section 5.16 Directors. The Board of Directors of Parent will take all actions reasonably necessary such that, effective immediately following the Effective Time (i) the Board of Directors of Parent shall be composed of the individuals set forth on Schedule 5.16(i), and (ii) the composition of the committees of the Board of Directors of Parent shall be as set forth on Schedule 5.16(ii), provided that the appointment of such directors to the Board of Directors of Parent shall be approved by the Nominating and Corporate Governance Committee of Parent in accordance with applicable Law and subject to Parent’s reasonable governance standards regarding service as a director on the Board of Directors of Parent. If Parent’s Nominating and Corporate Governance Committee fails to approve one or more of the directors that are current directors of the Company, or any of such directors is unwilling or unable to serve, within five Business Days of notice thereof, the Company may propose one or more alternate directors from the Board of Directors of the Company who so qualify until four of them are so approved.
     Section 5.17 Control of the Other Party’s Business. Nothing contained in this Agreement or in any Ancillary Agreement will give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, or will give the Company or its Subsidiaries, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
     Section 5.18 Confidentiality. Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated as of August 4, 2008, between Parent and the Company (as amended from time to time, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.
     Section 5.19 Exemption from Liability Under Section 16(b). Provided that each Company Insider timely delivers to Parent the Section 16 Information, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will adopt a resolution providing that the receipt by Company Insiders of Parent Common Stock in exchange for Company Shares pursuant to the Merger contemplated by this Agreement, to the extent such securities are listed in the Section 16 Information, is intended to be exempt from short-swing profit liability pursuant to Section 16(b)

under the Exchange Act. For purposes of this Agreement, (a) “Section 16 Information” will mean for each Company Insider, the number of Company Shares (including Company Shares subject to vesting restrictions) held by such Company Insider and expected to be exchanged for Parent Common Stock in the Merger, and the number and description of Company Share Options held by such Company Insider and expected to be converted into Parent Stock Options in connection with the Merger and (b) “Company Insiders” will mean those officers and directors of the Company, who after the Effective Time will become officers and directors of Parent pursuant to the terms hereof and subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.
     Section 5.20 Financial Statements. Between the date hereof and the Closing, (i) the Company shall deliver to Parent true and complete copies of the consolidated balance sheet and related consolidated statements of operations, retained earnings and cash flows for the Company and its Subsidiaries as of each month end, fiscal quarter-end or year-end occurring during such period, and (ii) Parent shall deliver to the Company true and complete copies of the consolidated balance sheet and related consolidated statements of operations, retained earnings and cash flows for Parent as of each month end, fiscal quarter-end or year-end occurring during such period. Each party shall prepare and deliver such financial statements to the other as promptly as practicable, and, in any event, within 20 days after the end of each month in the case of monthly financial statements, and within three days after receipt of approval of the Board of Directors in the case of quarterly or year-end financial statements.
     Section 5.21 Public Announcements. The initial press release relating to the execution by the parties of this Agreement shall be in the form approved by Parent and the Company. Thereafter until the Closing Date, no party shall make any public announcement with respect to this Agreement or the Transactions except as permitted by this Section 5.21. Parent and the Company may make further public announcements, provided that it shall, to the extent practicable, first consult with the other party prior to issuing any press release, public statement or any other public announcement by such party regarding this Agreement, the Merger, the Ancillary Agreements or the other Transactions, and shall provide one another with the opportunity to review and comment upon such press release, public statement or other public announcement, and shall not issue any such press release or make any such public statement or announcement prior to such consultation, except as may be required by applicable Law.
     Section 5.22 Reorganization Matters. Parent and the Surviving Company shall, and shall cause their respective Affiliates to: (a) take, all reasonable actions following the Closing in order to cause the Merger, including the delivery of all Parent Common Stock to the holders of Company Shares under Section 2.12, to qualify as a reorganization within the meaning of Section 368(a)(2)(E) of the Code, and (b) report all transactions under this Agreement and the Ancillary Agreements in accordance with their characterizations herein, in each case, unless otherwise required by law.
     Section 5.23 Parent Corporate Compliance Program. The Company shall ensure that on or before the Closing Date any Contracts to which the Company or any of its Subsidiaries is a party comply with Parent’s Corporate Compliance Program, including, without limitation, the Code of Conduct attached thereto.

     Section 5.24 Transfer Taxes. Unless otherwise agreed between Parent and the Company, Parent and the Company shall each be responsible for the payment of one-half of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and any other similar Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement whether levied on Parent, the Company or any of their respective Affiliates (“Transfer Taxes”). For the avoidance of doubt, this Section 5.24 only applies to Transfer Taxes and does not relate to other Taxes, such as taxes of the Shareholders based on income, gains, receipts, gross profits or other similar Taxes that are not Transfer Taxes. The Merger Consideration will be exclusive of any Transfer Taxes.
ARTICLE VI
CONDITIONS TO CLOSING
     Section 6.1 General Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):
          (a) No Governmental Investigation. No Governmental Authority shall be in the process of (i) investigating or (ii) conducting proceedings regarding this Agreement, the Ancillary Agreements or the Transactions which make it reasonably possible, in Parent’s and/or the Company’s reasonable determination, that as a result of such investigation or proceedings, an Order, including but not limited to any injunction, will be issued, promulgated, enforced or entered by a Governmental Authority that would enjoin, materially restrain or condition, or make illegal or otherwise prohibit the consummation of the Merger and the other Transactions.
          (b) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is then in effect and that enjoins, materially restrains or conditions, or makes illegal or otherwise prohibits the consummation of the Merger and the other Transactions contemplated by this Agreement or the Ancillary Agreements.
          (c) Governmental Consents. The Governmental Authority and other third party consents listed on Schedule 6.1(c) shall have been obtained or the applicable waiting periods shall have expired or been terminated.
          (d) Israeli Statutory Waiting Periods. At least 50 days shall have elapsed after the filing of the Merger Proposals with the Israeli Companies Registrar and at least 30 days shall have elapsed after receipt of the Company Shareholder Approval and the approval of the Merger by the sole shareholder of Merger Sub.
          (e) No Issuance of a Prospectus in Israel. No prospectus shall, in Parent’s reasonable judgment, be required to be filed in Israel for the issuance of shares of Parent Common Stock in connection with the Merger, the Financing and the other Transactions.

          (f) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents.
          (g) Parent Stockholder Approval. Parent Stockholder Approval shall have been validly obtained under the certificate of incorporation and bylaws of Parent.
          (h) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
          (i) Merger Certificate. The Merger Certificate shall have been issued by the Israeli Companies Registrar.
          (j) No Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority that the Board of Directors of Parent or the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, is reasonably likely to (i) require divestiture or license of any material assets of Parent as a result of the transactions contemplated by this Agreement or the divestiture or license of any material assets of the Surviving Company or any of their respective Subsidiaries, (ii) prohibit or impose material limitations on Parent’s ownership or operation of all or a material portion of its or the Surviving Company’s business or assets (or those of any of their Subsidiaries) or (iii) impose material limitations on the ability of Parent or any of its Subsidiaries, or render Parent or any of its Subsidiaries unable, effectively to control the business, assets or operations of the Surviving Company or its Subsidiaries in any material respect.
          (k) Israeli Withholding Tax Ruling. The Israeli Withholding Tax Ruling shall have been received, satisfying all of the conditions described in Section 5.7(a)(i) hereof; provided, however, this condition shall be deemed to be satisfied if a withholding tax ruling satisfying all of the conditions described in Section 5.7(a) hereof has been offered by the Israeli Tax Authority on terms and subject to conditions which are customary and standard under the circumstances.
          (l) Israeli Escrow Tax Ruling. The Israeli Escrow Tax Ruling, if applicable, shall have been received, satisfying all of the conditions described in Section 5.7; provided, however, this condition shall be deemed to be satisfied if an escrow tax ruling satisfying all of the conditions described in Section 5.7(a)(iii) hereof has been offered by the Israeli Tax Authority on terms and subject to conditions which are customary and standard under the circumstances.
          (m) Israeli Securities Exemption. The Israeli Securities Exemption shall have been received, satisfying all of the conditions described in Section 5.8.
          (n) Investment Center Approvals. The Investment Center’s approval to the change in ownership of the Company to be effected by the Merger, shall have been received.
          (o) Financing. The Financing, in all material respects consistent with the Financing Agreement, shall close concurrent with the Closing of the Merger.

     Section 6.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:
          (a) Representations, Warranties and Covenants. (i) Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall each be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date (without giving effect to any amendment or supplement to the Parent Disclosure Schedule after the date hereof, other than a Permitted Supplement), except to the extent such representations and warranties speak as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date; (ii) Parent and Merger Sub shall have performed, in all material respects, all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing; and (iii) the Company shall have received from Parent a certificate to the effect set forth in the foregoing clauses (i) and (ii), signed by a duly authorized officer thereof.
          (b) Ancillary Agreements. Each of the Ancillary Agreements shall have been duly authorized, executed and delivered by each of the other parties thereto (other than the Company), and the Company shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party thereto (other than the Company), including a counterpart of the Escrow Agreement signed by the Escrow Agent.
          (c) Opinion of Parent Counsel. The Company shall have received an opinion of counsel to Parent in the form attached hereto as Exhibit D.
          (d) Tax Opinion. The Company shall have received an opinion from its tax counsel to the effect that (i) the Merger qualifies as a reorganization under Section 368(a)(2)(E) of the Code, and (ii) no material gain or loss will be recognized by Parent or the Company as a result of the Merger.
          (e) No Material Adverse Change. There shall not have occurred any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Change on Parent.
          (f) Resignations and Appointments. The Company shall have received copies of the letters of resignation from the applicable directors of Parent effective as of the Closing, and the directors that are the current directors of the Company shall have been duly appointed to the Board of Directors of Parent effective as of the Closing pursuant to the provisions of Section 5.16.
     Section 6.3 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Parent in its sole discretion:

          (a) Representations, Warranties and Covenants. (i) Each of the representations and warranties of the Company set forth in this Agreement qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall each be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date (without giving effect to any amendment or supplement to the Company Disclosure Schedule after the date hereof, other than a Permitted Supplement), except to the extent such representations and warranties speak as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date; (ii) the Company shall have performed, in all material respects, all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing; and (iii) Parent shall have received from the Company a certificate to the effect set forth in the foregoing clauses (i) and (ii), signed by a duly authorized officer thereof.
          (b) Ancillary Agreements. Each of the Ancillary Agreements shall have been duly authorized, executed and delivered by each of the other parties thereto, other than Parent and Merger Sub, and Parent shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party thereto, other than Parent or Merger Sub, including a counterpart of the Escrow Agreement signed by the Escrow Agent.
          (c) Opinion of Company Counsel. Parent shall have received an opinion of counsel to the Company in the form attached hereto as Exhibit E.
          (d) Tax Opinion. Parent shall have received an opinion from its tax counsel to the effect that (i) the Merger qualifies as a reorganization under Section 368(a)(2)(E) of the Code, and (ii) no material gain or loss will be recognized by Parent or the Company as a result of the Merger.
          (e) Resignations. Parent shall have received letters of resignation from the directors of the Company and each of its Subsidiaries.
          (f) No Material Adverse Change. There shall not have occurred any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Change on the Company.
ARTICLE VII
SURVIVAL; INDEMNIFICATION; REMEDIES
     Section 7.1 Survival of Representations and Warranties and Covenants.
          (a) The representations and warranties of the Company made in this Agreement shall survive for the Escrow Period. The right to indemnification, reimbursement or other remedy based upon such representations and warranties shall not be affected by any investigation conducted with respect to, or Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date.

          (b) The covenants and agreements of the parties contained in this Agreement shall survive the Closing indefinitely, except as expressly provided otherwise herein.
     Section 7.2 Indemnification and Other Rights.
          (a) If the Closing occurs, to the extent and solely out of the Indemnity Escrow Fund, Parent and its Affiliates (including the Surviving Company following the Closing), each of their respective officers, directors, employees, stockholders, agents, representatives, and each of their respective successors and assigns (the “Parent Indemnified Parties”) shall be indemnified and held harmless, reimbursed and made whole from and against any losses or other Liability (including reasonable legal and expert fees and expenses incurred in investigation or defense (including any appeal) of any of the same, or in asserting, preserving or enforcing its rights hereunder) actually incurred, accrued or claims suffered by any such indemnified party (collectively “Damages”) to the extent arising from or in connection with any of the following:
               (i) any breach or inaccuracy of any representation or warranty of the Company contained in this Agreement or in any Ancillary Agreement (without giving effect to any supplement to the Company Disclosure Schedule after the date hereof);
               (ii) any breach of any covenant of the Company prior to the Closing contained in this Agreement; and
               (iii) (A) any and all Taxes of the Company and its Subsidiaries with respect to (x) taxable periods ending on or before the Closing Date or (y) any taxable period that commences before and ends after the Closing Date to the extent attributable to the period prior to Closing as determined pursuant to Section 7.2(c) of this Agreement, and (B) reasonable costs and expenses incurred by the Surviving Company in connection with compliance matters relating to Taxes covered by this Section 7.2(a)(iii), including costs and expenses relating to disputes with taxing authorities.
          (b) Any payments made pursuant to this Article VII shall be treated for all purposes as an adjustment to the Merger Consideration.
          (c) For the sole purpose of appropriately apportioning any Taxes relating to a period that includes (but that would not end on) the Closing Date, the portion of such Tax that is attributable to the Company for the part of such taxable period that ends on the Closing Date shall be (i) in the case of any Taxes other than Taxes based upon income or receipts, the amount of such for the entire Tax period multiplied by a fraction the numerator of which is the number of calendar days in the Tax period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Tax period, and (ii) in the case of any Taxes based upon or related to income or receipts, the amount which would be payable if the relevant Tax period ended as of the close of business on the Closing Date. For purposes of Section 7.2(c)(ii), any exemption, deduction, credit or other that is calculated on an annual basis shall be allocated pro rata per calendar day between the period ending on the Closing Date and the period beginning the day after the Closing Date.
          (d) For purposes of this Agreement, Damages shall include, but not be limited to, actual or consequential damages arising from, and the amount by which the value of the

Company is determined by a nationally recognized accounting firm, appraisal firm or investment bank to be less than it would have been but for, any breach or inaccuracy of the representations and warranties or the failure by the Company to fulfill its obligations hereunder. There shall be no right of contribution for any indemnifying Shareholder from the Surviving Company or Parent with respect to any Damages claimed by any Parent Indemnified Party, and in no event shall any indemnifying Shareholder be entitled to require that any claim be made or brought against any other Person, including the Surviving Company.
          (e) Any Damages subject to indemnification hereunder shall be (i) calculated after giving effect to any available tax benefit relating to such Damages that can be utilized within the next twelve (12) months after incurrence of such Damages (net of any additional taxes payable in respect of the indemnification payment), (ii) net of any amount specifically accrued or reserved for with respect to such Damages in the Financial Statements (and to the extent accrued or reserved for in Financial Statements delivered after the date hereof, so accrued or reserved in the ordinary course, consistent with prior practice), and (iii) net of any third-party insurance proceeds which have been recovered by the Parent Indemnified Parties in connection with the facts giving rise to the right of indemnification (net of any increases in premiums related to the applicable claim for Damages); provided that if such insurance proceeds are recovered after the Parent Indemnified Parties have been indemnified, such recovered amount shall be promptly refunded by the Parent Indemnified Parties to the Indemnity Escrow Fund (not to exceed the amount paid out of the Escrow Fund with respect to the applicable claim for Damages), and provided further that the Parent Indemnified Parties shall exercise commercially reasonable efforts to recover any third-party insurance proceeds prior to pressing any claim for indemnification under this Article VII.
     Section 7.3 Time Limitations. Any liability for indemnification with respect to any representation or warranty of the Company contained in this Agreement, and any other liability for indemnification pursuant to Section 7.2 hereof, shall terminate at 5:00 p.m. California time on the last day of the Escrow Period unless on or before such time, Parent provides notice in writing pursuant to Section 7.6 or Section 7.7 of a claim for Damages against the Indemnity Escrow Fund specifying the factual basis of that claim in reasonable detail to the extent then known by Parent. In the event Parent provides such notice, Parent shall continue to have the right to recover from the Indemnity Escrow Fund, and to all other rights and remedies under this Agreement, with respect to the matter or matters to which such claim relates until such claim has been finally resolved and payment made, if any.
     Section 7.4 Other Limitations.
          (a) The Parent Indemnified Parties may not recover any Damages pursuant to Section 7.2 unless and until collectively they have incurred, accrued or suffered Damages in excess of $250,000 in the aggregate (the “Basket Amount”), after which, such Parent Indemnified Parties shall be entitled to recover all such Damages, including Damages in the Basket Amount. Notwithstanding the foregoing, the Parent Indemnified Parties shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, any and all claims or payments made with respect to (i) any Damages incurred pursuant to Section 7.2(a)(iii) hereof, or (ii) any Damages incurred as a result of Shareholder Fraud.

          (b) For the purpose of quantifying the Damages recoverable by any Parent Indemnified Party under this Article VII only (but not for determining whether any representation or warranty has been breached or is inaccurate), any representation or warranty given or made by the Company that is qualified in scope as to materiality (including a Material Adverse Effect on the Company) shall be deemed to be made or given without such qualifications.
          (c) Nothing herein shall limit, or be deemed to limit, the rights of Parent against (i) any Major Shareholder under the Company Shareholder Agreements, or (ii) any Shareholder arising under the letter of transmittal delivered by such Shareholder as described in Section 2.12(a).
          (d) Notwithstanding any other provision of this Agreement or applicable Law, no party shall be liable to any other for any punitive damages.
     Section 7.5 Value Used for Indemnity. For purposes of determining the number of shares of Parent Common Stock payable to Parent for any Damages pursuant to this Article VII, the per share value of Parent Common Stock held in the Indemnity Escrow Fund shall be deemed to be the arithmetic average closing sale price of the Parent Common Stock on the Nasdaq ( as reported by The Wall Street Journal for the ten full Nasdaq trading days ending one trading day immediately preceding the date that the shares are delivered by the Escrow Agent pursuant to a claim, notwithstanding any subsequent increase or decrease in the trading price of shares of Parent Common Stock on the Nasdaq (or the Over-the-Counter Bulletin Board or other securities market or exchange on which the Parent Common Stock is then quoted); provided, however, that, if, at any time during such ten day period, the outstanding shares of Parent Common Stock have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares, or similar event, then the per share value of the Indemnity Escrow Shares during such ten day period shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar event.
     Section 7.6 Procedures Relating to Indemnification Involving Third Party Claims.
          (a) Any Parent Indemnified Party shall notify the Escrow Agent and the Shareholders Representative prior to the termination of the Escrow Period in writing, and in reasonable detail, of any claim or demand made against such Parent Indemnified Party by any Person not a party to this Agreement, including any third party asserting a Tax claim, which claim or demand arises under this Agreement, and in respect of which such Parent Indemnified Party seeks indemnification under Section 7.2 (a “Third Party Claim”). Thereafter, until such Damages have been determined, such Parent Indemnified Party shall promptly deliver to the Escrow Agent and the Shareholders Representative (i) after such Parent Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Parent Indemnified Party relating to the Third Party Claim, and (ii) after such Parent Indemnified Party’s delivery or filing thereof, copies of all notices and documents (including court papers) delivered to such third party or filed with any court or arbitrator by the Parent Indemnified Party, in each case relating to the Third Party Claim.

          (b) In addition to any other Damages, the Parent Indemnified Party shall be reimbursed for the reasonable fees and expenses of counsel employed by the Parent Indemnified Party in connection with a Third Party Claim.
          (c) The Parent Indemnified Party may not settle, compromise or discharge any Third Party Claim as to which a claim may be made against the Shareholders or the Escrow Fund without the prior written consent of the Shareholders Representative (which consent shall not be unreasonably withheld, conditioned or delayed, if either (i) Parent reasonably determines that the shares of Parent Common Stock remaining in the Escrow Indemnity Fund (after deducting the shares reasonably anticipated to be payable upon resolution of all then unresolved or unpaid pending claims) are not or would not reasonably be expected to be adequate to compensate the Parent Indemnified Party in the event that the settlement, compromise or discharge were not approved, or (ii) Parent reasonably concludes that such Third Party Claim will result or would reasonably be expected to result in shared liability).
     Section 7.7 Other Claims. A claim by any Parent Indemnified Party for indemnification under Section 7.2 not involving a Third Party Claim may be asserted by written notice prior to the termination of the Escrow Period to the Escrow Agent and the Shareholders’ Representative that states with reasonable specificity the description of such claim and the amounts in dispute to the extent then known (each such written notice, a “Dispute”). Thereafter, the Shareholders’ Representative and the Parent Indemnified Party shall work in good faith to resolve such Dispute for a period not to exceed 20 days from the date notice was received setting forth the amount claimed. If the parties are unable to resolve such Dispute within 20 days after notice is received, then either party may submit such Dispute to arbitration pursuant to Section 9.3 of this Agreement.
     Section 7.8 Recovery in the Case of Strict Liability or Negligence. NO CLAIM FOR DAMAGES BY A PARENT INDEMNIFIED PARTY UNDER SECTION 7.2 SHALL BE UNENFORCEABLE SOLELY BECAUSE SUCH DAMAGES ARE BASED ON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY ENVIRONMENTAL LAW OR PRODUCTS LIABILITY LAW), AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION OR OTHER RECOVERY IS SOUGHT) ALLEGES OR PROVES THE CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING SUCH INDEMNIFICATION OR OTHER RECOVERY, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING SUCH INDEMNIFICATION OR OTHER RECOVERY.
     Section 7.9 Sole and Exclusive Remedy if the Closing Occurs.
          (a) Should the Closing occur, (i) the sole and exclusive remedies of Parent and Merger Sub with respect to claims under or otherwise relating to this Agreement, whether such claims be in contract, tort or otherwise, shall be the remedies provided in this Article VII, and (ii) the sole and exclusive remedies of the Shareholders with respect to claims under or otherwise relating to this Agreement and any Ancillary Agreements shall be the remedies afforded to such Shareholders by the securities Laws applicable to each such Shareholder by virtue of their receipt of Parent Common Stock in connection with the Merger, and no

Shareholder will be entitled to any remedies under any other theory, including breach of contract or tort. Except as set forth herein, Parent, Merger Sub and the Company hereby waive, from and after the Closing, any and all other remedies which may be available at law or equity for any breach or inaccuracy or alleged breach or inaccuracy of the representations and warranties of the Company and of Parent and Merger Sub hereunder, whether such claims be in contract, tort or otherwise. If the Closing does not occur, the sole and exclusive remedy of the parties shall be as set forth in Section 8.5, and the provisions of this Article VII shall be inapplicable.
          (b) Nothing in this Article VII will limit the rights of the Shareholders to seek any remedies with respect to Fraud by Parent or Merger Sub, or Parent or Merger Sub to seek any remedies with respect to any Shareholder Fraud in connection herewith or the transactions contemplated hereby (including limiting the time such claims can be made, or making such claims subject to any deductibles set forth herein).
          (c) For the avoidance of doubt, the concept of “indemnity” as used in this Article VII is intended to include claims between or among the parties to this Agreement and not involving any third party, as well as Third Party Claims.
ARTICLE VIII
TERMINATION
     Section 8.1 Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, by mutual written consent of the Company and Parent.
     Section 8.2 Termination by Parent or the Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, by either Parent or the Company if any Order permanently restraining, enjoining or otherwise prohibiting the Merger or the other transactions contemplated hereby shall be entered and such Order is or shall have become nonappealable, provided that (i) the party seeking to terminate this Agreement shall have complied with its obligations under Section 5.6 with respect to the removal or lifting of such Order, and (ii) the noncompliance with this Agreement by the party seeking to terminate this Agreement shall not have been the proximate cause of the issuance of the Order.
     Section 8.3 Termination by the Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, by the Company if:
          (a) (i) the Closing shall not have been consummated on or before June 30, 2009 (the “Termination Date”), or
               (ii) any of the conditions set forth in Section 6.1 or 6.2 shall have become incapable of fulfillment;
provided, however, that the right to terminate this Agreement pursuant to this subsection (a) shall not be available to the Company if the Company has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure referenced in this subsection (a);
          (b) there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement that is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice of such breach is given by the Company to Parent and (ii) the Termination Date;
          (c) (i) the Board of Directors of Parent has failed to give in the Proxy Statement its recommendation to the approval pursuant to this Agreement of the issuance of shares of Parent Common Stock in connection with the Merger and the transactions contemplated hereby or has withdrawn or modified such recommendation,
               (ii) after the receipt by Parent of an Acquisition Proposal, the Company requests in writing that the Board of Directors of Parent reconfirm its recommendation of the approval pursuant to this Agreement of the issuance of shares of Parent Common Stock in connection with the Merger and the transactions contemplated hereby and the Board of Directors of Parent fails to do so within five Business Days after its receipt of the Company’s request,
               (iii) the Board of Directors of Parent, or any committee thereof, has approved or recommended to the Parent Stockholders an Acquisition Proposal,
               (iv) a tender offer or exchange offer for outstanding shares of Parent Common Stock is commenced (other than by the Company or an Affiliate of the Company), and the Board of Directors of Parent (or any committee thereof) recommends that the Parent Stockholders tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender offer or exchange offer, the Board of Directors of Parent fails to recommend against acceptance of such offer, provided, however, that any disclosure by the Board of Directors of Parent to “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not result in a right of the Company to terminate under this provision, or
               (v) Parent has breached its obligations under Section 5.9(b) or Section 5.11;
          (d) In the event that Parent has provided the notice required under Section 5.12(a)(vi) and has not increased the unrestricted cash balance of Parent and its Subsidiaries, taken together, to $1,000,000 or more within ten Business Days after the first written notice of such failure is given by Parent to the Company (or the next Business Day, for any subsequent notices); or
          (e) Ten days after the written notice described below in Section 8.3(e)(iii) is provided, if on such tenth day, the conditions in Section 6.1(o) remain unsatisfied because no other Purchasers have agreed to purchase the shares in the Financing of the Purchaser in default, as described in clause (iv), and:
               (i) All of the conditions in Section 6.1 (except for such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date and except for

Section 6.1(o)) and in Section 6.2 (except for such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date) have been satisfied or waived,
               (ii) the Purchasers identified on Schedule I of the Financing Agreement are prepared to immediately purchase their respective shares issuable in the Financing as set forth on each such Purchaser’s signature page to the Financing Agreement,
               (iii) the Company provides written notice to Parent stating its belief that the terms of clauses (i) and (ii) above have been satisfied, and
               (iv) one or more of the Purchasers identified on Schedule II of the Financing Agreement have (A) breached its or their obligations under Section 1(a) of the Financing Agreement, (B) as determined by Parent in good faith, if any Purchaser does not confirm in writing, upon reasonable notice and request from Parent, that such Purchaser will satisfy its obligations under Section 1(a) of the Financing Agreement on the Closing Date, or (C) shall provide notice to Parent that it will not satisfy its obligations under Section 1(a) of the Financing Agreement on the Closing Date.
     Section 8.4 Termination by Parent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by Parent if:
          (a) (i) the Closing shall not have been consummated on or before the Termination Date, or
               (ii) any of the conditions set forth in Section 6.1 or Section 6.3 shall have become incapable of fulfillment;
provided, however, that the right to terminate this Agreement pursuant to this subsection (a) shall not be available to Parent if Parent or Merger Sub has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure referred to in this subsection (a);
          (b) there has been a material breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement that is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice of such breach is given by Parent to the Company, and (ii) the Termination Date;
          (c) (i) the Board of Directors of the Company has failed to give its recommendation to the approval of the Merger and the other Transactions in the proxy statement for the Company Shareholders’ Meeting or has withdrawn or modified its recommendation of the Merger and the other Transactions,
               (ii) after the receipt by the Company of an Acquisition Proposal, Parent requests in writing that the Board of Directors of the Company reconfirm its recommendation of the Merger and the other Transactions and the Board of Directors of the Company fails to do so within five Business Days after its receipt of Parent’s request,

               (iii) the Board of Directors of the Company, or any committee thereof, has approved or recommended to the Shareholders an Acquisition Proposal,
               (iv) a tender offer or exchange offer for outstanding shares of Company Shares is commenced (other than by Parent or an Affiliate of Parent), and the Board of Directors of the Company (or any committee thereof) recommends that the Shareholders tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender offer or exchange offer, the Board of Directors of the Company fails to recommend against acceptance of such offer; provided, however, that any disclosure by the Board of Directors of the Company to “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not result in a right of Parent to terminate under this provision, or
               (v) the Company has breached its obligations under Section 5.5 or Section 5.11.
          (d) In the event that the Company has provided the notice required under Section 5.12(a)(vi) and has not increased the unrestricted cash balance of the Company and its Subsidiaries, taken together, to $1,000,000 or more within ten Business Days after the first written notice of such failure is given by the Company to Parent (or the next Business Day, for any subsequent notices).
          (e) Ten days after the written notice described below in Section 8.4(e)(iii) is provided, if on such tenth day, the conditions in Section 6.1(o) remain unsatisfied because no other Purchasers have agreed to purchase the shares in the Financing of the Purchaser in default, as described in clause (iv), and
               (i) All of the conditions in Section 6.1 (except for such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date and except for Section 6.1(o)) and in Section 6.3 (except for such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date) have been satisfied or waived,
               (ii) the Purchasers identified on Schedule II of the Financing Agreement are prepared to immediately purchase their respective shares issuable in the Financing as set forth on each such Purchaser’s signature page to the Financing Agreement,
               (iii) Parent provides written notice to the Company stating its belief that the terms of clauses (i) and (ii) above have been satisfied, and
               (iv) one or more of the Purchasers identified on Schedule I of the Financing Agreement have (A) breached its or their obligations under Section 1(a) of the Financing Agreement, (B) as determined by the Company in good faith, if any Purchaser does not confirm in writing, upon reasonable notice and request from the Company, that such Purchaser will satisfy its obligations under Section 1(a) of the Financing Agreement on the Closing Date, or (C) shall provide notice to the Company that it will not satisfy its obligations under Section 1(a) of the Financing Agreement on the Closing Date.

     Section 8.5 Fees and Expenses.
          (a) Except as otherwise provided in this Section 8.5, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
          (b) In the event that:
               (i) Parent terminates this Agreement pursuant to Section 8.4(b) as a result of a willful and deliberate breach by the Company of its representations, warranties or covenants, arising from an act or omission of the Company (with the knowledge of an executive officer or director of the Company) that (i) such executive officer or director knew, or (ii) a reasonable person with knowledge of (A) the facts and circumstances of this Agreement, (B) such Person so acting or not acting, and (C) such act or omission, would know, such act or omission constitutes a breach or would reasonably be expected to result in a breach (but this provision shall not be triggered by a willful and deliberate act or omission alone, that would not reasonably be expected to be a breach of the Company’s representations, warranties or covenants and was not known by the Company to be a breach of its representations, warranties or covenants), and provided that, at the time Parent terminates this Agreement, the Company is not entitled to terminate this Agreement pursuant to Section 8.3(b);
               (ii) Parent terminates this Agreement pursuant to Section 8.4(c); or
               (iii) Parent terminates this Agreement pursuant to Section 8.4(e) and the Company is not entitled to terminate this Agreement pursuant to Section 8.3(b);
then, in any such case, the Company shall pay to Parent a termination fee of $900,000 (the “Company Termination Fee”) plus an amount equal to the Parent Transaction Expenses accrued through the date of such termination.
          (c) In the event of a termination by Parent pursuant to Section 8.4(b) other than a termination in connection with which Parent is entitled to receive the Company Termination Fee pursuant to Section 8.5(b), and provided that, at the time Parent terminates this Agreement, the Company is not entitled to terminate this Agreement pursuant to Section 8.3(b); the Company shall pay to Parent an amount equal to the Parent Transaction Expenses accrued through the date of such termination.
          (d) In the event of a termination of this Agreement, Parent’s rights under Section 8.5(b) or (c), if any, shall be the sole and exclusive remedy of Parent and its Affiliates against the Company, the Shareholders or any former, current or future director, officer, general or limited partner, stockholder, member, manager, controlling person, Affiliate, employee or agent of any of the foregoing (or any of their successors or assigns) (collectively, the “Company Parties”) for any loss or damage suffered as a result of a breach or failure to perform hereunder or under the Financing Agreement or otherwise in connection with this Agreement or the Financing Agreement, and upon payment of such amount, if any, and if none, upon termination of this Agreement, none of the Company or any other Company Parties shall have any further liability or obligation to Parent or Merger Sub arising out of or relating to this Agreement or the transactions contemplated hereby except as set forth in Section 8.7.
          (e) In the event that:
               (i) the Company terminates this Agreement pursuant to Section 8.3(b) as a result of a willful and deliberate breach by Parent or Merger Sub of such party’s representations, warranties or covenants, arising from an act or omission of Parent or Merger Sub (with the knowledge of an executive officer or director of Parent or Merger Sub, as applicable) that (i) such executive officer or director knew, or (ii) a reasonable person with knowledge of (A) the facts and circumstances of this Agreement, (B) such Person so acting or not acting, and (C) such act or omission, would know, such act or omission constitutes a breach or would reasonably be expected to result in a breach (but this provision shall not be triggered by a willful and deliberate act or omission alone, that would not reasonably be expected to be a breach of Parent’s or Merger Sub’s representations, warranties or covenants and was not known by Parent or Merger Sub to be a breach of its representations, warranties or covenants), and provided that, at the time the Company terminates this Agreement, Parent is not entitled to terminate this Agreement pursuant to Section 8.4(b);
               (ii) the Company terminates this Agreement pursuant to Section 8.3(c); or
               (iii) the Company terminates this Agreement pursuant to Section 8.3(e) and Parent is not entitled to terminate this Agreement pursuant to Section 8.4(b);
then, in either such case, Parent shall pay to the Company a termination fee of $900,000 (the “Parent Termination Fee”) plus the amount of Company Transaction Expenses accrued through the date of such termination.
          (f) In the event of a termination of this Agreement by the Company pursuant to Section 8.3(b) other than a termination in connection with which the Company is entitled to receive the Parent Termination Fee pursuant to Section 8.5(e), and provided that, at the time the Company terminates this Agreement, Parent is not entitled to terminate this Agreement pursuant to Section 8.4(b); Parent shall pay to the Company an amount equal to the Company Transaction Expenses accrued through the date of such termination.
          (g) In the event of a termination of this Agreement, the Company’s rights under Section 8.5(e) or (f), if any, shall be the sole and exclusive remedy of the Company, the Shareholders and their respective Affiliates against Parent, Merger Sub, the Parent Stockholders and any former, current or future director, officer, general or limited partner, stockholder, member, manager, controlling person, Affiliate, employee or agent of any of the foregoing (or any of their successors or permitted assignees) (collectively, the “Parent Parties”) for any loss or damage suffered as a result of a breach or failure to perform hereunder or under the Financing Agreement or otherwise in connection with this Agreement or the Financing Agreement, and upon payment of such amount, if any, and if none, upon termination of this Agreement, none of Parent, Merger Sub or any other Parent Parties shall have any further liability or obligation arising out of or relating to this Agreement or the transactions contemplated hereby except as set forth in Section 8.7.
          (h) Payment of the Company Termination Fee, Parent Transaction Expenses, Parent Termination Fee or Company Transaction Expenses, if and as applicable, shall be made by wire transfer of same day funds to the account or accounts designated by Parent or the Company, as applicable, not later than two Business Days after any termination of this Agreement resulting in amounts being owed pursuant to this Section 8.5.
          (i) Each of Parent, Merger Sub and the Company acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub, on the one hand, and the Company, on the other, would not enter into this Agreement. Accordingly, if Parent or the Company (the “Defaulting Party”) fails promptly to pay the Company Termination Fee, Parent Transaction Expenses, Parent Termination Fee or Company Transaction Expenses, as applicable, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the Defaulting Party for such termination fee, the Defaulting Party shall pay to the other party interest on such termination fee or expense payment from and including the date payment that the termination fee or expense payment was originally due to but excluding the date of actual payment at an interest rate of 10% per annum.
          (j) None of Parent or any of its Affiliates or the Company, the Shareholders or any of their respective Affiliates shall be entitled to seek, under any circumstances in connection with any termination of this Agreement, any (i) equitable relief or equitable remedies of any kind whatsoever, including, without limitation, specific performance, or (ii) money damages or any other recovery, judgment or damages or any kind, including consequential, indirect or punitive damages, other than as expressly set forth in this Section 8.5.
     Section 8.6 Circumstances Relating to Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the other parties in accordance with their respective terms or were otherwise breached. Accordingly, each party shall be entitled to specific performance of the terms hereof or other equitable relief, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States, any state therein having jurisdiction or in the State of Israel, this being in addition to any other remedy to which such party is entitled at law or in equity; provided, that after termination of this Agreement pursuant to this Article VIII, the parties shall only be entitled to specific performance and injunctive relief with respect to those provisions that expressly survive such termination as set forth in Section 8.7; and, provided further, that in no event shall this Section 8.6 entitle Parent or Merger Sub to require the Company, or entitle the Company to require Parent or Merger Sub, to bring any Action against any Purchaser to the Financing Agreement, in such capacity as a Purchaser thereunder. In connection with any such Action for specific performance or other equitable relief, each party hereby further waives (i) any defense in any Action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

     Section 8.7 Effect of Termination. If this Agreement is terminated, all obligations of the parties under this Agreement will terminate, without any Liability on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, except that Section 5.19, this Article VIII and Article IX hereof, the Confidentiality Agreement and any Ancillary Agreement entered into prior to termination of this Agreement with respect to any breaches occurring prior to any termination of this Agreement, will survive. The remedies set forth in this Article VIII are the sole and exclusive remedies of the parties if this Agreement is terminated.
ARTICLE IX
GENERAL PROVISIONS
     Section 9.1 Nonsurvival of Representations and Warranties. The respective representations and warranties of Parent and the Merger Sub made in this Agreement shall expire with and be terminated and extinguished upon, the Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.
     Section 9.2 Amendment and Modification. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Closing Date (notwithstanding any Parent Stockholder or Shareholder approval); provided, however, that after the Company Shareholder Approval and the Parent Stockholder Approval have been obtained, no amendment shall be made which pursuant to applicable Law requires further approval by such Shareholders or Parent Stockholders (as the case may be) without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties.
     Section 9.3 Settlement of Disputes. Any dispute, controversy or claim relating to or arising under, out of or in connection with this Agreement shall be determined by arbitration in accordance with the following:
          (a) Any party to an unresolved dispute, controversy or claim may file a written demand for arbitration pursuant to this Section 9.3 with JAMS in New York City and shall simultaneously send a copy of such demand to the other party or parties to such dispute;
          (b) Arbitration proceedings under this Section 9.3 shall be conducted in accordance with the JAMS Comprehensive Arbitration Rules and Procedures, or, if applicable, the Streamlined Arbitration Rules and Procedures, except that all decisions and awards rendered shall be accompanied by a written opinion setting forth the rationale for such decisions and awards.
          (c) Venue for all evidentiary hearings conducted in such proceedings shall be in New York City, at a location determined by the arbitrator.

          (d) Arbitration proceedings under this Section 9.3 shall be conducted before one impartial arbitrator who shall be a retired or former district court or appellate court judge of a United States District Court or United States Court of Appeals selected through the procedures of the American Arbitration Association. On all matters, the decisions and awards of the arbitrator shall be binding.
          (e) To the extent practicable, the arbitration proceedings under this Section 9.3 shall be conducted in such manner as will enable completion within ninety days after the filing of the demand for arbitration.
          (f) The arbitrator shall be authorized to award attorney’s fees, expenses and costs of arbitration to the substantially prevailing party, in the arbitrator’s discretion. Unless and except to the extent so awarded, the costs of arbitration shall be shared equally by the parties, and each party shall bear the fees and expenses of its own attorney. Punitive damages shall not be allowed by the arbitrator. The award may be enforced in such manner as allowed by law.
     Section 9.4 Extension; Waiver. To the extent permitted by applicable Law, at any time prior to the Effective Time, the Company, on the one hand, and Parent (on behalf of itself and Merger Sub), on the other, by action taken or authorized by their respective Boards of Directors, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or any Ancillary Document of the other party, and (c) waive compliance with any of the agreements or conditions contained in this Agreement or any Ancillary Document, except that, after the Company Shareholder Approval and the Parent Stockholder Approval have been obtained, there may not be, without further approval of the Shareholders or Parent Stockholders (as the case may be), any extension or waiver of this Agreement or any portion hereof that reduces the amount or changes the form of the consideration to be delivered to the Shareholders under this Agreement, other than as contemplated by this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and, except as expressly set forth herein, are not exclusive of any rights or remedies that they would otherwise have hereunder or under applicable Law.
     Section 9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, email or otherwise (provided such delivery is during regular business hours, and if not, then on the next Business Day), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, Merger Sub or the Surviving Company, to:
Endocare, Inc.
201 Technology Drive
Irvine, CA 92618
Attention: Clint B. Davis
Facsimile: (949) 450-5310
Email: cdavis@endocare.com
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
3161 Michelson Drive, Suite 1200
Irvine, CA 92612
Attention: Michelle A. Hodges
Facsimile: (949) 475-4703
Email: mhodges@gibsondunn.com
(ii)	if to Company, to:
Galil Medical Ltd.
Tavor Building 1
Industrial Park
P.O. Box 224
Yokneam 20692
Israel
Attn: President
Facsimile: 972-4-959-1077
with a copy (which shall not constitute notice) to:
Arnold & Porter LLP
399 Park Avenue
New York, NY 10022
Attention: Steven Tepper
Facsimile: (212) 715-1399
Email: Steven.Tepper@aporter.com

(iii)	if to the Shareholder Representative, to:
Thomas, McNerney Representative, LLC
c/o Thomas, McNerney & Partners
One Stamford Plaza
263 Tresser Blvd., 16th Floor
Stamford, Connecticut 06901
Attention: James E. Thomas
Facsimile: (203) 978-2005
Email: jthomas@tm-partners.com
with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Gordon Caplan
Facsimile: (212) 728-8266
Email: GCaplan@willkie.com
- and -
Raved, Magriso, Benkel, Lahav & Col

37. Shaul Hamelech Blvd.
P.O. Box 33242
Tel Aviv 64928, Israel
Attention: Einat Weidberg, Adv.
Facsimile: +972 3-6060266
Email: einat_w@rmblaw.co.il
     Section 9.6 Interpretation.
          (a) When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.
          (b) Unless the context clearly requires otherwise, the word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” and “or” is not exclusive and shall mean “and/or”.

          (c) For purposes of this Agreement, “commercially reasonable efforts” will not be deemed to require a Person to undertake extraordinary or unreasonable measures, including the payment of amounts in excess of normal and usual filing fees and processing fees.
     Section 9.7 Exclusivity of Representations and Warranties. None of the Company, Parent, Merger Sub nor their respective representatives has made any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Company or its Subsidiaries, Parent or its Subsidiaries (including, but not limited to, any relating to financial condition, results of operations, prospects, assets or liabilities, or valuations), except as expressly set forth in this Agreement, and each party hereby disclaims any such other representations or warranties.
     Section 9.8 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof. Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.
     Section 9.9 No Third-Party Beneficiaries. Except as provided in Section 5.16 and Section 7.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including employees of the Company, other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
     Section 9.10 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
     Section 9.11 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal Action or proceeding arising out of or relating to this Agreement, that is not subject to arbitration pursuant to Section 9.3, brought by any other party or its successors or assigns shall be brought and determined in any appropriate State or federal court in the State of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. If any such dispute, claim or controversy arises at the same time and relates to the same or similar facts, claims or events as any one or more other disputes, claims or controversies, such disputes, claims or controversies, shall, to the extent practicable, be combined in one Action under this Section 9.11. If any dispute, claim or controversy arising out of or relating to this Agreement and one or more Ancillary Agreements arises at the same time and relates to the same or similar facts, claims or events as a dispute, claim or controversy relating to or arising out of this

Agreement, such disputes, claims or controversies shall, to the extent not otherwise subject to arbitration pursuant to Section 9.3 and to the extent practicable, be combined in one Action under this Section 9.11. Each of the parties agrees not to commence any Action relating hereto, that is not subject to arbitration pursuant to Section 9.3, except in the courts described above in the State of Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.
     Section 9.12 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of Parent (in the case of an assignment by the Company) or the Company (in the case of an assignment by Parent or Merger Sub), and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     Section 9.13 Currency. All references to “dollars” or “$” in this Agreement or any Ancillary Agreement refer to United States dollars. All references to “NIS” in this Agreement or any Ancillary Agreement refer to New Israeli Shekel.
     Section 9.14 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect and in lieu of such invalid or unenforceable provision there shall be automatically added as part of this Agreement a valid and enforceable provision as similar in terms to the invalid or unenforceable provision as possible, provided that this Agreement as amended, (i) reflects the intent of the parties hereto, and (ii) does not change the bargained for consideration or benefits to be received by each party hereto.
     Section 9.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 9.16 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     Section 9.17 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature or other electronically transmitted signature shall constitute an original for all purposes.
     Section 9.18 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
     Section 9.19 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any Law that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
     Section 9.20 Disclosure. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedule as though fully set forth in such section of the Disclosure Schedule to the extent that the applicability of such information and disclosure is reasonably apparent on its face.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ENDOCARE, INC.
By:	/s/ Michael R. Rodriguez
	Name:	Michael R. Rodriguez
	Title:	Senior Vice President, Finance and Chief Financial Officer

ORANGE ACQUISITIONS LTD.
By:	/s/ Michael R. Rodriguez
	Name:	Michael R. Rodriguez
	Title:	Treasurer

GALIL MEDICAL LTD.
By:	/s/ Martin J. Emerson
	Name:	Martin J. Emerson
	Title:	President and Chief Executive Officer

By:	/s/ Karen Sarid
	Name:	Karen Sarid
	Title:	Chief Financial Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]